Exhibit 10.1

EXECUTION VERSION

________________________________________________________

SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of July 20, 2015

among

MOLYCORP, INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,
the GUARANTORS party hereto,
VARIOUS LENDERS,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

________________________________________________________

4.15. Material Contracts	52
4.16. Governmental Regulation	52
4.17. Federal Reserve Regulations; Exchange Act	53
4.18. Employee Matters	53
4.19. Employee Benefit Plans	53
4.20. Compliance with Statutes, Etc.	54
4.21. Disclosure	54
4.22. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	54
4.23. [Intentionally Omitted]	55
4.24. Budget	55

SECTION 5. AFFIRMATIVE COVENANTS	55
5.1. Financial Statements and other Reports	55
5.2. Existence	58
5.3. Payment of Taxes and Claims	58
5.4. Maintenance of Properties.	59
5.5. Insurance	59
5.6. Books and Records; Inspections	59
5.7. [Intentionally Omitted]	60
5.8. Compliance with Laws	60
5.9. Environmental	60
5.10. [Intentionally Omitted]	61
5.11. Further Assurances	61
5.12. Perfection and Priority of Security Interests	61
5.13. Cash Management	61
5.14. Funding Account	61
5.15. Limited Operations Plan	62
5.16. Chief Restructuring Officer	62
5.17. Post-Closing Matters	62
5.18. Prepetition Credit Agreements and Mountain Pass Lease	62

SECTION 6. NEGATIVE COVENANTS	62
6.1. Indebtedness or Preferred Stock	62
6.2. Liens	65
6.3. Restricted Payments	68
6.4. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries of Borrower	68
6.5. Limitation on Asset Sales	70
6.6. Investments	70
6.7. Consolidation or Merger	71
6.8. Transactions with Affiliates	72
6.9. No Further Negative Pledges	73
6.10. Disposal of Subsidiary Interests	73
6.11. Sales and Lease‑Backs	74
6.12. Conduct of Business	74

6.13. Amendments or Waivers of Organizational Documents and Certain Financing Agreements	74
6.14. Amendments or Waivers of with respect to Certain Indebtedness; Prepayments	74
6.15. Fiscal Year	74
6.16. Limitation on the Creation of Subsidiaries	74
6.17. Revision of Orders	75
6.18. Budget Compliance	75
6.19. Additional Bankruptcy Matters	75
6.20. [Intentionally Omitted]	75
6.21. Holding Companies	75
6.22. Permitted Intercompany Transactions	75

SECTION 7. EVENTS OF DEFAULT	76
7.1. Events of Default	76
7.2. Application of Funds	82

SECTION 8. AGENTS	82
8.1. Appointment of Agents	82
8.2. Powers and Duties	82
8.3. General Immunity	83
8.4. Agents Entitled to Act as Lender	84
8.5. Lenders’ Representations, Warranties and Acknowledgment	85
8.6. Right to Indemnity	85
8.7. Successor Administrative Agent and Collateral Agent	85
8.8. Collateral Documents and Guaranty	87
8.9. Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim	89

SECTION 9. MISCELLANEOUS	90
9.1. Notices	90
9.2. Expenses	92
9.3. Indemnity	92
9.4. Set‑Off	94
9.5. Amendments and Waivers	94
9.6. Successors and Assigns; Participations	96
9.7. Independence of Covenants	100
9.8. Survival of Representations, Warranties and Agreements	100
9.9. No Waiver; Remedies Cumulative	100
9.10. Marshalling; Payments Set Aside	100
9.11. Severability	100
9.12. Obligations Several; Independent Nature of Lenders’ Rights	101
9.13. Headings	101
9.14. APPLICABLE LAW	101
9.15. CONSENT TO JURISDICTION	101
9.16. WAIVER OF JURY TRIAL	102
9.17. Confidentiality	103
9.18. Usury Savings Clause	104

9.19. Effectiveness; Counterparts	104
9.20. Entire Agreement	104
9.21. Electronic Execution of Assignments	104
9.22. PATRIOT Act	105
9.23. No Fiduciary Duty	105
9.24. Judgment Currency	105
9.25. OID Legend	106
9.26. Obligations Absolute	106
9.27. Absence of Prejudice to the Prepetition Secured Parties With Respect to Matters Before the Bankruptcy Court	106
9.28. Orders Govern; Credit Documents	106

v

APPENDICES:    A    Commitments
B    Notice Addresses

SCHEDULES:
1.1(a)    Guarantor Security Documents
1.1(b)    Negative Pledgors
1.1(c)    Molycorp Excluded Entities
4.1    Jurisdictions of Organization and Qualification
4.2    Equity Interests and Ownership
4.9    Intercompany Obligations
4.10    Adverse Proceedings
4.13    Environmental Matters
4.15    Material Contracts
5.17    Post-Closing Matters

EXHIBITS:        A    Funding Notice
B    Compliance Certificate
C    Assignment Agreement
D    Closing Date Certificate
E    Budget
F    Interim Order
G    Final Order
H    Cash Flow Forecast
I    Cash Management Order

SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 20, 2015 (this “Agreement”), is entered into by and among MOLYCORP, INC. (“Borrower”), a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (this term and each other capitalized term used but not defined herein having the meaning given to it in Section 1.1), Molycorp Luxembourg Holdings S.à r.l., MCP Exchangeco Inc., and MCP Callco ULC (collectively, the “Guarantors”), the Lenders party hereto from time to time, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Administrative Agent (together with its permitted successors or assigns in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successor or assign in such capacity, “Collateral Agent”).
RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, on June 25, 2015 (the “Petition Date”), Borrower and certain of its Subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, together with any other court having competent jurisdiction over the Cases from time to time, the “Bankruptcy Court”) and commenced cases numbered 15-11357, 15-11358, 15-11374, 15-11360, 15-11359, 15-11361, 15-11363, 15-11364, 15-11365, 15-11366, 15-11362, 15-11367, 15-11368, 15-11369, 15-11370, 15-11371, 15-11373, 15-11372, 15-11375, 15-11376, 15-11377, respectively (each, a “Case,” and, collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, Lenders have agreed to provide a secured superpriority debtor-in-possession term loan facility to Borrower (the “DIP Facility”), in an aggregate principal amount not to exceed $135,416,667, consisting of Initial DIP Loans and additional term loans in an aggregate principal amount not to exceed $113,438,645, the proceeds of which will be used in accordance with the terms of this Agreement and the Budget; and
WHEREAS, the Guarantors have agreed to guarantee the obligations of Borrower hereunder and Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a lien on substantially all of their respective assets, in accordance with the priorities provided in the Orders;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION
1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“2016 Notes” means the 3.25% Convertible Senior Notes of Borrower Due 2016 issued from time to time pursuant to the Indenture, dated as of June 15, 2011, between Borrower and Wells Fargo Bank, National Association, as trustee, as in effect on the Petition Date.
“2017 Notes” means the 6.00% Convertible Senior Notes of Borrower Due 2017 issued from time to time pursuant to the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of August 22, 2012, between Borrower and Wells Fargo Bank, National Association, as trustee, and otherwise as in effect on the Petition Date.
“2018 Notes” means the 5.50% Convertible Senior Notes of Borrower Due 2018 issued from time to time pursuant to the Base Indenture, as supplemented by the Second Supplemental Indenture, dated as of January 30, 2013, between Borrower and Wells Fargo Bank, National Association, as trustee, and otherwise as in effect on the Petition Date.
“Additional Assets” means all or substantially all of the assets of a Permitted Business, including Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Subsidiary of Borrower, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of Borrower or one or more of its Subsidiaries.
“Administrative Agent” is defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
“Agent” means, collectively, (a) Administrative Agent, (b) Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” is defined in Section 9.1(b)(iii).
“Aggregate Amounts Due” is defined in Section 2.11.
“Agreement” is defined in the preamble hereto.
“Anti-Corruption Laws” is defined in Section 4.22.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 9.1(b).
“Asset Sale” means any sale, lease, transfer or other disposition of any assets by Borrower or any of its Subsidiaries other than the sale, lease, transfer or other disposition of assets in the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Subsidiary of Borrower (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than Borrower or any of its Subsidiaries) but not of Borrower (each of the above referred to as a “disposition”); provided that the following are not included in the definition of “Asset Sale”:
(a) a disposition to Borrower or any of its Subsidiaries (including the sale by Borrower or sale or issuance by any of its Subsidiaries of any Equity Interests of any of Borrower’s Subsidiaries to Borrower or any of its Subsidiaries) other than any sale, lease, transfer or disposition of (i) assets from any Molycorp Entity that is not a Pari Debtor to any Molycorp Entity that is a Pari Debtor and (ii) any Equity Interests of any Molycorp Entity that is not a Pari Debtor to the Borrower, any Guarantor or any Molycorp Entity that is a Pari Debtor;
(b)    a Permitted Intercompany Transaction
(c)    the sale or lease of inventory, products or services in the ordinary course of business;
(d)    the sale or discount in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(e)    operating leases (other than sale and leaseback transactions) entered into in the ordinary course of business;
(f)    a Restricted Payment permitted under Section 6.3 or a Permitted Investment;

(g)    any transfer of property or assets that consists of grants by Borrower or its Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;
(h)    leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of Borrower and its Subsidiaries;
(i)    the granting of a Lien expressly permitted pursuant to Section 6.2;
(j)    the unwinding of any Hedge Agreements;
(k)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; provided further that the prior written consent of the Requisite Lenders shall be required with respect to the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind in excess of $2,500,000;
(l)    the issuance of Disqualified Stock or Preferred Stock of a Subsidiary of Borrower permitted pursuant to Section 6.1;
(m)     (i) the sale or other disposition of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the ordinary conduct of the business of Borrower and its Subsidiaries, (ii) the sale or other disposition of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (iii) the abandonment or allowance to lapse or expire or other disposition of intellectual property by Borrower and its Subsidiaries in the ordinary course of business; and
(n)     any transfer constituting a taking, condemnation or other eminent domain proceeding; provided that the proceeds therefrom shall be (i) deposited in the Cash Collateral Account (as defined in the Pari Passu Indenture) and reinvested in Pari Passu Collateral to the extent the assets subject to such transfer were Pari Passu Collateral and (ii) used to prepay the Prepetition Obligations in accordance with the Prepetition Credit Agreements or the Mountain Pass Lease, as applicable, to the extent the assets subject to such transfer were not Pari Passu Collateral and were subject to the liens granted under the Prepetition First Priority Security Documents or the Mountain Pass Lease, as applicable.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.
“Assignment Effective Date” is defined in Section 9.6(a).
“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of director, manager, chief executive officer, president, executive vice president, vice president, chief financial officer, chief restructuring officer, secretary, treasurer or general counsel of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.
“Avoidance Actions” means the claims and causes of action of any Credit Party and/or for the benefit of its estate under sections 502(d), 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code and any other avoidance actions under applicable law and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.
“Bankruptcy Court” is defined in the recitals hereto.
“Base Indenture” means the Indenture, dated as of August 22, 2012, between Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee.
“Board of Directors” means the board of directors of Borrower.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” is defined in the preamble hereto.
“Budget” means the 13 week cash flow forecast for the 13 week period beginning the week ending July 17, 2015 attached as Exhibit E, as updated by each Cash Flow Forecast, and which updates shall be in form and substance acceptable to the Agent.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, California, Colorado or the Province of Ontario or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Carve-Out” has the meaning assigned to such term in the Final Order.
“Case” and “Cases” is defined in the recitals hereto.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means (a) Dollars, or money in other currencies, (b)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition, (c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s, (d) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least “A-1” by S&P or “P-1” by Moody’s, (e) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition, (f) investment funds substantially all of the assets of which consist of investments of the type described in clauses (a) through (e) above; (g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above and (h) in the case of any Foreign Subsidiary, substantially similar investments denominated in a currency in which such entity does business.
“Cash Flow Forecast” is defined in Section 5.1(j).
“Cash Management Order” means the Interim Order (I) Approving the Continued Use of the Debtors’ Cash Management System, Bank Accounts and Business Forms, (II) Permitting Certain Inter-Debtor Transactions, Intercompany Transactions and Setoff and (III) Granting Related Relief [Docket No. 90] and the order of the Bankruptcy Court providing for substantially similar relief on a final basis in the form and substance satisfactory to the Requisite Lenders (it being acknowledged that the form attached as Exhibit I hereto is satisfactory to the Requisite Lenders).
“Cash Interest” is defined in Section 2.5(a).
“Challenge” is defined in the Final Order.
“Chapter 11 Plan” means a plan with respect to any Debtors under Chapter 11 of the Bankruptcy Code.
“Closing Date” is defined in Section 3.1.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.
“Collateral” is defined in Section 2.17.
“Collateral Documents” means the Orders, the Funding Account Control Agreement, the Security Agreement, the Pledge Agreement, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party or any Subsidiary pursuant to this Agreement (or reaffirmed pursuant to this Agreement) or any other document, instrument or agreement necessary to grant to, or perfect in favor of, Collateral Agent, as applicable, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations and the Guaranteed Obligations, as applicable, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement. The Collateral Documents (other than the Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Orders.
“Commitment” means, as to any Lender, such Lender’s obligation, if any, to make Second DIP Loans and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any termination or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $113,438,645.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.
“Consolidated Adjusted EBITDA” means, for any Person for any period, (a) consolidated operating income (determined in accordance with GAAP) for such Person and its Subsidiaries for such Period, plus (b) without duplication, the following for such Person and its Subsidiaries for such period, (i) depreciation, depletion and amortization (including amortization of goodwill), (ii) non-cash charges resulting from writedowns of goodwill and property, plants and equipment and other fixed assets, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period, (iii) after tax losses in connection with any sale or other dispositions of assets and debt extinguishments other than in the ordinary course of business, and (iv) unrealized losses in connection with any Hedge Agreements, minus (c) without duplication, the following for such Person and its Subsidiaries for such period, (i) after tax gains in connection with any sale or other dispositions of assets and debt extinguishments other than in the ordinary course of business and (ii) unrealized gains in connection with any Hedge Agreements.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking,

agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means each of this Agreement, the Guaranties, the Collateral Documents, the Negative Pledge Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Molycorp Entity for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.
“Credit Extension” means the making of a Loan and the distribution of cash to the Borrower from the Funding Account.
“Credit Party” means Borrower and each Guarantor.
“Debtors” means each of Borrower, Industrial Minerals, LLC; Magnequench, Inc.; Magnequench International, Inc.; Magnequench Limited; Molycorp Advanced Water Technologies, LLC; MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc.; Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc.; Molycorp Minerals Canada ULC; Molycorp Minerals, LLC; Molycorp Rare Metals Holdings, Inc.; Molycorp Rare Metals (Utah), Inc.; Neo International Corp.; PP IV Mountain Pass, Inc.; PP IV Mountain Pass II, Inc.; RCF IV Speedwagon Inc.; and any other Molycorp Entity that files for protection in the Bankruptcy Court after the date hereof.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, scheme of arrangement, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief laws of the United States or other relevant jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c)

has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower, or (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“DIP Facility” is defined in the recitals hereto.
“DIP Loans” means the Initial DIP Loans and the Second DIP Loans.
“DIP Term Sheet” means the preliminary term sheet for debtor-in-possession financing dated as of July 2, 2015 approved by the Bankruptcy Court pursuant to the Interim Order.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable), or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case prior to the date that is 91 days after the Maturity Date; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” are subject to the prior payment in full of all Obligations and the termination of the Commitments.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Disregarded Domestic Subsidiary” means a Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and of which substantially all of its assets consist of equity of Foreign Subsidiaries; provided that Borrower shall not take, or cause any of its Subsidiaries to take, any action if a primary purpose of such action is to cause a Domestic Subsidiary to be treated as a Disregarded Domestic Subsidiary so that the pledge of its equity would be limited.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.
“Eligible Assignee” means any Person other than a natural person that is (a) a Lender, an Affiliate of any Lender or a Related Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that no Credit Party or Affiliate of any Credit Party shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.
“EOD Sale” is defined in Section 7.1.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into, or exchangeable for, Capital Stock. For the avoidance of doubt, Capital Stock of MCP Exchangeco, Inc. that is exchangeable into Capital Stock of Borrower is an Equity Interest of Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30‑day notice to the PBGC has been waived by regulation), (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (h) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, or (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
“Event of Default” means each of the conditions or events set forth in Section 7.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or Administrative Agent or required to be withheld or deducted from a payment to any Lender or Administrative Agent (as the case may be), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13 amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Sections 2.13(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries.
“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $5,000,000, by any Authorized Officer, (b) if such property has a Fair Market Value in excess of $5,000,000 and equal to or less than $10,000,000, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to Agent or (c) if such property has a Fair Market Value in excess of $10,000,000, by the Bankruptcy Court.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Final Date” is defined in Section 8.8(d).
“Final Non-Appealable Order” means as applicable, an order or judgment of the Bankruptcy Court or other United States court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearsing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed relating to such order shall not cause such order to not be a Final Non-Appealable Order.
“Final Order” means an order of the Bankruptcy Court entered in the Cases substantially in the form set forth in Exhibit G, as such order may be extended, amended, supplemented or modified in a manner satisfactory to the Requisite Lenders in their sole discretion.
“Final Order Entry Date” means the date that the Final Order is entered by the Bankruptcy Court.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Foreign Subsidiary” means (i) any Subsidiary of Borrower that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (ii) any Disregarded Domestic Subsidiary and (iii) a Subsidiary of an entity described in either of the preceding clauses (i) or (ii).
“Funding Account” means the blocked deposit account established by Borrower with the Funding Account Bank held in the name of “Molycorp, Inc.” (last four digits 0000) for the purpose of holding the proceeds of the DIP Loans and which is subject to the Funding Account Control Agreement.

“Funding Account Bank” means Wilmington Trust, National Association and any permitted successors in such capacity in accordance with the Credit Documents.
“Funding Account Control Agreement” means the amended and restated account control agreement dated as of July 20, 2015 among the Borrower, the Collateral Agent and the Funding Account Bank, as depository bank, which deposit account control agreement shall (a) grant the Collateral Agent control over the Funding Account and (b) limit Borrower’s access to the Funding Account in accordance with the terms and conditions of this Agreement.
“Funding Notice” means a notice substantially in the form of Exhibit A.
“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof; provided that for purposes of the definitions of “Additional Assets,” “Attributable Indebtedness,” “Capital Lease,” and “Indebtedness,” “GAAP” means United States generally accepted accounting principles in effect as of the Closing Date.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guaranteed Obligations” has the meaning assigned to such term in the Guaranty, Security Agreement or Pledge Agreement, as applicable.
“Guarantor Security Documents” means the agreements and documents set forth on Schedule 1.1(a).
“Guarantors” is defined in the preamble hereto.
“Guaranty” means each guaranty executed by the Guarantors in favor of Administrative Agent guaranteeing the Guaranteed Obligations.
“Hazardous Materials” means any chemical, contaminant, pollutant, waste, material or substance, which is prohibited, limited or regulated by any Governmental Authority, including petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos and polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Highest Lawful Rate” means with respect to the interest rate, the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (a) the audited consolidated financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (b) the unaudited consolidated financial statements of Borrower and its Subsidiaries filed with the Securities and Exchange Commission for the most recent Fiscal Quarter ended after the date of the most recent audited financial statements, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for the three‑ and six-month periods, as applicable, ending on such date.
“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers due more than six months after such property is acquired or services performed that are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business and payable in accordance with customary practice, (ii) obligations to pay royalty fees or other payments under license agreements in the ordinary course of business and (iii) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course in connection with obtaining goods, materials or services, (e) the Attributable Indebtedness of such Person in respect of Capital Leases, (f) Disqualified Equity Interests of such Person, (g) all Indebtedness of other Persons guaranteed by such Person to the extent so guaranteed, (h) all Indebtedness (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including indebtedness owing under conditional sales, consignment or other title retention agreements) such Person, whether or not such Indebtedness is assumed by such Person or is limited in recourse and (i) all obligations of such Person under Hedge Agreements. The amount of Indebtedness of any Person will be deemed to be (1) with respect to

Disqualified Equity Interests, the maximum fixed redemption or repurchase price of such Disqualified Equity Interests, provided that the “maximum fixed redemption or repurchase price” for Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which the amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement, (2) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness, (3) with respect to any Indebtedness issued net of original issue discount or yield enhancement, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount or yield enhancement of such Indebtedness, (4) with respect to any Hedge Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedge Agreement is terminated at that time and (5) otherwise, the outstanding principal amount thereof.
“Indebtedness Basket” means (a) Indebtedness in existence on the Petition Date and not incurred in violation of the Prepetition Credit Agreements, (b) de minimis debt obligations, not to exceed $3,500,000 at Buss & Buss Spezialmetalle GmbH and $6,000,000 in the aggregate for all other Molycorp Entities (other than Molycorp Excluded Entities) incurred in the ordinary course of business and used for working capital purposes and (c) Permitted Intercompany Transactions.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)); (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” is defined in Section 9.3(a).
“Interest Payment Date” means (a) the last Business Day of each month of each year, commencing on the first such date to occur after the Closing Date and (b) the Maturity Date.
“Interim Order” means the order of the Bankruptcy Court entered in the Cases, attached as Exhibit F hereto.
“Interim Order Entry Date” means July 2, 2015.
“Interim Security Interests” is defined in Section 8.8(d).
“Initial DIP Loans” means all loans made by the Lenders pursuant to the Interim Order in the aggregate original principal amount of $21,978,022.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means, with respect to any specified Person, (a) any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of Borrower or its Subsidiaries as set forth in and in accordance with the Cash Management Order), loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers, contractors or the like in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by Borrower or any of its Subsidiaries), (b) any capital contribution by such Person to another Person, by means of any transfer of cash or other property or in any other form, (c) any purchase or acquisition by such Person of Equity Interests, bonds, notes or other Indebtedness, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services or (d) any guaranty by such Person of any obligation of another Person. If Borrower or any of its Subsidiaries issues, sells or otherwise disposes of any Equity Interests of any of its respective direct or indirect Subsidiaries so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of Borrower, all remaining Investments of Borrower and its Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.
“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a lender hereunder pursuant to an Assignment Agreement.
“Lessor” is defined in the Mountain Pass Lease.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any other preferential arrangement in the nature of a security interest of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing. For the avoidance of doubt, unsecured Permitted Intercompany Transactions shall not be considered “Liens”.
“Limited Operations Plan” is defined in Section 5.15.
“Loan” means a DIP Loan and “Loans” means such loans of all Lenders.
“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that at any time prior to the making of any Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.
“Lux Pledge Agreement” means the Share Pledge Agreement, dated as of the Closing Date, by Borrower pledging its Equity Interests in Molycorp Luxembourg Holdings S.à r.l. in favor of the Collateral Agent governed by Luxembourg law.
“Margin Stock” is defined in Regulation U.
“Material Adverse Effect” means (a) a material adverse effect on and/or material adverse developments with respect to the business, operations, properties, assets or condition (financial or otherwise) of (i) Borrower and its Subsidiaries taken as a whole; or (ii) the Non-Debtors and Non-Pari Debtors taken as a whole, or (b) any development that materially and adversely affects the rights of Agent or Lenders under the Credit Documents or Guaranties, including the validity, enforceability or priority of the Liens purported to be created by this Agreement, the Final Order, the Security Documents, or the other Credit Documents, provided, that in the case of (a) and (b) above, the commencement of the Cases and any Debtor’s inability to pay certain obligations as a result of the commencement of the Cases will not be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect.
“Material Contract” is defined in Section 4.15.
“Maturity Date” means the earlier of (a) the Outside Date and (b) the date on which all DIP Loans shall become due and payable in full (whether by acceleration or otherwise).

“Molycorp Entities” means Borrower, all of its Subsidiaries and any other entities in which Borrower, directly or indirectly, holds Equity Interests in excess of 20% of all outstanding Equity Interests for such entity.
“Molycorp Excluded Entity” means any Molycorp Entity that is not a Subsidiary of Borrower with respect to which (a) the ability of Borrower, directly or indirectly, to control or direct the management or decisions (or otherwise cause an action or omission) of such Molycorp Entity is restricted pursuant to (i) the terms and conditions of a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form in existence as of the Petition Date, or (ii) any applicable Law or (b) the compliance by, or with respect to, such Molycorp Entity with any obligation hereunder, or the prevention of the occurrence or continuation of such Default or Event of Default, would cause material economic harm to the Borrower and its Subsidiaries, taken as a whole. To the knowledge and belief of Borrower, each Molycorp Excluded Entity existing as of the Closing Date is set forth on Schedule 1.1(c).
“Molycorp Minerals” means Molycorp Minerals, LLC, a Delaware limited liability company.
“Moody’s” means Moody’s Investors Service, Inc.
“Mountain Pass Facility” means the mineral and chemical manufacturing facility owned by Molycorp Minerals and located in Mountain Pass, California.
“Mountain Pass Lease” means that certain Equipment Lease Agreement dated as of September 11, 2014, between Molycorp Minerals, as lessee, and Lessor.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Negative Pledge Agreement” means the negative pledge agreement among the Negative Pledgors and the Collateral Agent.
“Negative Pledgor” means (i) each of the Molycorp Entities set forth on Schedule 1.1(b) and (ii) any future Subsidiary acquired after the Petition Date that would constitute a Non-Debtor that has (a) Consolidated Adjusted EBITDA in excess of $5,000,000 in the aggregate or (b) assets with a Fair Market Value or book value in excess of $5,000,000 in the aggregate
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (x) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of Cash, and (y) proceeds from the conversion of other consideration received when converted to cash but only when received), net of: (a) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof; (b) (i) withholding and transfer taxes withheld or payable, as applicable, as a result of such Asset Sale or the distribution of such Asset Sale proceeds and (ii) provisions for income taxes payable as a result of such Asset Sale taking into account the consolidated results of operations of Borrower and its Subsidiaries reasonably estimated to be payable as a result of any gain recognized in connection therewith; (c) except in the case of a sale of Collateral, payments required to be made to holders of minority interests in Borrower’s Subsidiaries as a result of such Asset Sale or to repay Indebtedness outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and (d) appropriate amounts to be provided as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
“Net Cash Flow” means, with respect to any Testing Period, an amount equal to (a) the aggregate cash receipts of Borrower and its Subsidiaries during such period (excluding proceeds of any Loans) less (b) the aggregate cash disbursements of Borrower and its Subsidiaries during such period (excluding any repayments of the Loans).
“Net Insurance/Condemnation Proceeds” means an amount equal to (a) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith, provided that, any Cash payments or proceeds received by Borrower or any of its Subsidiaries under a casualty insurance policy in connection with the loss at the facility owned by Molycorp Silmet AS (the “Silmet Facility”) shall not constitute “Net Insurance/Condemnation Proceeds” to the extent such Cash payments or proceeds are reinvested in the Silmet Facility.
“Non-Debtor” means any Molycorp Entity that is not a Debtor.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Pari Debtor” means any Debtor that was not a guarantor under the Pari Passu Indenture as of the Petition Date.
“Non‑US Lender” is defined in Section 2.13(c)(ii).
“Oaktree” means OCM MLYCo CTB Ltd. or any other entity owned or controlled by Oaktree Capital Management, L.P.
“Oaktree Strike Warrants” is defined in the Prepetition Molycorp Credit Agreement.

“Obligations” means, collectively all obligations and liabilities of every nature of each Credit Party, arising under or in connection with the DIP Facility, the Credit Documents or the Orders, including, without limitation, obligations to pay principal, interest, fees, premiums, expenses, indemnifications, reimbursements, damages, and other amounts of whatever nature owed to the Agents (including former Agents) or Lenders regardless of whether allowed as a claim in the Cases.
“Official Committee” means the official committee of unsecured creditors appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.
“OID” means original issue discount.
“Orders” means the Interim Order or the Final Order or both, as the context may require.
“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by‑laws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.
“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outside Date” means January 31, 2016.
“Outstanding Notes” means, collectively, the Pari Passu Notes, the 2016 Notes, the 2017 Notes and 2018 Notes.

“Pari Debtor” means Borrower and any Debtor that was a guarantor under the Pari Passu Indenture as of the Petition Date.
“Pari Passu Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) on which Liens are purported to be granted pursuant to the Pari Passu Collateral Documents as of the Petition Date.
“Pari Passu Collateral Agent” means Wells Fargo Bank, National Association and any successor collateral agent.
“Pari Passu Collateral Documents” means the security agreements, intellectual property security agreements, control agreements, pledge agreements, deeds of trust, mortgages and security documents delivered to the Pari Passu Collateral Agent and in effect as of the Petition Date, granting a Lien on any property (or associated with such a grant) of any Person to secure the obligations under the Pari Passu Indenture, the Prepetition Obligations and the obligations under the Mountain Pass Lease.
“Pari Passu Indenture” means the Indenture dated as of May 25, 2012, by and among Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as in effect on the Petition Date.
“Pari Passu Notes” means the 10% Senior Secured Notes of Borrower due 2020 issued pursuant to the Pari Passu Indenture.
“Participant Register” is defined in Section 9.6(f)(i).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended or reauthorized from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Permitted Additional Filer” means any of Molycorp Silmet AS, Molycorp Chemicals & Oxides (Europe) Ltd, Molycorp Korea Inc., Neo Performance Materials (Singapore) Pte. Ltd., Molycorp Japan, Inc., NMT Holdings GmbH and Magnequench Neo Powders Pte. Ltd.
“Permitted Additional Filing” means the commencement of a voluntary chapter 11 case in the Bankruptcy Court by a Permitted Additional Filer (i) which is jointly administered with the Cases within 5 Business Days of such filing and (ii) in which the Debtors shall within one Business Day of such filing, seek to have such Permitted Additional Filer become subject to the Final Order as a “Non-Pari Debtor” and such approval shall be received within 10 Business Days of such filing, provided that until such approval is received, the other Debtors shall not take any action that would be inconsistent with such Permitted Additional Filer’s Negative Pledge Agreement.

“Permitted Business” means any of the businesses in which Borrower and its Subsidiaries are engaged on the Closing Date, including, without limitation, Borrower’s “mine-to-magnets” strategy and any other businesses that are the same, similar or reasonably related, incidental, complementary or ancillary thereto and reasonable extensions, developments or expansions thereof.
“Permitted Indebtedness” is defined in Section 6.1.
“Permitted Intercompany Transactions” is defined in Section 6.22.
“Permitted Investment” is defined in Section 6.6.
“Permitted Liens” is defined in Section 6.2.
“Permitted Variance” means a Variance from the applicable Budget on a cumulative basis from July 17, 2015 through and including the last day of the relevant period (the “Testing Period”), which Variance (a) is not more than 13.5% less than the aggregate amount in the Budget for operating receipts (excluding professional fees) for such Testing Period and (b) is not more than 13.5% less than the total aggregate amount in the Budget for Net Cash Flow (excluding professional fees) for such Testing Period, in the case of each of clauses (a) and (b), tested weekly; provided that the first such Variance with respect to clauses (a) and (b) will be tested after the end of the fourth calendar week after the Final Order Entry Date.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Petition Date” is defined in the recitals hereto.
“PIK Interest” is defined in Section 2.5(a).
“Platform” is defined in Section 5.1(i).
“Pledge Agreement” means each pledge agreement (including, without limitation, the Lux Pledge Agreement) executed by any Credit Party securing the Obligations and/or Guaranteed Obligations.
“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
“Prepetition Agents” means the Administrative Agent (as defined in each Prepetition Credit Agreement) and the First Priority Collateral Agent (as defined in each Prepetition Credit Agreement).
“Prepetition Credit Agreement Lenders” means the lenders under each of the Prepetition Credit Agreements.

“Prepetition Credit Agreements” means the Prepetition Molycorp Credit Agreement and the Prepetition Magnequench Credit Agreement.
“Prepetition Early Payment Premium” means the Early Payment Premium as defined in each Prepetition Credit Agreement.
“Prepetition First Priority Security Documents” means the First Priority Pledge Agreements (as defined in each Prepetition Credit Agreement), the First Priority Security Agreement (as defined in the Magnequench Credit Agreement) and any other First Priority Collateral Documents (as defined in each Prepetition Credit Agreement).
“Prepetition Magnequench Credit Agreement” means that certain Credit Agreement dated as of September 11, 2014, by and among Magnequench, Inc., the lenders party thereto and OCM MLYCo CTB Ltd., as amended, restated, supplemented or otherwise modified.
“Prepetition Molycorp Credit Agreement” means that certain Credit Agreement dated as of September 11, 2014, by and among Molycorp, Inc., the lenders party thereto and OCM MLYCo CTB Ltd., as amended, restated, supplemented or otherwise modified.
“Prepetition Obligations” means all indebtedness, obligations and liabilities of Borrower and its Subsidiaries to Oaktree and the Prepetition Secured Parties arising from or relating to the Prepetition Credit Agreements (including the Prepetition Early Payment Premium in an amount no less than $50,105,965.02), the Mountain Pass Lease (including a net Stipulated Loss Value in an amount no less than $63,598,604), and all documents, agreements and instruments relating thereto, including, without limitation, principal, fees, premiums, costs, expenses, indemnities and obligations due thereunder and interest thereon accruing both before and after the Petition Date, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.
“Prepetition Secured Parties” means each of (a) the Secured Parties, as defined in each Prepetition Credit Agreement, (b) the Lessor and (c) the Pari Passu Collateral Agent, solely in its capacity as collateral agent for the pari passu Liens securing the Prepetition Obligations.
“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
“Private Lenders” means Lenders that wish to receive Private-Side Information.
“Private-Side Information” means any information with respect to Borrower and its Subsidiaries that is not Public-Side Information.
“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.
“Public-Side Information” means (a) at any time when Borrower or any of its Subsidiaries is not the issuer of any Traded Securities, information that is either (i) of a type that would be required to be made publicly available if Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after Borrower or any of its Subsidiaries is the issuer of any Traded Securities, information that is either (i) available to all holders of Traded Securities of Borrower and its Subsidiaries or (ii) not material non-public information (for purposes of United States federal, state or other applicable securities laws).
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Real Estate Asset” means, collectively, all right, title and interest of Borrower or any of its Subsidiaries (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by Borrower or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, mineral leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other mineral processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.
“Reasonable Credit Judgment” means the reasonable credit judgment of a party, which for avoidance of doubt shall allow such party to act in its own economic interest without any duties owed to the Debtors or any other party, consistent with applicable law (including the implied covenant of good faith and fair dealing).
“Register” is defined in Section 9.6(c)(iii).
“Regulation D” means Regulation D promulgated under the Securities Act.
“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Fund” means, with respect to any Lender, any investment fund or account managed by the same investment manager as is affiliated with such Lender, or any special purpose entity owned directly or indirectly by one or more of such investment funds or accounts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, managers, advisors and counsel of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Requisite Lenders” means one or more Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders; provided that the amount of Loan Exposure shall be determined by disregarding the Loan Exposure of any Defaulting Lender.
“Replacement Lender” is defined in Section 2.16.
“Restricted Payments” has the meaning assigned to such term in Section 6.3.
“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
“Sanctions” is defined in Section 4.22.
“Sanctions Laws” is defined in Section 4.22.
“Second DIP Loans” is defined in Section 2.1(b).
“Secured Parties” means, collectively, Administrative Agent, Collateral Agent and Lenders.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means each security agreement executed by any Credit Party securing the Obligations and/or Guaranteed Obligations.
“Stipulated Loss Value” has the meaning given in the Mountain Pass Lease.
“Stipulation Clarification” has the meaning given in the Final Order.

“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned or controlled, directly or indirectly, by, or in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Superpriority Claim” means administrative expense claim with priority over any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 552(b), 726, 1113 or 1114 of the Bankruptcy Code.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto) imposed by any Governmental Authority; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise), franchise taxes and branch profits and taxes of that Person (and/or, in the case of a Lender, its applicable lending office).
“Traded Securities” means any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States of America or by any agent or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Lender” is defined in Section 2.13(c)(v).
“Variance” means a difference in the amount contained in the Budget with respect to sales receipts and Net Cash Flow, in each case compared to the actual aggregate sales receipts or actual aggregate Net Cash Flow, as applicable on a cumulative basis.
“Voting Stock” means, with respect to any specified Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of members of the Board of Directors of such Person.
1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(c), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of Consolidated Adjusted EBITDA, and either Borrower or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend the definition of Consolidated Adjusted EBITDA to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2. LOANS
2.1. Loans.
(a) Initial DIP Loans.    Subject to the Orders and the terms and conditions hereof, on the Closing Date, the outstanding balance of each Initial DIP Loan made by a Lender pursuant to the DIP Term Sheet and the Interim Order shall constitute a DIP Loan hereunder. All accrued and unpaid interest on the Initial DIP Loans shall constitute accrued and unpaid interest hereunder and shall be payable in accordance with Section 2.5 and all other amounts due and owing (including, without limitation, fees and indemnification obligations) pursuant to the DIP Term Sheet and the Interim Order shall constitute Obligations under this Agreement. The Borrower acknowledges and agrees that the full proceeds of the Initial DIP Loans have been deposited into the Funding Account. Any Initial DIP Loans that are repaid or prepaid may not be reborrowed.
(b) Commitments. Subject to the Orders and the terms and conditions hereof, on the Closing Date, each Lender severally, and not jointly, agrees to make Loans (the “Second DIP Loans”) to Borrower in a principal amount up to, but not exceeding, such Lender’s Pro Rata Share of $113,438,645 (which amount includes OID of 3.03%) and in no event exceeding its Commitment. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed.
(c) Principal Amount. The parties hereto hereby acknowledge that:
(i) on the Closing Date, the aggregate outstanding principal amount of the Loans will be $21,978,022; and
(ii) on the Closing Date, immediately following the making of the Second DIP Loans, the aggregate outstanding principal amount of the Loans will be $135,416,667 (assuming that no amount of Loans shall have been prepaid on or prior to the Closing Date).
(d) Borrowing Mechanics for Second DIP Loans.
(i) To request a borrowing of a Second DIP Loan, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 4:00 p.m. (New York City time) one Business Day before the proposed Credit Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
(ii) Each Lender shall make its Pro Rata Share of each Second DIP Loan, if any, (net of 3.03% OID) available to Administrative Agent not later than 2:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Second DIP Loans, if any, available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Second DIP Loans received by Administrative Agent from Lenders to be credited to the Funding Account. Any amount of OID shall be deemed funded as of the Closing Date and constitute Obligations as of such date. Such borrowing will then be applied by the Administrative Agent to pay all fees and expenses then due under Section 2.7 and Section 9.2 and for the purposes set forth in Section 2.3 (in each case pursuant to a written direction delivered by Borrower which shall contain the amounts due to, and wire instructions for, each recipient of any such amounts) and the amount net of such payments shall be remitted by the Administrative Agent to the Funding Account.
(e) Maturity. Subject to Section 2.8, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. The Commitments shall be automatically and permanently terminated upon the making of the Second DIP Loans on the Closing Date.
(f) Funding Account. Borrower may only withdraw amounts from the Funding Account in accordance with the Budget. All proceeds of the DIP Loans shall be held in the Funding Account at all times until such proceeds are applied for purposes permitted under Sections 2.3. Subject to the Carve-Out, Borrower shall not have (and Borrower hereby affirmatively waives) any right to withdraw, direct withdrawal, claim or assert any property interest in any funds on deposit in the Funding Account upon the occurrence and continuance of an Event of Default. All amounts in the Funding Account shall remain Collateral for the Loans and shall not be subject to any Liens, including in connection with any adequate protection Liens.
2.2. Pro Rata Shares; Availability of Funds.
(a) Pro Rata Shares. All Second DIP Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Second DIP Loan requested hereunder nor shall any Second DIP Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Second DIP Loan requested hereunder.
(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Second DIP Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such

Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for such Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.3. Use of Proceeds. The proceeds of the Loans shall be used in accordance with the Budget to, among other things, (a) provide working capital to the Molycorp Entities, (b) fund the costs of the administration of the Cases (including the Carve-Out) and (c) fund the Limited Operations Plan.
2.4. Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Borrower’s Obligations in respect of any applicable Loans.
2.5 Interest on Loans.
(a) Interest on the Loans shall be payable on each Interest Payment Date as provided below by a combination of (x) cash (“Cash Interest”) and (y) increasing the outstanding principal amount of the Loans on such Interest Payment Date by the amount of interest payable in kind (“PIK Interest”) that has accrued since the Closing Date (or, in the case of the Initial DIP Loans, since July 6, 2015) or the most recent Interest Payment Date, as applicable. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loans includes any interest so capitalized and added to the principal amount of the Loans from and after the Interest Payment Date on which such interest has been so added. From the Closing Date, PIK Interest shall accrue on the Loans at a rate of 7.00% per annum and Cash Interest shall accrue on the Loans at a rate of 7.00% per annum.
(b) Accrued interest (other than PIK Interest) on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.6 shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (whether voluntary or mandatory), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. PIK Interest on the Loans shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest accrued thereon on the Interest Payment Date applicable to the Loans. Any interest so added to the principal amount of any Loans shall bear interest as provided in this Section 2.5 from the date on which such interest has been so added. The obligation of Borrower to pay PIK Interest shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
2.6. Default Interest. Upon the occurrence and during the continuance of an Event of2.6 Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans, or any Obligations, fees or other amounts owed hereunder, shall thereafter bear interest payable on demand in cash in immediately available funds at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (compounded daily); provided that such interest shall be payable as PIK Interest at the option of any Lender, provided further that the Agent shall advise the Borrower in writing of the incurrence of interest at the default rate as soon as reasonably practicable following the occurrence of an Event of Default, but such obligation to advise shall in no way affect the date that default interest begins to accrue under this Section 2.6. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.
2.7. Fees. Borrower agrees to pay to Agent such fees in the amounts and at the times mutually agreed in writing between Agent and Borrower. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among Lenders. Once paid, none of the fees shall be refundable under any circumstances.
2.8. Prepayments.
(a) Voluntary Prepayments. Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, without the payment of any fee or premium, upon delivery of written notice of such prepayment to Administrative Agent at least three Business Days before such prepayment, specifying the date and amount of such prepayment; provided that, any prepayment of Loans shall not in any way constitute any compromise or reduction of the Prepetition Early Payment Premium or Stipulated Loss Value (as defined in the Mountain Pass Lease). Each optional prepayment of the Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding, and shall be applied as set forth in Section 2.9 and 2.10(b) hereof. Administrative Agent shall promptly notify Lenders of each such notice of prepayment. Any amount so prepaid may not be reborrowed.
(b) Mandatory Prepayments.
(i) Asset Sales. No later than five Business Days following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall, subject to the Carve-Out, when the aggregate amount of the accumulated Net Asset Sale Proceeds exceeds $2,500,000, repay a principal amount of the Loans in accordance with Section 2.10

(b) in an amount equal to the aggregate amount of such Net Asset Sale Proceeds consistent with the priorities set forth in the Final Order.
(ii) Insurance/Condemnation Proceeds. No later than five Business Days following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall, when the aggregate amount of the accumulated Net Insurance/Condemnation Proceeds exceeds $2,500,000, prepay the Loans in accordance with Section 2.10(b) in an amount equal to the aggregate amount of such Net Insurance/Condemnation Proceeds consistent with the priorities set forth in the Final Order.
(iii) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.8(b)(i) or (ii), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
2.9. Application of Prepayments. Any prepayment of any Loan pursuant to Section 2.8 shall be applied to prepay the Loans as Agent shall determine in its sole discretion in accordance with Section 2.10(c).
2.10. General Provisions Regarding Payments.
(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal, interest due hereunder, together with all other amounts due thereto, including all other fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
(e) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.
(f) If an Event of Default shall have occurred and not otherwise been waived, and the Obligations shall have been accelerated pursuant to Section 7.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied to the Loans in accordance with Section 7.2.
2.11. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder (other than a mandatory prepayment declined by a Lender pursuant to Section 2.8(b)) or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.11 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
2.12. Increased Costs; Capital Adequacy.
(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.13 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) the adoption of any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (ii) the making or issuance of any guideline, request or directive by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (A) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (B) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or any company controlling such Lender; or (C) imposes any other condition (other than with respect to a Tax matter, which is governed exclusively by Section 2.13) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender promptly (but in any event within 30 days), upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.12(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.12(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, Sections 2.12(a) and (b) shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (A) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
2.13. Taxes; Withholding, Etc.
(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(b) Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as reasonably practicable after Borrower becomes aware of it; (ii) Borrower shall be entitled to make such deduction or withholding and shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of

Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, then the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section 2.13(b)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(c) Evidence of Exemption From U.S. Withholding Tax.
(i) Each Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(c)(ii), (iv) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non‑U.S. Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), at the time or times prescribed by applicable law and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion): (A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed originals of IRS Form W-8ECI; (C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or (D) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.
(iii) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.
(iv) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of U.S. Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from U.S. IRS backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(d) Without limiting the provisions of Section 2.13(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
(e) Borrower shall indemnify Administrative Agent and any Lender within 10 days after demand therefor, for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.13(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error.
(f) If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13) or as to which it has been compensated for increased costs pursuant to Section 2.12, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 or compensation received under Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.13(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g) If Borrower determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes for which additional amounts have been paid under this Section 2.13, the relevant Lender or Administrative Agent shall reasonably cooperate with

Borrower in challenging such Taxes or Other Taxes, at Borrower’s expense, if reasonably requested by Borrower in writing.
(h) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.14. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.12 or 2.13, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.12 or 2.13 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.14 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.14 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.15. Defaulting Lenders.
(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in the Funding Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.16. Removal or Replacement of a Lender. Notwithstanding anything to the contrary herein, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give written notice to Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under Section 2.12 or 2.13, (ii) the circumstances which have caused such Lender to be an affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.15(b) within five Business Days after Borrower’s request that it cure such default; then, with respect to each such Increased-Cost Lender or Defaulting Lender (each a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and

Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; and (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Sections 2.10(c) or 2.12 or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.
2.17. Collateral; Grant of Lien and Security Interest.
(a) Subject to the Orders and in accordance with the terms thereof, as security for the full and timely payment and performance of all of the Obligations, each of the Credit Parties hereby assigns, pledges and grants to the Collateral Agent, for the benefit of itself and the Secured Parties, a security interest in, and Lien on, all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, tangible and intangible now existing or hereafter acquired or created, including all property of the “estate” (within the meaning of the Bankruptcy Code) of the Credit Parties, and all cash, accounts, deposit accounts (including the Funding Account), securities accounts, investment property, vehicles, documents, chattel paper, instruments, general intangibles, fixtures, letter of credit rights, accounts receivable, investment property, inventory, goods, plant and equipment, equipment, software, licenses, customer lists, customer records, real property, leaseholds, all intercompany claims, any and all proceeds arising from insurance policies, all claims and causes of action of each Credit Party and any and all proceeds, products, profits and offspring therefrom (including the proceeds, products, profits and offspring of any Avoidance Actions following entry of the Final Order), all intellectual property, the Equity Interests in each direct subsidiary of such Credit Party (excluding the unencumbered 35% of the Equity Interests held by Borrower in each of the Guarantors), and any and all proceeds, products, profits and offspring of any of the foregoing. For the avoidance of doubt, the Collateral shall include (a) any asset purchase or other similar agreements for the sale or disposition of assets executed by any Credit Party after the Petition Date, and any rights of any Debtor thereunder, including any right to receive proceeds, products, profits or offspring of any deposit provided pursuant thereto and (b) the Funding Account.

(b) As further security for the full and timely payment and performance of all of the Obligations, each of the Guarantors shall grant Liens on and security interests in the Collateral of such Guarantors and shall execute and deliver to the Collateral Agent the Guarantor Security Documents and related deliverables in form and substance satisfactory to the Collateral Agent. Upon entry of the Final Order, Collateral Agent will have, for the benefit of all Secured Parties, legal, valid and enforceable Liens on and security interests in the Collateral of such Guarantors.
(c) Borrower agrees to (and to cause any of the Guarantors as necessary to) (i) execute and deliver to Collateral Agent all Guarantor Security Documents as specified by, and in form and substance satisfactory to, Agent and (ii) take such action (including any necessary filings) as may be necessary or advisable in the opinion of the Agent to vest in the Collateral Agent a valid and perfected Lien on the Collateral of the Guarantors. Any Guarantor Security Documents required to be prepared in accordance with foreign local law shall be prepared and executed (in form and substance acceptable to Agent).
(d) Borrower agrees to cause each Molycorp Entity set forth on Schedule 1.1(b) to execute and deliver to the Collateral Agent the Negative Pledge with respect to such Molycorp Entity.
(e) The security interests in and Liens on the Collateral granted hereby in favor of the Collateral Agent shall be valid, perfected, and effective immediately upon the entry of the Final Order and subject and subordinate only as set forth in the Final Order. The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, obtain any consent, or take any other action in order for the Lien and security interest granted by or pursuant to the Credit Documents or the Orders to be valid, perfected or effective; it being understood and agreed that at the request of any Credit Party, the Collateral Agent (acting on the direction of the Requisite Lenders) shall take all actions under applicable foreign law that are reasonably necessary in order for the Credit Parties to be able to satisfy the requirements hereunder or under any other Credit Document to grant the Collateral Agent a valid, perfected and effective Lien and security interest with the priority required hereunder or thereunder unless such requirement is waived in writing by the Requisite Lenders. If the Collateral Agent (as directed by the Requisite Lenders in their sole discretion) from time to time elects to prepare, file, register or publish any such financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Collateral Agent’s Lien on the Collateral, all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the Interim Order or the Final Order, as applicable, is entered and shall not negate or impair the validity or effectiveness of this Section 2.17 or of the perfection of any other Liens on the Collateral in favor of the Collateral Agent. Such Liens and security interests and their priority shall remain in effect until the Commitments shall have been terminated and all Obligations shall have been paid in full.
(f) No costs or expenses of administration which have been or may be incurred in the Cases or any conversion of the same or in any other proceedings related thereto, and no other priority claims, are or will be prior to or on a parity with any claim of any Lender or Agent against any Credit Party in respect of any Obligation, subject only to the terms and conditions of the Final Order.
(g) Each Credit Party agrees that its Obligations shall constitute allowed Superpriority Claims in its Case, subject only to the terms and conditions of the Final Order.
(h) The Liens, security interests and administrative priority granted pursuant to this Section 2.17 may be independently granted by various Credit Documents, now existing or hereafter entered into. This Agreement, the Orders and other Credit Documents supplement one another, and the grants, priorities, rights and remedies of the Agent and the Lenders hereunder and thereunder are cumulative.
(i) The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent pursuant to this Agreement, the Final Order and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Credit Party (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever.
(j) Notwithstanding anything herein to the contrary, until the indefeasible payment in full in cash of the Obligations, (1) the Pari Debtors shall not engage in any intercompany advances or other transfers with any Molycorp Entity other than (x) advances of the proceeds of the DIP Loans in the Funding Account from Borrower to Molycorp Minerals or (y) the Permitted Intercompany Transactions and (2) no Non-Pari Debtor (other than Magnequench, Inc.) shall engage in intercompany transfers of cash unless such Non-Pari Debtor is current with respect to payment of postpetition administrative claims.
2.18. Prepetition Obligations and Mountain Pass Lease.
(a) Each of the Credit Parties hereby agrees that (i) the Prepetition Obligations, including, without limitation, the Prepetition Early Payment Premium under each Prepetition Credit Agreement and the Stipulated Loss Value under the Mountain Pass Lease constitute allowed valid and enforceable obligations of the Borrower, the other Debtors, each of the Guarantors, and certain of the non-Debtor Molycorp Entities, (ii) such obligations are due and payable, and (iii) nothing herein shall be deemed a waiver of any rights with respect thereto of the lenders under each Prepetition Credit Agreement or the lessor under the Mountain Pass Lease.
(b) (i) Each party hereto hereby agrees that each Prepetition First Priority Security Document shall remain in full force and effect notwithstanding any transaction occurring under this Agreement or in the Cases or any language to the contrary contained in any Prepetition First Priority Security Document and (ii) each Credit Party hereby reaffirms all of its obligations under each Prepetition First Priority Security Document to which it is a party and that all liens and security interests granted pursuant to any Prepetition First Priority Security Document shall secure the Prepetition Obligations.

(c) Subject to the Orders, each Credit Party hereby acknowledges, stipulates, represents, warrants and agrees that defaults or events of default under the Mountain Pass Lease and the Prepetition Credit Agreements  have occurred, remain uncured, have not been waived and are continuing as of the date of this Agreement.  Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any claims, rights or remedies of any of the Prepetition Credit Agreement Lenders, the Prepetition Agents or Lessor under the Mountain Pass Lease, have or may have arising as the result of any default or event of default that has occurred.  Subject to the Orders, nothing in this Agreement shall prejudice the rights of any of the Prepetition Credit Agreement Lenders, the Prepetition Agents or Lessor under the Mountain Pass Lease to pursue any and all remedies available to it under the Prepetition Credit Agreements, the Mountain Pass Lease or pursuant to applicable law or in equity.
(d) For the avoidance of doubt, nothing in the Interim Order, the Final Order or the Credit Documents shall prevent the Debtors from proposing or prosecuting any chapter 11 plan (including any plan sought to be confirmed under section 1129(b) of the Bankruptcy Code with respect to any Prepetition Secured Party) provided that such plan (i) would indefeasibly pay in full, in cash on the date of its effectiveness all Obligations; and (ii) is not inconsistent with any of the stipulations made by the Debtors in Paragraphs I and J of the Final Order (collectively, the “Oaktree Stipulations”) as to the amount of the Prepetition Obligation, and as to the priority, validity, and extent of the Prepetition Oaktree Liens (as defined in the Final Order), provided however that notwithstanding the Oaktree Stipulations, the Debtors shall have the right to argue that the Early Payment Premiums and/or Stipulated Loss Value set forth in the Oaktree Stipulations are (a) not payable due to the reinstatement or assumption of the applicable Prepetition Obligations or (b) less in amount due to the date used for the calculation thereof; subject to the Oaktree Parties’ ability to argue, for any reason other than the terms of the Orders or the Credit Documents, that the Early Payment Premium and Stipulated Loss Value are payable notwithstanding any such reinstatement or assumption of the applicable Prepetition Obligations, and notwithstanding the date of the effectiveness of such plan or the date of repayment of such Prepetition Obligations. Further, should any party other than the Debtors prosecute a successful and timely Challenge (as defined in the Final Order) to the Prepetition Obligations, the Debtors shall be permitted to continue to prosecute a chapter 11 plan (or if no chapter 11 plan has been filed, file a chapter 11 plan), consistent with the Bankruptcy Court’s ruling on such Challenge (and any applicable orders of an appellate court) and such actions shall not constitute a default or Event of Default under the DIP Facility.  In addition, to the extent that a party in interest has filed, and obtained standing to pursue on behalf of the estate, a timely Challenge to the Prepetition Obligations, the Debtors may propose or may continue to prosecute a plan that incorporates any potential court ruling on or before confirmation of such plan with respect to such Challenge or that defers the resolution of such Challenge until after confirmation of such plan, including, at a minimum, through the establishment of an appropriate reserve.

SECTION 3. CONDITIONS PRECEDENT
3.1. Closing Date.
The obligation of each Lender to make a Second DIP Loan shall not become effective until the date on which each of the following conditions shall have been satisfied or waived in accordance with Section 9.5 (such date, the “Closing Date”):
(a) Credit Documents. Administrative Agent shall have received executed copies of this Agreement, the Security Agreements, the Pledge Agreements, the Guaranties and the Negative Pledge Agreement by each applicable party thereto; provided that to the extent any Negative Pledge Agreement (or any provision thereof) is prohibited under applicable law or would violate any operating agreement of a joint venture, in effect as of the date hereof, such Negative Pledge Agreement (or provisions thereof) shall be deemed void ab initio if executed and shall not be required to be provided if not executed, but solely to the extent required to avoid such prohibition.
(b) Notice of Borrowing. Administrative Agent shall have received the Funding Notice.
(c) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) copies of each Organizational Document as Administrative Agent shall request, (ii) signature and incumbency certificates of the Authorized Officers of such Credit Party that have executed any Credit Documents, (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound on the Closing Date, certified on the Closing Date by its secretary or an assistant secretary (or other equivalent officer, partner or manager) as being in full force and effect without modification or amendment, (iv) a good standing certificate (if such certificate or its equivalent exists in the applicable jurisdiction) from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated on a recent date prior thereto and (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement.
(d) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries, both before and after giving effect to the borrowing of the Second DIP Loans, shall be as set forth on Schedule 4.1.
(e) Evidence of Insurance. Administrative Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to the Requisite Lenders that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(f) Opinions of Counsel.  Administrative Agent shall have received executed copies of the legal opinions of (i) McCarthy Tétrault LLP and Vandenbulke,  foreign counsel to the Guarantors, in form and substance substantially similar to the opinions delivered in  connection with the incurrence of the Prepetition Obligations to the extent applicable, but also including (to the extent applicable to the laws of the relevant jurisdiction) the Security Agreements and Pledge Agreements to which each applicable Guarantor is a party, and (ii) Jones Day, counsel to the Credit Parties, as to the enforceability of the Negative Pledge Agreement, to the extent governed by the law of the State of New York, in each case dated on the Closing Date and in form and substance reasonably satisfactory to Requisite Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Agent).
(g) Fees. Borrower shall have paid (or will pay with proceeds of the Second DIP Loans) to each Agent and Lender all fees payable on or before the Closing Date referred to in Section 2.7 and all expenses payable pursuant to Section 9.2 which have accrued to the Closing Date.
(h) Closing Date Certificate. Administrative Agent shall have received an executed Closing Date Certificate.
(i) No Litigation. Other than the Cases, there shall not exist any valid order, injunction, litigation or other proceedings (private or governmental) effective to delay or seeking to preclude the closing of the transactions contemplated by this Agreement or to modify the terms thereof in a manner adverse to Agent or Lenders in any material respect.
(j) Corporate Authority. Each Credit Party shall have the corporate or other organizational power and authority, and the legal right, to execute, deliver and perform under the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. Each Credit Party shall have taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Credit Documents.
(k) Funding Account. The Funding Account Control Agreement shall be in full force and effect.
(l) Orders. The Interim Order (as modified by the Final Order), and the Final Order shall be in full force and effect and shall not have been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Requisite Lenders in their sole discretion.
(m) Final Order Entry Date. The Final Order Entry Date shall have occurred on or before July 21, 2015.
(n) Chapter 11 Orders. The Debtors shall not be in violation of any orders of the Bankruptcy Court in any respect.

(o) Cash Management. The Cash Management Order and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith, shall be in form and substance satisfactory to the Requisite Lenders.
(p) No Trustee; Control over Collateral. No trustee, examiner or receiver shall have been appointed or designated with respect to the Debtors or their business, properties or assets and no motion shall be pending seeking any such relief, and no motion shall be pending seeking any other relief in the Bankruptcy Court to exercise control over Collateral.
(q) Budget. Administrative Agent shall have received the Budget and such other information (financial or otherwise) as the Agent may reasonably request.
(r) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(s) No Default or Event of Default. No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.
(t) DIP Fees. All fees of the Agent, Lenders and Prepetition Secured Parties, including, but not limited to, the fees and expenses of legal and financial advisors for the foregoing, shall have been satisfied.
3.2. Determination of Compliance with Conditions. Each borrowing of Second DIP Loans by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions contained in Section 3.1 have been satisfied and each withdrawal by Borrower from the Funding Account shall constitute a representation and warranty by Borrower as of the date of such withdrawal that the condition contained in Section 3.1(s) has been satisfied.
SECTION 4. REPRESENTATIONS AND WARRANTIES
In order to induce Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to Agent and Lenders on the Closing Date that the following statements are true and correct:
4.1. Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of (i) its jurisdiction of organization as identified in Schedule 4.1 (as such schedule is supplemented from time to time pursuant to Section 5.1(i)) and (ii) each other jurisdiction where its ownership, lease or operation of any Facility or any other property or the conduct of its business requires such qualification or license, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to result in an Material Adverse Effect, (b) subject to the Orders, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2. Equity Interests and Ownership. Subject to the Orders, the Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non‑assessable (to the extent such concepts are applicable in the relevant jurisdiction). Except for (i) the Oaktree Strike Warrants, (ii) Equity Interests issued or issuable pursuant to equity compensation plans of Borrower and stock purchase plans of Borrower, (iii) the 2016 Notes, the 2017 Notes, the 2018 Notes, the Neo Material Convertible Debentures and shares of Exchangeco Capital Stock and (iv) as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries.
4.3. Due Authorization. Subject to entry of the Final Order and subject to the terms thereof, the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4. No Conflict. Subject to entry of the Final Order and subject to the terms thereof, the execution, delivery and performance by each applicable Molycorp Entity of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) subject to the entry of the Final Order, any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under this Agreement or any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties), or (d) require any approval of Borrower’s stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its

Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
4.5. Governmental Consents. Subject to entry of the Final Order, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as already obtained as of the Closing Date.
4.6. Binding Obligation. Subject to entry of the Final Order, each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments. As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long‑term lease or unusual forward or long‑term commitment, as determined in accordance with GAAP, that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.
4.8. No Material Adverse Effect. Since the Petition Date, there has been no event or circumstance that has caused or would reasonably be expected to result in a Material Adverse Effect, except as previously disclosed to the Lenders prior to the Petition Date, including in any bankruptcy pleadings filed with the Bankruptcy Court on or before the Petition Date or in filings made with the SEC and press releases prior to the Petition Date.
4.9. Intercompany Obligations. As of the Closing Date, Schedule 4.9 contains a true, accurate and complete list (including balances thereon) of all Indebtedness of (a) any Subsidiary of Borrower to Borrower or to any other Subsidiary and (b) Borrower to any of its Subsidiaries, all of which Indebtedness is hereby subordinated to the Obligations and the Guaranteed Obligations.
4.10. Adverse Proceedings, Etc. Except as set forth on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) is subject to any order affecting the Credit Documents or that would otherwise impair the full performance of the applicable Molycorp Entities thereunder.
4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material Tax returns and reports of Borrower and its Subsidiaries required to be filed (or a valid extension of time to file has been obtained) by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than (a) those being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, or (b) those that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code. There is no proposed Tax assessment against Borrower or any of its Subsidiaries to Borrower’s knowledge which is not being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.12. Properties. Each of Borrower and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid licensed rights in (in the case of licensed interests in intellectual property) and (d) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Sections 6.5 and 6.7. Except for Permitted Liens, all such properties and assets are free and clear of Liens.
4.13. Environmental Matters. Except as disclosed on Schedule 4.13, (a) neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, (b) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law relating to any potential liability under such law that could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, (c) to each of Borrower’s and its Subsidiaries’ knowledge, there are and there have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, (d) neither Borrower nor any of its Subsidiaries nor, to Borrower’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, except where such activity that could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, (e) none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260‑270 or any state equivalent, except where such activity could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, (f) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, and (g) no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease.
4.14. No Defaults. Except with respect to defaults under the Prepetition Credit Agreements, the Mountain Pass Lease and Guaranties (as defined in the Prepetition Credit Agreements and the Mountain Pass Lease) thereof arising as a result of the filing of the Cases and failure to pay under the Guaranties (as defined immediately above), neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
4.15. Material Contracts. Set forth on Schedule 4.15 is a list as of the Closing Date of any and all contracts, instruments, agreements and understandings with respect to Borrower and of its Subsidiaries that would be required to be filed as an exhibit to a registration statement on Form S-1 pursuant to Item 601(b)(4), (b)(10)(i) or (b)(10)(ii) under Regulation S-K (collectively the “Material Contracts”) if Borrower was the registrant thereunder as of the Closing Date. Except as disclosed on Schedule 4.15 (as such schedule is supplemented by reports that are made or should be made pursuant to Borrower’s Securities and Exchange Commission filings), each Material Contract is in full force and effect and is a legal, valid and binding contract or agreement of Borrower and its Subsidiaries party thereto, and after giving effect to the consummation of the transactions contemplated by this Agreement, there will be no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by such Borrower and its Subsidiaries or, to the knowledge of Borrower, any other party, in the timely performance of any obligation to be performed or paid under any of the Material Contracts. No written notice has been received by Borrower of any material default under or termination of any Material Contract which has not been cured or waived as of the Closing Date or which cannot be promptly cured or waived without the payment of any material sums with respect thereto.
4.16. Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.17. Federal Reserve Regulations; Exchange Act. (a) None of Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or to violate the Exchange Act.
4.18. Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.19. Employee Benefit Plans. Except as is not reasonably likely to have a Material Adverse Effect: (a) Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their

ERISA Affiliates; (d) no ERISA Event has occurred or is reasonably likely to occur; and (e) Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero
4.20. Compliance with Statutes, Etc. Subject to the Orders, each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or the Mountain Pass Facility or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the Mountain Pass Facility or the operations of Borrower or any of its Subsidiaries), except such non‑compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.21. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by Borrower) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known to Borrower (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.22. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of Borrower and its Subsidiaries and their respective directors, officers and, to the knowledge of Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used by Borrower or any of its Subsidiaries, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
4.23. [Intentionally Omitted]..
4.24. Budget. The Budget was prepared in good faith by the management of the Credit Parties, based on assumptions believed by the management of the Credit Parties to be reasonable at the time made and upon information believed by the management of the Credit Parties to have been accurate based upon the information available to the management of the Credit Parties at the time such Budget was furnished.
SECTION 5. AFFIRMATIVE COVENANTS
Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted), Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1. Financial Statements and other Reports. Borrower will deliver to Administrative Agent (for further delivery to the Lenders):
(a) Quarterly Financial Statements. Concurrently with the filing thereof with the Securities and Exchange Commission, after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, to the extent so filed, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and stockholders’ equity and cash flows of Borrower and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail; provided, that, with respect to any Fiscal Quarter, if all of the foregoing information is fairly, accurately and completely set forth in Borrower’s Form 10-Q filing with the Securities and Exchange Commission for such Fiscal Quarter, such Form 10-Q filing with the Securities and Exchange

Commission shall be deemed delivery to Administrative Agent of the information required under this Section 5.1(a);
(b) [Intentionally Omitted]
(c) Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.1(a), a duly executed and completed Compliance Certificate;
(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Requisite Lenders;
(e) Notice of Default. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that written notice has been given to Borrower with respect thereto, (ii) that any Person has given any written notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 7.1 (b), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, in each case together with a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(f) Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or any development in any Adverse Proceeding that, in each case, if adversely determined could be reasonably expected to have a Material Adverse Effect, or (ii) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or any development in any Adverse Proceeding, that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters; provided that only Public-Side Information will be provided to Lenders pursuant to this Section 5.1(f) unless such Lenders provide written confirmation that this requirement is waived;
(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that is reasonably likely to result, either alone or together with any other ERISA Event, in a liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness and at the request of Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all written notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(h) Information Regarding Collateral. (i) Borrower will furnish to Collateral Agent prompt written notice of any change (A) in any Credit Party’s or Negative Pledgor’s corporate name, (B) in any Credit Party’s or Negative Pledgor’s identity or corporate structure, (C) in any Credit Party’s or Negative Pledgor’s jurisdiction of organization or (D) in any Credit Party’s or Negative Pledgor’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to, and agrees not to permit any of its Subsidiaries to, to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent, as the case may be, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any portion of the Collateral with a value of greater than $1,000,000 is damaged or destroyed;
(i) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, written notices and proxy statements sent or made available generally by Borrower to its security holders (including the holders of any Outstanding Notes) acting in such capacity or by any Subsidiary of Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Borrower to its security holders other than Borrower or another Subsidiary of Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (C) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries; provided, that Borrower shall be deemed to have complied with its obligations under clause (i) with respect to any such information that is available free of charge on the Securities and Exchange Commission’s web site or otherwise through the Internet on Borrower’s web site, (ii) promptly but in no event later than three Business Days after execution thereof, copies of all written notices or documents delivered pursuant to or in connection with the Outstanding Notes or the Pari Passu Collateral Documents, including, without limitation, all amendments, waivers, consents, notices of default, reservation of rights and opinions and (iii) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender;
(j) Certification of Public Information. Borrower and each Lender acknowledge that certain of Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency,

SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to (i) notify Administrative Agent in writing three Business Days prior to the distribution of Private-Side Information and (ii) clearly designate all information provided to Administrative Agent by or on behalf of Borrower which contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders;
(k) Cash Flow Forecasts; Variance Reports. On the Thursday of each calendar week, (A) commencing on the first Thursday after the Closing Date, a rolling 13-week cash flow forecast (each, a “Cash Flow Forecast”) of the cash receipts and cash disbursements of the Molycorp Entities (other than immaterial Molycorp Entities that are not included in the form attached as Exhibit H) for the immediately following consecutive 13 weeks, set forth on a weekly basis and substantially in the form attached as Exhibit H and (B) commencing on the second Friday following the Closing Date, a variance report comparing (i) actual cash receipts and cash disbursements for the preceding one‑week period to projected cash receipts and cash disbursements provided for such one-week period in the most recently delivered Cash Flow Forecast and (ii) actual cash receipts and cash disbursements to the Budget, which variance report shall be certified by the chief financial officer of the Borrower;
(l) Flash Report. Substantially concurrently with the delivery of the applicable Cash Flow Forecast, a “flash” cash report detailing all cash and Cash Equivalents of each of the Molycorp Entities (other than immaterial Molycorp Entities that are not included in the form attached as Exhibit H), broken out by entity, as of the close of business of the last Business Day of the prior week; and
(m) Bankruptcy Filings. By no later than the earlier of (i) the date any material pleading, motion, application, judicial information, financial information or other documents are delivered to the Official Committee or any other party in interest or (ii) the earlier of (a) three Business Days or (b) four calendar days prior to the date when the Borrower intends to file or distribute any material pleading, motion or other document (and, if not reasonably practicable, as soon as reasonably practicable), copies of all such material pleadings, motions, applications, judicial information, financial information and other documents to be filed by or, if at the direction of Borrower, on behalf of Borrower or any Debtor with the Bankruptcy Court in the Cases.
5.2. Existence. Except as otherwise permitted under Sections 6.8 and 6.10, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all material rights, licenses and franchises, licenses of Borrower and each of its Subsidiaries; provided that Borrower and each its Subsidiaries shall not be required to preserve any such right, license or franchise, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of Borrower and its Subsidiaries taken as a whole.
5.3. Payment of Taxes and Claims. Borrower will pay or discharge, and cause each of its Subsidiaries to pay or discharge, before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon Borrower or any Subsidiary or its income or profits or property, and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of Borrower or any Subsidiary, other than any such tax, assessment, charge or claim (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or (ii) that has been excused by the Bankruptcy Court or the Bankruptcy Code.
5.4. Maintenance of Properties. Borrower will cause all properties that are necessary for the proper conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order (excluding ordinary wear, tear and casualty) as in the judgment of Borrower may be necessary so that the business of Borrower and its Subsidiaries may be properly conducted at all times; provided that nothing in this Section 5.4 prevents Borrower or any Subsidiary from discontinuing the use, operation or maintenance of any of such properties (except for the maintenance of equipment subject to the Mountain Pass Lease) or disposing of any of them, if such discontinuance or disposal is, in the reasonable business judgment of Borrower, desirable in the conduct of the business of Borrower and its Subsidiaries, taken as a whole.
5.5. Insurance. Borrower will provide or cause to be provided, for itself and its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which Borrower and its Subsidiaries are then conducting business. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Requisite Lenders, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and, Borrower shall use its commercially reasonable efforts to ensure that such policy provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Books and Records; Inspections. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Subsidiaries to, (a) permit any Lender or any advisor, auditor, consultant, attorney or representative acting for such Lender, in each case in coordination with Administrative Agent, upon reasonable written notice to Borrower and during normal business hours, to visit and inspect any of the property of Borrower and its Subsidiaries, to review, make extracts from and copy the books and records of Borrower and its Subsidiaries relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of Borrower and its Subsidiaries and (b) deliver to Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as Collateral Agent may reasonably request.
5.7. [Intentionally Omitted].
5.8. Compliance with Laws. Borrower will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except to the extent that noncompliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 4.22, except to the extent that noncompliance therewith is not material), in each case unless prevented from complying therewith as a result of the commencement of the Cases.
5.9. Environmental.
(a) Environmental Disclosure. Borrower will deliver to Administrative Agent:
(i) promptly following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or any Environmental Claims either of which could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease;
(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Environmental Claims, Release required to be reported to any Governmental Authority under any applicable Environmental Laws or Hazardous Materials Activities, except for any Environmental Claims, Releases or Hazardous Materials Activities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, and (B) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications between Borrower or any of its Subsidiaries and any third party, including any Governmental Authority with respect to (A) any Environmental Claims, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any liability or responsive action as a result of any Hazardous Materials Activity, except for any Environmental Claims, Releases or requests for information which could not reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease; and
(iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b) Hazardous Materials Activities, Etc. Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect in any material respect the Fair Market Value of the equipment subject to the Mountain Pass Lease.
5.10. [Intentionally Omitted].
5.11. Further Assurances. At any time or from time to time upon the reasonable request of Agent, Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agent may reasonably request to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Agent may reasonably request from time to time to ensure that (a) the Obligations are guaranteed by Guarantors and are secured by substantially all of the assets of Borrower and each Guarantor and (b) the Negative Pledge Agreement is in full force and effect, in each case, in accordance with this Agreement and the Collateral Documents, subject to any limitations or exclusions set forth in the Collateral Documents and that the Negative Pledge Agreement has been executed by each Negative Pledgor.
5.12. Perfection and Priority of Security Interests. Each Credit Party shall maintain the perfection and priority of the security interests securing the Obligations as set forth in Section 2.17 and the Final Order.

5.13. Cash Management. Each Credit Party shall maintain (and shall cause each of its Subsidiaries to maintain) at all times all of the cash and Cash Equivalents in accordance with the requirements under the Cash Management Order in all respects.
5.14. Funding Account. Borrower shall cause the Funding Account to be subject at all times to the Funding Account Control Agreement. Borrower shall maintain the Funding Account as a segregated deposit account and shall not deposit, nor permit to be deposited, any funds into the Funding Account other than (x) the proceeds of the Initial DIP Loans or (y) the proceeds of the Second DIP Loans on the Closing Date. Each Credit Party acknowledges and agrees that (a) only officers of the Credit Parties approved by the Requisite Lenders in their Reasonable Credit Judgment shall have the right to withdraw from the Funding Account and (b) the funds on deposit in the Funding Account shall be used solely in accordance with the Budget. Upon an Event of Default, no amounts (subject to the Carve-Out) shall be disbursed from the Funding Account, other than in the Reasonable Credit Judgment of the Requisite Lenders in connection with the funding of the EOD Sale. All amounts in the Funding Account shall remain collateral for the Obligations, and shall not be subject to any liens, including in connection with any adequate protection liens, subject to the Carve-Out.
5.15. Limited Operations Plan. The Credit Parties shall formulate and complete a plan (in consultation with the Supporting 10% Noteholders (as defined in the Final Order) and the Official Committee), in form and substance acceptable to the Requisite Lenders in their reasonable discretion (the “Limited Operations Plan”), to place the Mountain Pass Facility into a state of care and maintenance. The Credit Parties shall (a) provide a draft of such Limited Operations Plan to the Lenders as soon as practicable, but in no event later than August 20, 2015, (b) begin to implement the Limited Operations Plan as soon as practicable, but no later than September 1, 2015, with such extensions as agreed to by the Requisite Lenders in order to comply with applicable law, and (c) complete the implementation of the Limited Operations Plan by no later than October 20, 2015.
5.16. Chief Restructuring Officer. Within 30 days following the Final Order Entry Date, the Debtors shall appoint (or replace the current chief restructuring officer with) a chief restructuring officer that is mutually agreed to by the Requisite Lenders, the Official Committee and the Debtors.
5.17. Post-Closing Matters. Each Credit Party shall cause to be delivered or performed the documents and other agreements and actions set forth on Schedule 5.17 within the time frame specified in such Schedule 5.17.
5.18. Prepetition Credit Agreements and Mountain Pass Lease. Borrower shall, or shall cause its Subsidiaries to, as applicable, timely pay any and all (i) amounts owing for interest, fees and expenses due under the Prepetition Credit Agreements and (ii) Rent (as defined in the Mountain Pass Lease), fees and expenses due under the Mountain Pass Lease.
SECTION 6. NEGATIVE COVENANTS
Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations for which a claim has not been asserted), Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1. Indebtedness or Preferred Stock.
(a) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become liable with respect to any Indebtedness, except that the Credit Parties or any Subsidiary may incur the following Indebtedness (the “Permitted Indebtedness”):
(i) the Obligations;
(ii) Indebtedness in existence on the Petition Date and not incurred in violation of the Prepetition Credit Agreements;
(iii) Indebtedness that qualifies under the Indebtedness Basket;
(iv) obligations in respect of any Hedge Agreement of Borrower or any of its Subsidiaries not incurred for speculative purposes;
(v) Indebtedness of Borrower or any Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances, bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds, obligations in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, and other obligations of a like nature, in each case incurred in the ordinary course of business and not for an obligation for money borrowed or credit advanced;
(vi) Indebtedness arising from agreements of Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition (prior to the Petition Date) or disposition of any business, assets or any Subsidiary;
(vii) Indebtedness of Borrower or any Guarantor consisting of guarantees of Indebtedness of Borrower or any of its Subsidiaries otherwise permitted under this Section 6.1; provided that if such guaranteed Indebtedness is subordinate to the Obligations, then such guarantee will be subordinate to the Obligations to the same extent; and provided further that if any such Indebtedness being guaranteed is a refinancing of Indebtedness under Section 6.1(a) (other than the indefeasible payment in full in cash of the Obligations), any guarantors of such Indebtedness shall be limited to the Guarantors; and provided further that no Non-Pari Debtor may guaranty and Indebtedness of any Pari Debtor;
(viii) Indebtedness arising from the endorsement of instruments for deposit, the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Indebtedness in respect of netting services, cash management services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;
(ix) Indebtedness of Borrower or any Subsidiary incurred solely in the ordinary course of business to finance the acquisition, design, construction, installation, development or improvement of any assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and any refinancing thereof; provided that the aggregate principal amount at any time outstanding of any Indebtedness incurred hereunder may not exceed $2,500,000;
(x) Indebtedness of Borrower or any Subsidiary consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply or other arrangements or (C) letters of credit, bankers acceptance, and similar instruments supporting trade credit in the ordinary course of business;
(xi) customary indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of Borrower or any assets or Equity Interests of any of its Subsidiaries permitted by this Agreement; and
(xii) Indebtedness representing deferred compensation to employees of Borrower or any Subsidiary incurred in the ordinary course of business.
(b) Notwithstanding Section 6.1(a)(i)-(xii), unless otherwise consented to by the Requisite Lenders in their sole discretion, until the indefeasible payment in full in cash of the Obligations, the Credit Parties shall not, and shall not permit any of their direct or indirect Subsidiaries or any Molycorp Entity to, incur any Indebtedness including in connection with any financing, refinancing of, or provision of adequate protection in connection with, any obligations other than in accordance with this Section 6.1, provided that, notwithstanding the foregoing use of the defined term “Indebtedness,” any Molycorp Entities that are not Pari Debtors shall be prohibited from making any transfers to any Pari Debtors, except for Permitted Intercompany Transactions. Notwithstanding the foregoing, this Section 6.1(b) shall not apply to Molycorp Entities that are Molycorp Excluded Entities.
(c) Notwithstanding any other provision of this Section 6.1, for purposes of determining compliance with this Section 6.1, increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that Borrower or a Subsidiary may incur under this Section 6.1. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock of the same class will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 6.1 only if permitted by the Bankruptcy Court but will be included in subsequent calculations of the amount of outstanding Indebtedness for purposes of incurring future Indebtedness.
6.2. Liens.
(a) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Closing Date or thereafter acquired, except as set forth below (collectively, “Permitted Liens”):
(i) Liens created pursuant to this Agreement, the Collateral Documents, the Interim Order or the Final Order;
(ii) Liens in existence on the Petition Date and not incurred in violation of the Prepetition Credit Agreements;
(iii) (A) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (B) Liens securing obligations specified in clause (a)(v) of the definition of “Permitted Indebtedness,” incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;
(iv) Liens imposed by law, such as landlords’, carriers’, vendors’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, supplier of materials, architects’ and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
(v) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedge Agreements;
(vi) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets not in violation of the terms of this Agreement;
(vii) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Joint Ventures, partnerships and the like;
(viii) Liens arising out of judgments, attachments and awards in respect of which Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that, the aggregate amount of all such judgments, attachments and awards (and any cash and the Fair Market Value of any property subject to such Liens) does not exceed $2,500,000 at any one time outstanding;
(ix) Liens incurred in the ordinary course of business securing obligations not securing Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of Borrower and its Subsidiaries;
(x) Liens (including the interest of a lessor under a Capital Lease) on property that secures Indebtedness incurred pursuant to clause (b)(ix) of the definition of “Permitted Indebtedness” for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property; provided that the Lien does not (1) extend to any additional property or (2) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured;
(xi) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, including obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;
(xii) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any of its Subsidiaries on deposit with or in possession of such bank;
(xiii) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xiv) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Leases), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral rights and/or other Real Property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface mineral deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any of its Subsidiaries;
(xv) pledges, deposits or non-exclusive licenses to use intellectual property rights of Borrower or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(xvi) leases, subleases, licenses or sublicenses (including of Real Property and intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries and do not secure any Indebtedness;
(xvii) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Borrower or any Subsidiary in the ordinary course of business (other than to the extent such Liens attach to any equipment leased to Borrower pursuant to the Mountain Pass Lease other than the Liens of the lessor under the Mountain Pass Lease), provided that, in no event shall the amount of such Liens exceed $2,500,000 in the aggregate;
(xviii) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or any of its Subsidiaries, with respect to tracts of Real Property where Borrower or its applicable Subsidiaries’ ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;
(xix) minor survey exceptions, minor encumbrances, other defects and exceptions to title of Real Property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;
(xx) royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Indebtedness) entered into in the ordinary course of business;

(xxi) any Lien resulting from the advance or deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business;
(xxii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon; and
(xxiii) Liens encumbering customary initial deposits, margin deposits and other similar deposits attached to brokerage accounts incurred in the ordinary course of business.
(b) Notwithstanding Section 6.2(a)(i)-(xxiii), unless otherwise consented to by the Requisite Lenders in their sole discretion, until the indefeasible payment in full in cash of the Obligations, the Credit Parties shall not, and shall not permit any of their direct or indirect Subsidiaries or any other Molycorp Entity to, grant any Liens including in connection with any financing, refinancing of, or provision of adequate protection in connection with, any obligations other than in accordance with this Section 6.2. Any Molycorp Entities that are not Pari Debtors shall be prohibited from making any transfers to any Pari Debtors, except for Permitted Intercompany Transactions. Notwithstanding the foregoing, this Section 6.2(b) shall not apply to Molycorp Entities that are Molycorp Excluded Entities.
6.3. Restricted Payments.
(a) Borrower shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):
(i) subject to Section 6.3(b), declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Borrower’s Qualified Equity Interests) held by Persons other than Borrower or any of its Subsidiaries;
(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Borrower held by Persons other than Borrower or any of its Subsidiaries;
(iii) repay, redeem (or issue an irrevocable notice of redemption), repurchase, defease or otherwise acquire or retire for value, or make any principal payment on, any Indebtedness;
(iv) make any Investment other than a Permitted Investment; or
(v) prepay any purchase of products or services in any material respect from any Person (A) except in the ordinary course of business and (B) so long as such prepayment will not adversely affect the value or the priority of the Collateral in any material respect or have any material effect on the calculation of Consolidated Adjusted EBITDA.

(b) The Molycorp Entities are permitted to make Restricted Payments that constitute Permitted Intercompany Transactions as set forth in Section 6.22.
6.4. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries of Borrower.
(a) Except as required pursuant to this Agreement and as provided in Section 6.4(b), Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:
(i) pay dividends or make any other distributions on its Equity Interests to Borrower or any of its Subsidiaries;
(ii) pay any Indebtedness owed to Borrower or any of its Subsidiaries;
(iii) make loans or advances to Borrower or any of its Subsidiaries; or
(iv) transfer any of its property or assets to Borrower or any of its Subsidiaries;
(b) The provisions of Section 6.4(a) do not apply to any encumbrances or restrictions:
(i) existing on the Closing Date in this Agreement or any other agreements in effect on the Closing Date;
(ii) existing under or by reason of applicable law, rule, regulation or order;
(iii) (A) arising in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (B) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, Joint Venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, Joint Venture or similar Person or (C) arising by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, Borrower or any of its Subsidiaries permitted under this Agreement;
(iv) with respect to a Subsidiary of Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Subsidiary pending closing of such sale or disposition that is not prohibited by this Agreement or the Final Order;

(v) consisting of restrictions on cash or other deposits or net worth imposed by customers, lessors, landlords or suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;
(vi) existing pursuant to purchase money obligations for property acquired in the ordinary course of business, Capital Leases, or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby;
(vii) existing pursuant to customary provisions in Joint Venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction and which are permitted by this Agreement; or
(viii) existing pursuant to any agreement or instrument relating to the Mountain Pass Facility or relating to any Indebtedness or Preferred Stock permitted to be incurred subsequent to the Closing Date by Section 6.1 if the encumbrance and restrictions contained in any such agreement or instrument will not (in the sole discretion of Agent) (x) impair Borrower’s ability to make principal and interest payments on the Loans, (y) impair any Guarantor’s ability to satisfy the Guaranteed Obligations or (z) have any adverse impact on the value of the Collateral in any material respect or preclude transfers among the Molycorp Entities (other than the Pari Debtors).
6.5. Limitation on Asset Sales. Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale (i) with respect to assets of a Molycorp Entity that is a Non-Pari Debtor, without the consent of the Requisite Lenders in their sole discretion and (ii) with respect to assets of a Pari Debtor, in the Debtors’ reasonable discretion in consultation with the Requisite Lenders, provided that any Asset Sale with respect to assets of a Pari Debtors shall, if requested by the Requisite Lenders, include the assumption and assignment of the Oaktree Sale Leaseback Documents (as defined in the Final Order), subject to the provision of evidence of adequate assurance of future performance satisfactory to the Lessor in the exercise of its Reasonable Credit Judgment and the satisfaction of the other requirements of section 365 of the Bankruptcy Code.  In lieu of the assumption and assignment of the Mountain Pass Lease, the Lessor may (as agreed with the Debtors) sell the Mountain Pass Equipment, with any proceeds of such sale turned-over to the Oaktree Parties (as defined in the Final Order) immediately upon consummation of such sale and applied to the Oaktree Sale Leaseback Obligations (as defined in the Final Order).
6.6. Investments. Except as permitted by Section 6.3, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except (collectively, “Permitted Investments”):
(a) any Investment in Borrower or in any of its Subsidiaries so long as no assets that are not Pari Passu Collateral (including, but not limited to, cash held by Non-Pari Debtor) become Pari Passu Collateral, provided that, this provision shall not prohibit the consummation of the Permitted Dividend;
(b) any Investment in Cash and Cash Equivalents;

(c) Hedge Agreements otherwise permitted under this Agreement;
(d) (i) receivables owing to Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business with Persons that are not Molycorp Entities, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person (other than any Molycorp Entity), or in satisfaction of claims or judgments, including pursuant to any plan of reorganization or similar arrangement other than with respect to any Molycorp Entity;
(e) payroll, travel and other loans or advances to, or guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $250,000 outstanding at any time;
(f) Investments in the nature of any royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed in the ordinary course of business;
(g) Investments consisting of obligations specified in clause (b)(v) of the definition of “Permitted Indebtedness;”
(h) Investments resulting from advances, pledges and deposits permitted under the definition of “Permitted Liens;”
(i) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;
(j) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of mineral sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under mineral sales contracts (and extensions or renewals thereof on similar terms);
(k) Any guarantee of Indebtedness permitted under Section 6.1(v), (vii), (ix) or (x).
(l) Investments consisting of prepaid expenses (provided that (i) such prepaid expenses are only paid in the ordinary course of business and (ii) there shall be no prepayment by any Molycorp Entity that is a Non-Pari Debtor to any Pari Debtor in connection with Permitted Intercompany Transactions), negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, in each case made in the ordinary course of business by Borrower or any of its Subsidiaries;

(m) Permitted Intercompany Transactions; and
(n) Investments existing on the Closing Date.
6.7. Consolidation or Merger. Except as consented to by the Requisite Lenders in their Reasonable Credit Judgment, neither Borrower nor any Molycorp Entity (other than a Molycorp Excluded Entity) may consolidate with or merge with or into any Person.
6.8. Transactions with Affiliates.
(a) Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement with a value of more than $1,000,000, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Borrower or any of its Subsidiaries (a “Related Party Transaction”) unless the Related Party Transaction is on terms that are not materially less favorable (as reasonably determined by Borrower) to Borrower or its relevant Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Borrower or such Subsidiary, as applicable.
(b) Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement with an Affiliate of Borrower or any of its Subsidiaries for the prepayment of products or services (i) except in the ordinary course of business or (ii) so long as such prepayment will not adversely affect the value or the priority of the Collateral in any material respect or have any material effect on the calculation of Consolidated Adjusted EBITDA.
(c) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $2,000,000 must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5,000,000, Borrower must in addition obtain the written consent of the Requisite Lenders.
(d) The foregoing paragraphs do not apply to:
(i) any transaction between Borrower and any of its Subsidiaries or between Subsidiaries of Borrower; provided that such transaction (A) does not result in any decrease in the value or priority of the Collateral as compared to the value or priority of the Collateral immediately prior to the date of the proposed transaction and (B) is entered into in the ordinary course of business; provided further that, there shall be no transfer of assets by any Molycorp Entity (other than a Molycorp Excluded Entity) that is not a Pari Debtor to any Molycorp Entity that is a Pari Debtor except in connection with Permitted Intercompany Transactions;
(ii) the payment of reasonable fees to directors of Borrower who are not employees of Borrower;

(iii) any Restricted Payments permitted under this Agreement and Investments that constitute Permitted Investments specified in Section 6.3;
(iv) loans or advances to officers, directors or employees of Borrower in the ordinary course of business of Borrower or its Subsidiaries or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) and only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002, which loans or advances shall not exceed in the aggregate $500,000;
(v) any employment, consulting, services or termination agreement, or reasonable and customary indemnification arrangements, entered into by Borrower or any of its Subsidiaries with officers and employees of Borrower or any of its Subsidiaries that are Affiliates of Borrower and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;
(vi) transactions with a Person that is an Affiliate solely because Borrower, directly or through a Subsidiary of Borrower, owns Equity Interests in such Person or owes Indebtedness to such Person;
(vii) transactions with customers, clients, suppliers or purchasers or seller of goods or services, in each case in the ordinary course of business;
(viii) transactions between Borrower or any of its Subsidiaries and any Joint Venture or other Subsidiary of Borrower entered into in the ordinary course of business; provided that such transactions are on terms that are no less favorable to Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Subsidiary with an unrelated Person; and
(ix) transactions arising under any contract, agreement, instrument or arrangement in effect on the Closing Date, as amended, modified or replaced from time to time so long as the amended, modified or new contract, agreement, instrument or arrangement is not materially less favorable to Borrower and its Subsidiaries than that is in effect on the Closing Date and is permitted by the Orders.
6.9. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), neither Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.10. Disposal of Molycorp Entity Interests. Without the prior written consent of Requisite Lenders in their sole discretion, Borrower shall not, and shall not permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries or other Molycorp Entities, except to qualify directors if required by applicable law or with respect to any Lien constituting a Permitted Lien; or (b) permit any of its Subsidiaries or other Molycorp Entities directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries or other Molycorp Entities, except to qualify directors if required by applicable law or with respect to any Lien constituting a Permitted Lien, unless in the case of (a) or (b) above, any such Molycorp Entity is a Molycorp Excluded Entity.
6.11. Sales and Lease‑Backs. Borrower shall not, and shall not permit any Molycorp Entity to, directly or indirectly, become liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Molycorp Entity (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Molycorp Entity to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease, unless in the case of (a) or (b) above, any such Molycorp Entity is a Molycorp Excluded Entity.
6.12. Conduct of Business. From and after the Closing Date, Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by the Requisite Lenders in their Reasonable Credit Judgment.
6.13. Amendments or Waivers of Organizational Documents and Certain Financing Agreements. Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its rights under the Prepetition Credit Agreements or the Mountain Pass Lease after the Closing Date, without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.
6.14. Amendments or Waivers of with respect to Certain Indebtedness; Prepayments. Except as consistent with the Final Order, Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto without the prior written consent of the Requisite Lenders in their sole discretion. Notwithstanding anything to the contrary contained herein, without the Requisite Lenders’ consent, Borrower shall not, and shall not permit any of its Subsidiaries to (except in accordance with a plan of reorganization that repays the Obligations in full in cash), (i) repay, repurchase or redeem (including at maturity thereof) any Indebtedness under the 2016 Notes, the 2017 Notes, the 2018 Notes or the Pari Passu Notes or amend or otherwise change any Pari Passu Collateral Document (or any provision of the Pari Passu Indenture relating to the Pari Passu Collateral).

6.15. Fiscal Year. Borrower shall not, and shall not permit any of its Subsidiaries to change its Fiscal Year‑end from December 31 of each year.
6.16. Limitation on the Creation of Subsidiaries. After the Closing Date, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, establish, create or acquire any Subsidiary.
6.17. Revision of Orders. The Credit Parties shall not, directly or indirectly seek, support, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Order or the Final Order except for any modifications or amendments agreed to in writing by the Requisite Lenders in their sole discretion.
6.18. Budget Compliance.
(a) Except as approved by the Requisite Lenders in their sole discretion, the Credit Parties shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) use any cash or the proceeds of any Loans in a manner or for a purpose other than those consistent with the Final Order and the Budget (and Permitted Variances related thereto), (ii) permit a disbursement causing any variance other than Permitted Variances without the prior written consent of Requisite Lenders or (iii) make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising either prior to the Petition Date other than payments authorized by the Bankruptcy Court.
(b) Prior to the occurrence of an Event of Default, the Credit Parties shall be permitted to pay compensation and reimbursement of fees and expenses solely to the extent that such fees and expenses are in accordance with the Budget and authorized to be paid under sections 328, 330 or 331 of the Bankruptcy Code pursuant to an order of the Bankruptcy Court, as the same may be due and payable.
6.19. Alternative Chapter 11 Plans. The Debtors shall not (without the Requisite Lenders’ consent) propose, file, solicit, consent to, cooperate with, acquiesce to, or support any Chapter 11 Plan or debtor-in-possession financing unless such plan or financing would, on the date of its effectiveness, pay in full in cash all Obligations.
6.20. [Intentionally Omitted] .
6.21. Holding Companies. Each of the Credit Parties shall not engage in any business activities or own any assets or incur any liabilities other than (A) its ownership of the Equity Interests of the Persons listed on Schedule 6.21 and liabilities incidental thereto, including its liabilities pursuant to the Credit Documents and the Prepetition Obligations and Indebtedness incurred pursuant to Permitted Intercompany Transactions and (B) cash and Cash Equivalents in an amount not to exceed $100,000 with respect to any individual entity or $500,000 in the aggregate at any one time for the purpose of paying general operating expenses of such Person, provided that this Section 6.21 shall not prohibit the deposit or transfer of Cash by the Credit Parties made within one Business Day solely pursuant to and in accordance with the Budget, the Cash Management Order and the Final Order.

6.22. Permitted Intercompany Transactions 6.23. . Notwithstanding anything to the contrary in this Agreement, the Molycorp Entities shall be permitted to engage in the following transactions (the “Permitted Intercompany Transactions”): (a) the sale of light and heavy rare earth concentrate, neodymium/praseodymium, and lanthanum, in each case in the ordinary course of business to the Molycorp Entities that have historically purchased such products; (b) the sale of products from any Non-Debtor to any Non-Pari Debtor, and the sale of products from any Non-Pari Debtor to any Non-Debtor, in each case, in the ordinary course of business and only to and from such Molycorp Entities that have historically purchased and sold such products to one another; and (c) while the DIP Facility is outstanding and no Event of Default is then in existence, transfers other than as a result of ordinary course sales (x) from Non-Pari Debtors to Pari Debtors not to exceed an aggregate amount of $20,796,000, (y) from non-Debtor entities to Debtors in an amount not to exceed $12,000,000.
SECTION 7. EVENTS OF DEFAULT
7.1. Events of Default
. If any one or more of the following conditions or events shall occur, in each case without the prior written consent of the Requisite Lenders in their sole discretion:
(a) Failure to Make Payments When Due. Failure by Borrower or any Guarantor to pay (i) when due any installment of principal, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest or any fee or any other amount due under the Interim Order, the Final Order, this Agreement, the Guaranties, the Negative Pledge Agreement or any other agreements related thereto, within three days after the date due; or
(b) Breach of Covenants. (i) Failure on the part of the Borrower or any Guarantor to perform or comply with any term or condition contained in Section 2.3 (Use of Proceeds), Section 5.1 (Financial Statements and Other Reports), Section 5.2 (Existence), Section 5.13 (Cash Management), Section 5.14 (Funding Account), Section 5.12 (Perfection and Priority of Security Interests); Section 5.15 (Limited Operations Plan); Section 5.16 (Chief Restructuring Officer), Section 5.17 (Post-Closing Matters), Section 5.18 (Prepetition Credit Agreements and Mountain Pass Lease) and Section 6 (Negative Covenants) or any provisions of the Final Order, or (ii) any Molycorp Entity that is not a Molycorp Excluded Entity otherwise contests, any term or condition of any affirmative or negative covenant contained in any Credit Document; or
(c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Molycorp Entity in any Credit Document or any other statement or certificate given in writing by any Molycorp Entity that is not a Molycorp Excluded Entity in connection with the Credit Documents shall be false in any material respect as of the date made or deemed made; or
(d) Other Defaults Under Credit Documents. Any Molycorp Entity shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this

Section 7.1, and such default shall not have been remedied or waived within 10 days after the earlier of (i) an officer of such Molycorp Entity becoming aware of such default or (ii) receipt by Borrower of written notice from the Agent or any Lender of such default; or
(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. An involuntary bankruptcy, or similar proceeding having been commenced with respect to, or appointment of a receiver liquidator, judicial manager, sequestrator, trustee, custodian or other officer having similar powers over any Molycorp Entity (other than a Molycorp Excluded Entity) that is a not a Debtor, and such involuntary case or similar proceeding remains undismissed and unstayed for a period of 60 days; or
(f) Voluntary Bankruptcy; Appointment of Receiver, Etc. Without the prior consent of the Requisite Lenders, any Molycorp Entity that is not a Debtor or a Molycorp Excluded Entity shall have an order for relief entered with respect to it or shall commence a voluntary case under any debtor relief laws (other than a Permitted Additional Filing) or shall consent to the entry of an order for relief in any involuntary case, the conversion of an involuntary case to a voluntary case, the appointment of a receiver, trustee or other custodian, or make an assignment for the benefit of creditors, or otherwise be unable, or shall fail generally, or shall admit in writing its inability to pay its debts as such debts become due; or
(g) Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving in the aggregate in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Molycorp Entity that is not a Molycorp Excluded Entity or any of their respective assets and shall remain undischarged, unvacated, unbonded, or unstayed for a period of 60 days; or
(h) Employee Benefit Plans. There shall occur one or more ERISA Events (as defined in the Prepetition Credit Agreements) which individually or in the aggregate results in or might reasonably be expected to result in liability of any Molycorp Entity that is not a Molycorp Excluded Entity or their respective ERISA Affiliates (as defined in the Prepetition Credit Agreements) in excess of $7,500,000, or there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest with a value in excess of $7,500,000 pursuant to 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code, provided that the mere filing of a proof of claim by a pension plan, the Pension Benefit Guaranty Corp., or any other pension regulator shall not in itself give rise to an Event of Default under this subsection; or
(i) Transfers of Borrower’s Common Stock. The Debtors consent or fail to object (under any applicable order of the Bankruptcy Court concerning the trading or transfer of equity securities of the Debtors) to any sale or transfer of the common stock of the Borrower that would allow a person or group to replace the board of directors of the Borrower;
(j) Guaranties, Collateral Documents and other Credit Documents. Except as otherwise provided herein, after execution, any of the Credit Documents shall cease to be in full force and affect, shall be declared to be null and void or any Molycorp Entity that is not a Molycorp

Excluded Entity shall repudiate its obligations, or shall contest the validity or enforceability of any of the documents entered into in connection with the DIP Facility or the validity, enforceability, or perfection of any Lien or pledge granted in connection with the DIP Facility;
(k) Appointment of a restructuring officer, responsible person, or any similar officer that is not satisfactory to the Requisite Lenders and the Official Committee in their reasonable discretion, it being agreed that the employment of the existing CRO shall not constitute an Event of Default, provided that within 30 days of the Final Order Entry Date, if so requested by the Requisite Lenders, the Debtors shall replace the CRO with a CRO to be mutually agreed on among the Debtors, the Requisite Lenders and the Official Committee;
(l) (i) the Bankruptcy Court shall dismiss any of the Cases or convert any of the Cases to a case under Chapter 7 of the Bankruptcy Code or (ii) any Credit Party shall file a motion or other pleading seeking the dismissal of any Case under section 1112 of the Bankruptcy Code or otherwise;
(m) The incurrence of any Indebtedness other than the in connection with the indefeasible payment in full in cash of the Obligations (including in connection with any financing, refinancing of, or provision of adequate protection in connection with, any obligations) or Lien by any Molycorp Entity that is not a Molycorp Excluded Entity, other than any Permitted Indebtedness or any Permitted Liens;
(n) Except as set forth in the Orders, other than in connection with the indefeasible payment in full in cash of the Obligations, an order of the Bankruptcy Court shall be entered granting any Superpriority Claim that is pari passu with or senior to the Obligations or the Debtors taking any action to support any such claim or expense;
(o) the Debtors shall have (without the Requisite Lenders’ consent) proposed, filed, solicited, consented to, cooperated with, acquiesced to, or supported any Chapter 11 Plan or debtor in possession financing unless such plan or financing would, on the date of its effectiveness, pay in full in cash all Obligations;
(p) subject to the Stipulation Clarification, the Debtors file or support (or do not timely object to) any motion or other pleading or commence a proceeding, that is materially inconsistent with the Final Order, this Agreement or any Credit Document (including without limitation, an action to challenge the validity or priority of, or to avoid the Prepetition Obligations or the liens securing the Prepetition Obligations);
(q) the Bankruptcy Court shall appoint in any of the Cases (i) a trustee, (ii) a responsible officer or (iii) an examiner with enlarged powers relating to the operation of the business of any Debtor (powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;
(r) the Debtors shall have (without the Requisite Lenders’ consent) proposed, filed, solicited consented to, cooperated with, acquiesced to or supported any Chapter 11 Plan or debtor-in-possession financing unless such plan or financing would, on the date of its effectiveness, pay in full in cash all Obligations;

(s) the Bankruptcy Court shall have entered an order (including pursuant to a Chapter 11 Plan) substantively consolidating the Cases of (i) any Pari Debtor with any Non-Pari Debtor or (ii) the Borrower or any Guarantor with any other Molycorp Entity;
(t) (i) the Bankruptcy Court shall enter an order reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Orders, or any Debtor shall apply for authority to do so, (ii) the Final Order shall cease to create valid and perfected Liens on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, (iii) any provision of the Interim Order or the Final Order shall cease to be valid and binding and in full force and effect, (iv) any Debtor shall fail to comply with the Final Order or (v) the Bankruptcy Court shall enter a Final Non-Appealable Order in the Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against any of the Secured Parties, provided that, notwithstanding the foregoing, the release of the Liens, guarantees and claims that were granted under the Interim Order against or by those Debtors that are not Credit Parties hereunder shall not constitute an Event of Default under this provision;
(u) any Debtor shall file a motion or other request with the Bankruptcy Court seeking authority to, or the Bankruptcy Court shall enter an order authorizing any Debtor to, (i) use any cash proceeds of any of the Collateral or (ii) obtain any financing under section 364 of the Bankruptcy Code other than the Loans, in each case, unless such motion or other request, seeks or the order provides for the payment in full in cash of all outstanding Obligations under the Credit Documents;
(v) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any Debtor with an aggregate value of greater than $1,000,000, which value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset;
(w) any holder or holders of any security interest forecloses (or receives a grant of a deed in lieu of foreclosure or the like) on any assets of any Non-Debtor with an aggregate value of greater than $1,000,000, which value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset;
(x) other than in connection with and pursuant to the Limited Operations Plan, or as previously disclosed to Oaktree in writing, a Debtor shall cease, or be enjoined, restrained or in any way prevented by order of a court of competent jurisdiction that has not been stayed from continuing or conducting, all or any material part of its business operations;
(y) except as set forth in the Final Order, an order of the Bankruptcy Court shall be entered granting any Superpriority Claim that is pari passu with or senior to the Obligations or the Debtors take any action to support any such claim;
(z) except as permitted by the Final Order, a Debtor shall make any payment on Indebtedness arising prior to the Petition Date (including, without limitation, any adequate protection payment) other than (i) in respect of accrued payroll and related expenses as of the Petition Date or (ii) in respect of certain creditors, in each case to the extent authorized by the Bankruptcy Court and in accordance with the Budget;
(aa) the filing of a motion by the Debtors to pursue a sale of any of assets of a Non-Pari Debtor or any equipment subject to the Mountain Pass Lease pursuant to section 363 of the Bankruptcy Code;
(bb) an order of the Bankruptcy Court shall be entered creating or permitting the grant of a Lien on the Collateral other than Permitted Liens except as set forth in the Orders;
(cc) any of the Debtors shall take any action in support of any relief or other matter described in Section 7.1(u), or any other Person shall do so and such application is not contested in good faith by the Debtors, and the relief or action requested is granted in an order that is not stayed pending appeal (unless such motion as filed by the Debtors requests or the order provides for the payment in full in cash of all outstanding Obligations under the Credit Documents);
(dd) the Debtors shall fail to prepare and submit to the Agent a Limited Operations Plan in form and substance acceptable to the Requisite Lenders in their reasonable discretion by no later than August 20, 2015;
(ee) the Debtors shall fail to begin implementing a Limited Operations Plan in form and substance acceptable to the Requisite Lenders in their reasonable discretion no later than September 1, 2015, with such extensions as agreed to by the Requisite Lenders in order to comply with applicable law; or
(ff) the Debtors shall fail to complete implementation of the Limited Operations Plan by October 20, 2015.
then, upon the occurrence and during the continuance of any Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon written notice to Borrower by Administrative Agent, without application to or order of the Bankruptcy Court, (A) the Commitments, if any, of each Lender shall immediately terminate, (B) the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all fees and all other Obligations shall immediately become due and payable or otherwise accelerated, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and Guarantors, and (C) no further withdrawals shall be permitted by the Borrower from the Funding Account other than as expressly provided for under this Agreement in connection with an EOD Sale.
Notwithstanding anything to the contrary herein or in any other Credit Document, no Default or Event of Default shall exist to the extent arising from (a) the failure or delay of any Prepetition Secured Party to execute any document as may be necessary to implement and/or perfect any Lien granted under the Final Order or in connection with this Agreement (including any adequate protection Lien) in any applicable jurisdiction with the priority required by the Final Order, or (b) the invalidation of any document executed, or action taken, by any Prepetition Secured Party or of any Lien (including any adequate protection Lien) or the purported priority of any such Lien in any applicable foreign jurisdiction as a result of a determination having the force of law in such applicable foreign jurisdiction that such execution or action did not constitute a voluntary act.

In addition, the automatic stay provided in section 362 of the Bankruptcy Code shall, as provided in the Final Order, be deemed automatically vacated without further action or order of the Bankruptcy Court and Agent and the Secured Parties shall be entitled to provide any notice required under the Credit Documents and to exercise all of their respective rights and remedies with respect to the Collateral (including rights and remedies under the UCC) in accordance with the Final Order, including, without limitation and without prior notice, the right to freeze monies or balances or set off monies or balances in the Funding Account, and the right to charge interest at the default rate under Section 2.6 and terminate the Commitments. In addition to the remedies set forth above, Agents may exercise any other remedies provided for by the Credit Documents and the Final Order in accordance with the terms hereof and thereof or any other remedies provided by applicable law.
Subsequent to the occurrence of an Event of Default, the Debtors shall not permit or otherwise direct the incurrence of any debt, guaranty, or lien (including in connection with any financing, refinancing of, or provision of adequate protection in connection with, any obligations) by any Molycorp Entity that is not a Pari Debtor or a Molycorp Excluded Entity other than, following the indefeasible payment in full in cash of the Obligations.
In addition, promptly following an Event of Default, Debtors shall promptly file and diligently prosecute the EOD Sale Procedures Motion (as defined below) and conduct the EOD Sale (as defined below) in a manner that maximizes the value of each of the individual estates of each of the Debtors, which EOD Sale process shall be funded with the DIP Loans and Cash Collateral, subject to a budget to be agreed between the Debtors and the Requisite Lenders.
The “EOD Sale” shall mean the sale, pursuant to section 363 of the Bankruptcy Code, of all (or substantially all) of the Debtors’ assets, or such portion thereof as reasonably determined by the Debtors in consultation with the Lenders, which may be accomplished by one or a series of transactions to a single or multiple purchasers; provided that in all circumstances the EOD Sale shall include the sale of the equity or substantially all of the assets of the Non-Pari Debtors and their non-debtor affiliates (collectively, such Debtors and affiliates, the “Non-Pari Molycorp Entities”) such that all of the Debtors’ interests in the businesses conducted by the Non-Pari Molycorp Entities are conveyed to one or more purchasers. To the extent the EOD Sale contemplates the assumption and assignment of the Oaktree Sale Leaseback Documents (as defined in the Final Order), such assumption shall be subject to the satisfaction of the requirements of section 365 of the Bankruptcy Code (including provision of evidence of adequate assurance of future performance to the Lessor. The Lessor may (as agreed with the Debtors) sell the Mountain Pass Equipment in connection with the EOD Sale, with any proceeds of such sale turned-over to the Oaktree Parties (as defined in the Final Order) immediately upon consummation of such sale and applied to the Oaktree Sale Leaseback Obligations (as defined in the Final Order). The “EOD Sale Procedure Motion” shall mean a motion of the Debtors (developed in consultation with the Requisite Lenders), seeking approval of procedures and a form of purchase agreement in connection with the EOD Sale, which shall provide for separate bids (with purchase price allocation) for the sale of (x) the equity and/or assets of the of the Pari Debtors (other than Borrower), (y) the Mountain Pass Equipment

(to the extent being sold) and (z) the equity and/or assets of the Molycorp Entities that are not Pari Debtors. Any order approving the EOD Sale shall provide for the proceeds of such sale to be applied to the Obligations, the Prepetition Obligations, and/or the claims of the holders of the Pari Passu Notes in accordance with the priorities established by this Final Order and applicable law. In the event there is a failure of the EOD Sale with respect to the sale of the assets of the Pari Debtors, such failure shall not preclude the consummation of the remainder of the EOD Sale.
7.2. Application of Funds. On the Maturity Date and after the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of Obligations shall be applied by Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Section 2 to the Administrative Agent and Collateral Agent), payable to the Administrative Agent and the Collateral Agent, each in its capacity as such, until paid in full;
Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders and amounts payable under Section 2, until paid in full, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, until paid in full, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting principal on the Loans and other Obligations, until paid in full, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
SECTION 8. AGENTS
8.1. Appointment of Agents.
(a) Wilmington Trust, National Association is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wilmington Trust, National Association to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.

(b) The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Molycorp Entity shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
8.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. With respect to any discretion, consent, approval or similar such action to be made, taken or determined by Agent under this Agreement or any other Credit Document (each an “Agent Determination”), at any time (i) Oaktree is Agent, such Agent Determination shall be made by Oaktree in its capacity as Agent, and (ii) any party other than Oaktree is Agent, such Agent Determination shall be made by Agent at the direction of the Requisite Lenders.

8.3. General Immunity.
(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Agent shall not have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.
(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).
(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 shall apply to any Affiliates of Administrative Agent and their activities as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Molycorp Entity, Lender or any other Person and no Molycorp Entity, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
8.5. Lenders’ Representations, Warranties and Acknowledgment.
(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
(c) Each Lender is an “accredited investor” (as defined in Regulation D under the Securities Act).
8.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
8.7. Successor Administrative Agent and Collateral Agent.
(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, and Administrative Agent’s resignation shall become effective immediately on the earlier of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not) or (ii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (A) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (B) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Administrative Agent or its successor as Administrative Agent pursuant to this Section 8.7 shall also constitute the resignation of such Administrative Agent or its successor as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation or (ii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation, if a successor Collateral Agent has not already been appointed by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (A) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (B) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.
8.8. Collateral Documents and Guaranty.
(a) Agents under Collateral Documents and Guaranty. (i) Each Secured Party hereby further authorizes Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to each Guaranty and (ii) each Secured Party hereby further authorizes Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented or (ii) release any Guarantor from any Guaranty pursuant to the terms thereof or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.
(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby:

(i) agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof.
(ii) irrevocably authorize Administrative Agent, at the direction of Requisite Lenders, to credit bid all or any portion of the Obligations (including in combination with cash or other consideration, including accepting some or all of the Collateral in satisfaction of some or all of the Obligations) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (A) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (B) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (1) Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (2) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Requisite Lenders contained in this Agreement, (3) the relevant Obligations shall automatically be assigned to any such acquisition vehicle pro rata by Lenders, as a result of which each Lender shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action and (4) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

(c) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document:
(i) When all Obligations (other than contingent indemnification and expense reimbursement obligations for which no claims have been asserted in writing) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, Administrative Agent and Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document and each of Lenders hereby authorizes Administrative Agent and Collateral Agent to take such actions. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation, judicial management or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, judicial manager, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(ii) Each of Lenders hereby authorizes Administrative Agent and Collateral Agent to release any Lien on any Collateral granted to or held by Administrative Agent or Collateral Agent, for the benefit of the Secured Parties, under any Credit Document and/or release any Guarantor from its obligations under any Credit Document, in each case, in connection with a transaction permitted hereunder or under any other Credit Document.
(d) On the date that the Final Order becomes a Final Non-Appealable Order (the “Final Date”), (i) all Liens granted in connection with the funding of the Initial DIP Loans and the Interim Order, that are no longer required to be granted pursuant to the Final Order and this Agreement (the “Interim Security Interests”) shall terminate, (ii) the Agent shall release any and all Interim Security Interests and shall promptly return to the Borrower or its designee all stock certificates and related stock powers that are not (or no longer) pledged to the Agent. Agent and Lenders hereby agree that upon the Final Date, any party thereto will be authorized to file or cause to be filed any and all documents including UCC-3 financing statements as shall be necessary to evidence the termination and release of all of Interim Security Interests. At any time and from time to time after the Final Date, Agent and Lenders shall promptly execute and deliver such other instruments or amendment to financing statements with respect to the assets or shares of capital stock on which any of the Interim Security Interests have been granted, each in form and substance reasonably satisfactory to the Molycorp Entities thereunder, as such Molycorp Entities may reasonably request to further evidence and effect the release and termination of all of the Interim Security Interests.
(e) Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Collateral Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
8.9. Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its reasonable opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b) to file and prove a claim for the whole amount of the principal, interest owing and unpaid, fees and premiums in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel) and all other amounts due Administrative Agent under Sections 2.2, 2.7, 9.2 and 9.3 allowed in such judicial proceeding; and
(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.2, 2.7, 9.2 and 9.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.2, 2.7, 9.2 and 9.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9. MISCELLANEOUS
9.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 9.1(b), each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) as designated by Administrative Agent from time to time.
(b) Electronic Communications.
(i) Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(ii) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers,

directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
(iv) Borrower, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all expenses incurred by the Administrative Agent, the Collateral Agent, and any Lender (including the fees, charges and disbursements of any attorneys or financial advisors) in connection with the Cases, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Credit Documents and the Orders or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all the costs of furnishing all opinions by counsel for Borrower and the other Molycorp Entities, (iii) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and (iv) all expenses incurred by the Administrative Agent, the Collateral Agent, or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 9.2, or (B) in connection with the Loans issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans, including, but not limited to attorneys’ fees and other advisors’ fees and costs of settlement.
9.3. Indemnity.
(a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower shall on behalf of itself and each Molycorp Entity defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that Borrower shall on behalf of itself and each Molycorp Entity not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 9.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b) To the extent permitted by applicable law, no Molycorp Entity shall assert, and Borrower hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c) Borrower on behalf of itself and each Molycorp Entity also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Molycorp Entity or any person asserting claims on behalf of or in right of such Molycorp Entity or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Molycorp Entity to the extent that any losses, claims, damages, liabilities or expenses incurred by such Molycorp Entity or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
9.4. Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Borrower on behalf of itself and each Credit Party at any time or from time to time subject to the consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed), without notice to Borrower on behalf of itself and each Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of Borrower on behalf of itself and each Credit Party against and on account of the obligations and liabilities of Borrower on behalf of itself and each Credit Party to such Lender hereunder under the Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.13 and 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.
9.5. Amendments and Waivers.
(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to Lenders, a written notice from Requisite Lenders stating that Requisite Lenders object to such amendment.
(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i) extend the Maturity Date of any Loan;
(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee or any premium payable hereunder;
(iv) extend the time for payment of any such interest, fees or premium;
(v) reduce the principal amount of any Loan;
(vi) amend, modify, terminate or waive any provision of this Section 9.5(b), 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;
(viii) release all or substantially all of the Collateral or all or substantially all Guarantors except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by Collateral Agent at the direction of Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of Requisite Lenders will be needed for such release); or
(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).
(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or
(ii) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(d) Execution of Amendments, Etc. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
9.6. Successors and Assigns; Participations.
(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Borrower’s rights or obligations hereunder and any interest therein may not be assigned or delegated by Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. No assignment or transfer of any Commitment or Loan shall be effective until receipt and acceptance into the Register by Administrative Agent of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(c). The date of such assignment shall be referred to herein as the “Assignment Effective Date.”
(b) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations; provided that:
(i)    pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments, to any Eligible Assignee upon the giving of written notice to Borrower and Administrative Agent; and
(ii)    each such assignment pursuant to this Section 9.6(b) shall be in an aggregate amount of not less than (w) $2,500,000, (x) such lesser amount as agreed to by

Borrower and Agent, (y) the aggregate amount of the Loans of the assigning Lender or (z) the amount assigned by an assigning Lender to an Eligible Assignee.
(c) Mechanics.
(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date, subject to acceptance and recording thereof in the Register by Administrative Agent pursuant to Section 9.6(c)(iii). In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.13(c), together with payment to Administrative Agent of a registration and processing fee of $3,500, which may be waived or reduced at the sole discretion of the Administrative Agent. No such fee shall be due in the case of an assignment to an Affiliate or Related Fund of such assigning Lender.
(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iii) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(e) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the assigned Loans and Commitments and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (iii) the Commitments shall be modified to reflect any Commitment of such assignee, if any, and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(f) Participations.
(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates or any natural person) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 9.6(f) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary.
(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the Maturity Date of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of Guarantors from any Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements of Section 2.13(c)) (it being understood that the documentation required under Section 2.13(c) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 9.6; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (y) a participant that would be a Non‑US Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.13 as though it were a Lender; provided further that except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender; provided that such participant agrees to be subject to Section 2.12 as though it were a Lender.

(g) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.12, 2.13, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.11, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.10. Marshaling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, and the Administrative Agent, at the direction of the Requisite Lenders, and the Borrower or other applicable Credit Party, shall negotiate in good faith to modify any such provision or obligation to cause such provision to be valid, legal and enforceable while providing to the greatest extent possible the intended purpose and benefit of the bargain of such provision being so modified; provided that, the provisions of this Section 9.11 shall not affect any of the rights of the Agent and the Lenders under Section 7.1(j).
9.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
9.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THE LAW OF THE STATE OF NEW YORK IS SUPERSEDED BY THE BANKRUPTCY CODE.
9.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, AND, TO THE EXTENT THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM EXERCISING) JURISDICTION, SHALL BE, SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, BROUGHT IN ANY FEDERAL

COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN WHICH BORROWER OR ANY OF ITS SUBSIDIARIES CONDUCTS ANY BUSINESS OR WHERE ANY COLLATERAL IS LOCATED IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
9.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED

BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.17. Confidentiality. Each Agent and each Lender shall hold all non‑public information regarding Borrower and its respective Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations; provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17, (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

9.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
9.19. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.
9.20. Entire Agreement. The Credit Documents and the Orders embody the entire agreement of the parties hereto and supersede all prior agreements and understandings relating to the subject matter thereof (including the DIP Term Sheet) and any prior letter of interest, confidentiality and similar agreements involving Borrower and any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.
9.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-

based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
9.22. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
9.23. No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “DIP Lenders”), may have economic interests that conflict with those of Credit Parties, their stockholders and/or their affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any DIP Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between DIP Lenders, on the one hand, and Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no DIP Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each DIP Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any DIP Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
9.24. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, Credit Parties will indemnify Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (a) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.
9.25. OID Legend. THE LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOANS MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO BORROWER AT THE ADDRESS SET FORTH IN APPENDIX B TO THIS AGREEMENT.
9.26. Obligations Absolute. To the fullest extent permitted by applicable law and subject to the Orders, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:
(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;
(b) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;
(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or
(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.
9.27. Absence of Prejudice to the Prepetition Secured Parties With Respect to Matters Before the Bankruptcy Court. The fact that any Agent or any Lender may be party to or holder of Prepetition Obligations shall in no way prejudice its rights under, or in respect of, any such Prepetition Obligations or hereunder, and Agent or any such Lender shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement.
9.28. Orders Govern; Credit Documents.
(a) Notwithstanding anything herein to the contrary, the exercise of rights and remedies of the Agent and Lenders hereunder and under any other Credit Document is subject to the provisions of the Orders. In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern and control. In the event of any conflict between the terms of the Orders and the terms of this Agreement or any other Credit Document, the terms of the Orders shall govern and control.
(b) Notwithstanding that this Agreement or any other Credit Document is dated July 20, 2015, (a) each of the representations and warranties in each of the Credit Documents are solely given as of the Final Order Entry Date, (b) any reference in any Credit Document to "the date hereof," "the date of this Agreement" or any similar term shall be deemed to be a reference to the Final Order Entry Date and (c) none of the Credit Documents shall be effective prior to the entry of the Final Order (and the satisfaction or waiver of all other conditions contained in Section 3.1) or shall have retroactive effect merely because they are dated as of a date that is prior to such effectiveness.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MOLYCORP, INC., a Debtor and Debtor-In-Possession under Chapter 11 of the Bankruptcy Code, as Borrower

By:    /s/ Michael F. Doolan
Name: Michael F. Doolan
Title: Executive Vice President and Chief Financial Officer

MOLYCORP LUXEMBOURG HOLDINGS S.À R.L., a Debtor and Debtor-In-Possession under Chapter 11 of the Bankruptcy Code, as a Guarantor

By:    /s/ Michael F. Doolan
Name: Michael F. Doolan
Title: Manager

MCP EXCHANGECO INC., a Debtor and Debtor-In-Possession under Chapter 11 of the Bankruptcy Code, as a Guarantor

By:    /s/ Michael F. Doolan
Name: Michael F. Doolan
Title: Chief Financial Officer and Treasurer

MCP CALLCO ULC, a Debtor and Debtor-In-Possession under Chapter 11 of the Bankruptcy Code, as a Guarantor

By:    /s/ Michael F. Doolan
Name: Michael F. Doolan
Title: Chief Financial Officer and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

By:    /s/ Meghan H. McCauley
Name: Meghan H. McCauley
Title: Assistant Vice President

OCM MLYCO CTB LTD.,
as Lender

By: Oaktree Capital Management, L.P.
Its: Director

By:    /s/ Emily Stephens
Name: Emily Stephens
Title: Managing Director

By:    /s/ Nick Baseo
Name: Nick Baseo
Title: Vice President

APPENDIX A
TO CREDIT AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
OCM MLYCo CTB Ltd.	$113,438,645	100%

APPENDIX A-1

APPENDIX B
TO CREDIT AGREEMENT

Notice Addresses

If to Borrower:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attention: Michael Doolan, Chief Financial Officer
Facsimile: (416) 367-5471
E-mail: Michael.Doolan@molycorp.com

in each case, with a copy to:

Molycorp, Inc.
5619 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attention: Kevin Johnson, General Counsel
Facsimile: (303) 843-8082
E-mail: Kevin.Johnson@molycorp.com

and

Jones Day
222 East 41st Street
New York, NY 10017
Attention: Lewis Grimm, Esq.
Facsimile: (212) 755-7306
E-mail: lgrimm@jonesday.com

If to Administrative Agent or Collateral Agent:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Meghan McCauley
Facsimile: (612) 217-5651
E-mail: mmccauley@wilmingtontrust.com

with a copy to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Ronald Hewitt, Esq.
Facsimile: (646) 441-9220
E-mail: rhewitt@cov.com

If to Oaktree as Lender:

OCM MLYCo CTB Ltd.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Brook Hinchman
Facsimile: (213) 830-6499
E-mail: bhinchman@oaktreecapital.com

with a copy to:

Milbank, Tweed, Hadley & McCoy LLP
601 South Figueroa Street, Suite 3000
Los Angeles, California 90017
Attention: Eric Reimer, Esq.
Facsimile: (213) 892-4777
E-mail: eremeir@milbank.com

SCHEDULE 1.1(a)
TO THE CREDIT AGREEMENT

Guarantor Security Documents

1.	Guaranty by Molycorp Luxembourg Holdings S.à r.l. (“Luxco”) governed by New York law

2.	Guaranty by MCP Exchangeco Inc. (“Exchangeco”) and MCP Callco ULC (“Callco”) governed by New York law

3.	Pledge Agreement by Borrower pledging its equity interests in Luxco governed by Luxembourg law

4.	Pledge Agreement by Borrower pledging its equity interests in each of Exchangeco and Callco governed by New York law

5.	Security Agreement by Exchangeco and Callco governed by New York law

6.	Pledge Agreement by Luxco pledging its equity interests in each of its three Domestic Subsidiaries governed by New York law

7.	Pledge Agreement by Exchangeco pledging its equity interests in MCP Canada Limited Partnership governed by New York law

SCHEDULE 1.1 (b)
TO THE CREDIT AGREEMENT

1.	Molycorp Silmet AS

2.	Magnequench Neo Powders Pte. Ltd.

3.	Xin Bao Investment Limited

4.	Molycorp Korea Inc.

5.	Neo Performance Materials (Singapore) Pte. Ltd.

6.	Molycorp Chemicals & Oxides (Europe) Ltd.

7.	Molycorp Japan, Inc.

8.	NMT Holdings GmbH

9.	Magnequench (Korat) Co., Ltd.

SCHEDULE 1.1(c)
TO THE CREDIT AGREEMENT

No.	Molycorp Excluded Entity
1.	Boulder Wind Power, Inc.
2.	Gan Zhou Ke Li Rare Earth New Material
3.	Toda Magnequench Magnetic Material (Tianjin) Company Limited
4.	Jiangyin Kidokoro Glass Manufacture Co., Ltd.
5.	Buss & Buss Spezialmetalle GmbH
6.	Ingal Stade GmbH
7.	GQD Special Material (Thailand) Co., Ltd

SCHEDULE 4.1
TO CREDIT AGREEMENT

Jurisdictions of Organization and Qualification

#	Entity Name	Jurisdiction
1.	Molycorp, Inc.	Delaware
2.	Molycorp Luxembourg Holdings S.à r.l.	Luxembourg
3.	MCP Exchangeco Inc.	British Columbia, Canada
4.	MCP Callco ULC	British Columbia, Canada
5.	PP IV Mountain Pass II, Inc.	Delaware
6.	RCF IV Speedwagon Inc.	Delaware
7.	PP IV Mountain Pass Inc.	Delaware
8.	Molycorp Minerals, LLC	Delaware
9.	Molycorp Advanced Water Technologies, LLC	Delaware
10.	Molycorp Metals & Alloys, Inc.	Delaware
11.	Molycorp Silmet AS	Estonia
12.	Industrial Minerals, LLC	Delaware
13.	Industrial Minerals S.à r.l.	Luxembourg
14.	Sooriyan Mining Company (Private) Limited	Sri Lanka
15.	Molycorp Rare Metals Holdings, Inc.	Delaware
16.	Molycorp Rare Metals (Oklahoma), LLC	Delaware
17.	Molycorp Rare Metals (Utah), Inc.	Utah
18.	Shanxi Jia Hua Galaxy Electronic Materials Co., Ltd.	People’s Republic of China
19.	Magnequench, Inc.	Delaware
20.	Magnequench Neo Powders Pte. Ltd.	Singapore
21.	Magnequench International, Inc.	Delaware
22.	Xin Bao Investment Limited	Hong Kong
23.	Magnequench (Tianjin) Company Limited	People’s Republic of China
24.	Molycorp Chemicals & Oxides, Inc.	Delaware
25.	MCP Canada Limited Partnership	British Columbia, Canada
26.	Molycorp Minerals Canada ULC	British Columbia, Canada
27.	MCP Canada Holdings ULC	British Columbia, Canada
28.	Molycorp Korea Inc.	Korea
29.	Neo International Corp.	Barbados
30.	Neo Performance Materials (Singapore) Pte. Ltd.	Singapore
31.	Zibo Jiahua Advanced Material Resources Co., Ltd.	People’s Republic of China
32.	Jiangyin Jiahua Advanced Material Resources Co., Ltd.	People’s Republic of China
33.	Jiangyin Kidokoro Glass Manufacture Co., Ltd	People’s Republic of China
34.	Molycorp Chemicals & Oxides (Europe) Ltd	United Kingdom
35.	Molycorp Japan, Inc.	Japan
36.	Molycorp Rare Metals Korea Inc.	Korea
37.	NMT Holdings GmbH	Germany
38.	Magnequench GmbH	Germany
39.	Buss & Buss Spezialmetalle GmbH	Germany

#	Entity Name	Jurisdiction
40.	Ingal Stade GmbH	Germany
41.	Molycorp (Beijing) Co., Ltd.	People’s Republic of China
42.	Magnequench Limited	Barbados
43.	Magnequench (Korat) Co., Ltd.	Thailand
44.	Magnequench International Trading (Tianjin) Co., Ltd.	People’s Republic of China
45.	Zibo Jia Xin Magnetic Materials Ltd.	People’s Republic of China

Equity Interests of less than 50%:

46.	Boulder Wind Power, Inc.	Delaware
47.	Gan Zhou Ke Li Rare Earth New Material	People’s Republic of China
48.	Toda Magnequench Magnetic Material (Tianjin) Company Limited	People’s Republic of China
49.	GQD Special Material (Thailand) Co., Ltd.	Thailand

SCHEDULE 4.1
TO CREDIT AGREEMENT

Equity Interests and Ownership

No.	Issuer	Owner	Type of Interest	Percentage Owned
1.	Molycorp, Inc.	N/A	Shares	N/A
2.	Molycorp Luxembourg Holdings S.à r.l.	Molycorp, Inc.	Shares	100%
3.	MCP Exchangeco Inc.	Molycorp, Inc.	Shares	100%
4.	MCP Callco ULC	Molycorp, Inc.	Membership Interests	100%
5.	PP IV Mountain Pass II, Inc.	Molycorp, Inc.	Shares	100%
6.	RCF IV Speedwagon Inc.	Molycorp, Inc.	Shares	100%
7.	PP IV Mountain Pass Inc.	PP IV Mountain Pass II, Inc.	Shares	100%
8.	Molycorp Minerals, LLC	Molycorp, Inc.	Membership Interests	31.96%
		PP IV Mountain Pass Inc.	Membership Interests	16.73%
		RCF IV Speedwagon Inc.	Membership Interests	51.31%
9.	Molycorp Advanced Water Technologies, LLC	Molycorp Minerals, LLC	Membership Interests	100%
10.	Molycorp Metals & Alloys, Inc.	Molycorp Minerals, LLC	Shares	100%
11.	Boulder Wind Power, Inc.	Molycorp Minerals, LLC	Shares	18.8%
12.	Molycorp Silmet AS	Molycorp Minerals, LLC	Shares	100%
13.	Industrial Minerals, LLC	Molycorp Minerals, LLC	Membership Interests	100%
14.	Industrial Minerals S.à r.l.	Industrial Minerals, LLC	Shares	100%
15.	Sooriyan Mining Company (Private) Limited	Industrial Minerals S.à r.l.	Shares	100%
16.	Molycorp Rare Metals Holdings, Inc.	Molycorp Luxembourg Holdings S.à r.l.	Shares	100%
17.	Molycorp Rare Metals (Oklahoma), LLC	Molycorp Rare Metals Holdings, Inc.	Membership Interests	80%
18.	Molycorp Rare Metals (Utah), Inc.	Molycorp Rare Metals Holdings, Inc.	Shares	100%
19.	Shanxi Jia Hua Galaxy Electronic Materials Co., Ltd.	Molycorp Rare Metals (Utah), Inc.	Shares	60%
20.	Magnequench, Inc.	Molycorp Luxembourg Holdings S.à r.l.	Shares	100%
21.	Magnequench Neo Powders Pte. Ltd.	Magnequench, Inc.	Shares	100%
22.	Magnequench International, Inc.	Magnequench, Inc.	Shares	100%
23.	Gan Zhou Ke Li Rare Earth New Material	Magnequench, Inc	Shares	25%

No.	Issuer	Owner	Type of Interest	Percentage Owned
24.	Xin Bao Investment Limited	Magnequench International, Inc.	Shares	98.9%
		Molycorp Minerals Canada ULC	Shares	1.1%
25.	Magnequench (Tianjin) Company Limited	Xin Bao Investment Limited	Shares	100%
26.	Toda Magnequench Magnetic Material (Tianjin) Company Limited	Xin Bao Investment Limited	Shares	33%
27.	Molycorp Chemicals & Oxides, Inc.	Molycorp Luxembourg Holdings S.á.r.l.	Shares	100%
28.	MCP Canada Limited Partnership	MCP Exchangeco Inc.	Partner Units	99.99%
		MCP Canada Holdings ULC	Partner Units	0.01%
29.	Molycorp Minerals Canada ULC	MCP Canada Limited Partnership	Membership Interests	100%
30.	MCP Canada Holdings ULC	Molycorp Minerals Canada ULC	Membership Interests	100%
31.	Molycorp Korea Inc.	Molycorp Minerals Canada ULC	Shares	100%
32.	Neo International Corp.	Molycorp Minerals Canada ULC	Shares	100%
33.	Neo Performance Materials (Singapore) Pte. Ltd.	Neo International Corp.	Shares	100%
34.	Zibo Jiahua Advanced Material Resources Co., Ltd.	Neo International Corp.	Shares	95%
35.	Jiangyin Jiahua Advanced Material Resources Co., Ltd.	Neo International Corp.	Shares	95%
36.	Jiangyin Kidokoro Glass Manufacture Co., Ltd.	Jiangyin Jiahua Advanced Material Resources Co., Ltd.	Shares	50%
37.	Molycorp Chemicals & Oxides (Europe) Ltd	Molycorp Minerals Canada ULC	Shares	100%
38.	Molycorp Japan, Inc.	Molycorp Minerals Canada ULC	Shares	100%
39.	Molycorp Rare Metals Korea Inc.	Molycorp Minerals Canada ULC	Shares	100%
40.	NMT Holdings GmbH	Molycorp Minerals Canada ULC	Shares	100%
41.	Magnequench GmbH	NMT Holdings GmbH	Shares	100%
42.	Buss & Buss Spezialmetalle GmbH	NMT Holdings GmbH	Shares	50.04%

[1] Pursuant to a prior arrangement, Molycorp Minerals Canada ULC has agreed to transfer 20% of its interests in Molycorp Rare Metals Korea Inc. to its joint venture partners in Molycorp Rare Metals (Oklahoma) LLC, upon payment of the agreed transfer price.

No.	Issuer	Owner	Type of Interest	Percentage Owned
43.	Ingal Stade GmbH	Molycorp Minerals Canada ULC	Shares	50%
44.	Molycorp (Beijing) Co., Ltd.	Molycorp Minerals Canada ULC	Shares	100%
45.	Magnequench Limited	Molycorp Minerals Canada ULC	Shares	100%
46.	Magnequench (Korat) Co., Ltd.	Magnequench Limited	Shares	100%
47.	Magnequench International Trading (Tianjin) Co., Ltd.	Magnequench Limited	Shares	100%
48.	Zibo Jia Xin Magnetic Materials Ltd.	Magnequench Limited	Shares	100%
49.	GQD Special Material (Thailand) Co., Ltd	Magnequench Limited	Partner Units	20%

2 Prior to the Petition Date, Borrower was engaged in active negotiations to sell its Equity Interests in Ingal Stade GmbH to its joint venture partner.
3 Affiliated shareholders of less than 0.01% exist.

SCHEDULE 4.9
TO CREDIT AGREEMENT

Intercompany Obligations
(see below)

Inter-Company Loan Activities

June 2015

		Balance Outstanding as at May 31, 2015 (except as otherwise noted)
	Lender – Borrower	Denominated Currency	Interest	Principal	Total (denominated currency)	Total (USD)	Exchange Rate
#1	Molycorp Inc.- Exchangeco (CND$400M 10%)	Canadian Dollar	2,996,527.67	305,343,391.08	308,339,918.75	247,583,040.59	1.2454
#2	Molycorp Inc.- Exchangeco (CND$300M revolv 10%)	Canadian Dollar	102,947.39	125,252,657.56	125,355,604.95	100,654,893.97	1.2454
#3	Exchangeco - Molycorp Minerals Canada ULC (CND$300M revolv 10%)	Canadian Dollar	181,828.68	60,334,060.12	60,515,888.80	48,591,527.87	1.2454
#4	Magnequench International Inc.-Molycorp Inc. (USD$12.8M 6.5%)	US Dollar	1,485,485.09	15,555,348.00	17,040,833.09	17,040,833.09	1.0000
#5	Magnequench International Inc.-Molycorp Minerals LLC (USD$75M revolv 6.5%)	US Dollar	6,482,077.91	52,655,099.52	59,137,177.43	59,137,177.43	1.0000
#6	Magnequench Limited -Magnequench (Korat) Co., Ltd. (USD30M max no interest)	US Dollar	-	11,450,000 .00	11,450,000.00	11,450,000.00	1.0000
#7	Molycorp Minerals LLC - Silmet (USD$18.5M 3%)	US Dollar	(854.81)-	15,900,000.00	15,899,145.19	15,899,145.19	1.0000
#8	Molycorp Inc. - Luxembourg (USD$350M no interest)	US Dollar	-	364,150,000.00	364,150,000.00	364,150,000.00	1.0000
#9	Molycorp Minerals Canada ULC - NMT Holdings GmbH (EURO4.4M 6.0%)	EURO	603,973.08	4,467,000.00	5,070,973.08	5,573,722.88	.9098
#10	Molycorp Minerals LLC - MMA US$30M max 3%)	US Dollar	9,369.86	-	9,369.86	9,369.86	1.0000
#11	Neo International Corp. - Molycorp Minerals Canada ULC (CND$80M revolv no interest)	Canadian Dollar	-	57,557,153.62	57,557,153.62	46,215,797.03	1.2454
#12	Molycorp Minerals LLC - Molycorp C&O Inc. (USD$12M revolv no interest)	US Dollar	-
#13	Magnequench Inc – Molycorp Inc ($85M revovl no interest)	US Dollar		49,018,008.15	49,018,008.15	49,018,008.15
#14	Molycorp Minerals LLC – Industrial Mineral Sarl (US$16,165,729)	US Dollar		US$16,165,729
#15	Molycorp C&O Inc. – Molycorp Inc (US$3M revolv no interest)	US Dollar		3,000,000

#16	Molycorp Inc – Molycorp Rare Metal Holdings (US$4.5M no interest)	US Dollar	2,000,000
#17	MMA – Molycorp Inc (US$2M revolv no interest)	US Dollar	1,700,000

#18	Molycorp Rare Metal Holdings – Molycorp Minerals LLC (US$1.8M revolv no interest)	US Dollar	1,800,000
#19	Molycorp Rare Metals (Utah), Inc - Molycorp Minerals LLC (US$200K revolv no interest)	US Dollar	200,000

SCHEDULE 4.10
TO CREDIT AGREEMENT

Adverse Proceedings

1.	Shareholder Class Action and Derivative Lawsuits
In February 2012, a purported class action lawsuit was filed in the Colorado Federal District Court against Borrower and certain of its current and former executive officers alleging violations of the federal securities laws. The Consolidated Class Action Complaint filed on July 31, 2012 also names most of Borrower’s Board members and some of its stockholders as defendants, along with other persons and entities. On March 31, 2015, the Colorado Federal District Court granted Borrower its motion to dismiss that Complaint without prejudice. The plaintiffs have amended their Complaint and it is being briefed.
Certain of Borrower’s shareholders filed a consolidated stockholder derivative lawsuit purportedly on Borrower’s behalf against Borrower (as nominal defendant) and certain of Borrower’s current and former directors, executive officers and shareholders in the Delaware Court of Chancery. A Consolidated Amended Stockholder Derivative Complaint was filed in August 2012. Pursuant to an order dated May 15, 2013, the Delaware Chancery Court stayed this derivative lawsuit pending the outcome of the Colorado class action lawsuit. On October 9, 2013, certain plaintiffs, purportedly on Borrower’s behalf, filed a Motion to Lift the Stay and for Leave to File an Amended Complaint. Pursuant to a letter opinion dated May 12, 2014, the Delaware Chancery Court granted plaintiffs’ motion to file a second consolidated amended derivative complaint. In addition, the Delaware Chancery Court lifted the stay of the action. The plaintiffs filed their Second Consolidated Amended Complaint on May 15, 2014, alleging breaches of fiduciary duty and unjust enrichment, but dropping claims for material misstatements and for trading on material, non-public information. The defendants filed a Motion to Dismiss the Second Consolidated Amended Complaint on July 14, 2014, and oral arguments on the Motion to Dismiss were heard on January 16, 2015. The Delaware Chancery Court dismissed the suit with prejudice. The plaintiffs have a right to appeal the decision.
Two shareholder derivative lawsuits were filed purportedly on Borrower’s behalf against Borrower (as nominal defendant) and certain of our current and former directors, executive officers and shareholders, in the Colorado Federal District Court. These lawsuits allege claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment based on events in 2011 and 2012. The Colorado Federal District Court dismissed these lawsuits. The plaintiffs filed an appeal of that ruling to the U.S. Court of Appeals for the Tenth Circuit, and the Tenth Circuit remanded these cases back to the Colorado Federal District Court. Subsequently, a different shareholder, purportedly on Borrower’s behalf, filed a new shareholder derivative lawsuit in the Colorado Federal District Court alleging claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment based on events during 2011 through 2013. The Colorado Federal District Court sua sponte consolidated this lawsuit with the remanded lawsuits. The plaintiff in the new derivative lawsuit filed a Motion to Vacate the consolidation order. On July 15, 2014, the Colorado Federal District Court ruled that, based on the Second Consolidated Amended Derivative Complaint filed in Delaware Chancery Court, the issues raised in the Colorado derivative cases were sufficiently distinct from the issues set forth in the Delaware derivative lawsuit, and reversed its original order dismissing the lawsuits. In its order, the Colorado Federal District Court left open the opportunity for the defendants to file a motion to stay the Colorado derivative lawsuits pending the resolution of the Colorado class action lawsuit. The motion to stay was filed and fully briefed. The Colorado Federal District Court granted the defendants' Motion to Stay all of the Colorado derivative lawsuits pending resolution of the purported Colorado class action lawsuit, and further stayed the new Colorado derivative lawsuit pending resolution of the purported New York class action lawsuit. The Colorado Federal District Court subsequently administratively closed all of the Colorado derivative lawsuits.
In August 2013, two purported class action lawsuits were filed in the U.S. District Court for the Southern District of New York against Borrower and certain of its current and former executive officers, alleging violations of the federal securities laws. A Consolidated Amended Class Action Complaint, filed on May 19, 2014, also named Borrower and certain of its current and former executive officers. On March 12, 2015, the Federal Court for the Southern District of New York issued an order dismissing the lawsuit with prejudice. On April 1, 2015, the plaintiffs filed a motion for reconsideration of certain portions of the dismissal order. The motion for reconsideration has been fully briefed.

2.	Patent Infringement

Rhodia Chimie, S.A.S. and Rhodia Operations, S.A.S. filed a complaint in the Regional Court of Dusseldort, Patent Litigation Chamber, alleging that Molycorp Chemicals & Oxides (Europe) Ltd. and Zibo Jiahua New Materials Resources Co. Ltd. have infringed certain of their patents.

DKKK has notified Borrower that it believes that certain of Borrower’s mixed oxide products used in automobile catalyst applications violate DKKK’s intellectual property rights. Borrower is in process of evaluating this claim.

3.	Estonia Plant Fire Claims

Borrower anticipates that it may be subject to several claims from nearby residents and for environmental cleanup obligations related to a fire at a plant of its Subsidiary Molycorp Silmet AS, in Estonia.

SCHEDULE 4.13
TO CREDIT AGREEMENT

Environmental Matters
1. Estonia Plant Fire

Borrower anticipates that it may be subject to environmental cleanup obligations related to a fire at a plant of its Subsidiary in Estonia (Molycorp Silmet AS).

SCHEDULE 4.15
TO CREDIT AGREEMENT

Material Contracts

1.	Indenture, dated as of June 15, 2011, between Molycorp, Inc., and Wells Fargo Bank, National Association, as trustee.

2.	Indenture, dated May 25, 2012, among Molycorp, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.

3.	First Supplemental Indenture, dated August 22, 2014, by and between Molycorp, Inc. and Wells Fargo Bank, National Association, as Trustee.

4.	Second Supplemental Indenture by and between Molycorp, Inc. and Wells Fargo Bank, National Association, as Trustee.

5.	Indenture, dated June 2, 2011, between Neo Material Technologies Inc. and Computershare Trust Company of Canada, as trustee.

6.	Indenture, dated June 11, 2012, between Molycorp, Inc. and Computershare Trust Company of Canada.

7.	Registration Rights Agreement, dated April 15, 2010, by and among Molycorp, Inc. and the parties listed therein.

8.	Director and Officer Indemnification Agreement.

9.	Oaktree Facilities.

10.	Facilities Agreement and Precedent Agreement for Firm Transportation Service Agreement, dated September 30, 2010, by and between Kern River Gas Transmission Company and Molycorp Minerals, LLC.

SCHEDULE 5.17
TO CREDIT AGREEMENT

Post-Closing Matters

None.

EXHIBIT A
TO CREDIT AGREEMENT

FUNDING NOTICE
July 2[], 2015
Reference is made to the Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of July 20, 2015 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MOLYCORP, INC., a Delaware corporation (“Borrower”), the guarantors party thereto, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent (together with its permitted successors in such capacities, the “Agent”).
The undersigned hereby gives you written notice, pursuant to the Credit Agreement, requesting a Loan under the DIP Facility and in connection with that notice sets forth below the following information:

(i)	the Closing Date shall be July 2[], 2015;

(ii)	the borrowing of the Second DIP Loans shall be in the amount of $113,438,645; and

(iii)	the borrowing of the Second DIP Loans shall be disbursed net of 3.03% original issue discount.
Further, the undersigned hereby certifies, in his capacity as such and not in a personal capacity, that as of the Closing Date:
(i)    the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
(ii)    no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
The Borrower directs the Agent to net the original issue discount from the borrowing of the Second DIP Loans. The Borrower hereby instructs, upon receipt of the Second DIP Loans by Agent in account no. [__________], to immediately disburse in immediately available funds:
(i) $[__________] in annual and administrative fees of the Agent;

(ii) $[__________] in fees and expenses of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), legal counsel to the Lender;
(iii) $[_________] in fees and expenses of Morris, Nichols, Arsht and Tunnell, LLP (“Morris”), legal counsel to the Lender;
(iv) $[__________] in fees and expenses of Covington & Burling LLP (“Covington”), legal counsel to the Agent;
(v) $[_________] in fees and expenses of Loizides, P.A. (“Loizides”), legal counsel to the Agent;
(vi)    $[__________] in fees and expenses of Centerview Partners (“Centerview”), financial advisor to the Lender (such fees and expenses of Centerview, together with the fees and expenses of Agent, Milbank, Morris, Covington, and Loizides, the “Professional Fees”); and
(vii) the balance of $[__________] to the Funding Account;
in each case to the accounts of the Agent, Milbank, Morris, Covington, Loizides, and Centerview and the Funding Account, respectively, specified in Annex 1 hereof.
The Borrower expressly acknowledges and agrees that the Professional Fees do not include (a) amounts not yet billed or expenses not yet received by Milbank, Morris, Covington, Loizides or Centerview, as applicable, (b) additional amounts incurred by Milbank, Morris, Covington, Loizides, or Centerview from and after July [__], 2015, respectively, with respect to which additional invoice(s) will be provided during the week of July [__], 2015 to cover fees and expenses through and after the Final Hearing, which fees and expenses shall be payable by the Borrower upon receipt.

[Remainder of this page intentionally left blank, signature block follows]

This Funding Notice is executed and delivered as of the date first written above.
MOLYCORP, INC.
By: ___________________________________
Name:
Title:

Annex 1 to Funding Notice

FUNDS FLOW MEMORANDUM

On the Closing Date, the Lender will disburse $[_________] in U.S. Dollars and immediately available funds to the Agent at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to the Agent at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:    [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to Milbank at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to Morris at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to Covington at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to Loizides at:

Bank Name:        _______________________
Bank Address:    _______________________
ABA Number:    _______________________
Account Number:    _______________________
Attention:    _______________________
Reference:        _______________________

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to Centerview at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

On the Closing Date, the Agent will disburse $[_________] in U.S. Dollars and immediately available funds to the Funding Account at:

Bank Name:        [_______________________]
Bank Address:    [_______________________]
ABA Number:    [_______________________]
Account Number:    [_______________________]
Attention:    [_______________________]
Reference:        [_______________________]

EXHIBIT B
TO CREDIT AGREEMENT

COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES as follows:
1.    I am the Chief Financial Officer of MOLYCORP, INC., a Delaware corporation (“Borrower”) acting in my capacity as such and not in a personal capacity.
2.    I have reviewed the terms of that certain Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of July 20, 2015 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the guarantors party thereto, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the attached financial statements.
3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.
MOLYCORP, INC.
By: ______________________________
Name:
Title: Chief Financial Officer

EXHIBIT C
TO CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations in connection with its Loans or Commitment, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________
3.	Borrower:	Molycorp, Inc.
4.	Administrative Agent:	Wilmington Trust, National Association (together with its permitted successor in such capacity), as the administrative agent under the Credit Agreement
5.	Credit Agreement:
The Secured Superpriority Debtor-in-Possession Credit Agreement dated as of July 20, 2015 by and among Molycorp, Inc., a Delaware corporation (“Borrower”), the guarantors party thereto, the Lenders party thereto from time to time, Administrative Agent and Wilmington Trust, National Association, as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”)

6.	Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$______________	$______________	____________%
$______________	$______________	____________%
$______________	$______________	____________%

Effective Date: ______________, 201__
[To be inserted by Administrative Agent]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

[NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:_______________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:_______________________
Title:

Accepted by:

WILMINGTON TRUST, NATIONAL ASSOICATION,
as Administrative Agent

By:_______________________
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1
From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.
[remainder of page intentionally left blank]

EXHIBIT D
TO CREDIT AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES, as follows:
1.    We are, respectively, the Chief Executive Officer and the Chief Financial Officer of MOLYCORP, INC., a Delaware corporation (“Borrower”) acting in our capacity as such and not in a personal capacity.
2.    We have reviewed the terms of that certain Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of July 20, 2015 (as it may be amended, supplemented, amended and restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, the guarantors party thereto, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.
3.    Based upon our review and examination described in paragraph 2 above, we certify, on behalf of Borrower, that on the Closing Date:
(i)    the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on the Closing Date to the same extent as though made on such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(ii)    no valid order, injunction, litigation or other proceeding (private or governmental) effective to delay or seeking to preclude the closing of the transactions contemplated by the Credit Agreement or to modify the terms thereof in a manner adverse to the Lenders in any material respect exists; and
(iii)    no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or Default.
4.    All conditions precedent required pursuant to Section 3.1 have been satisfied or waived in writing by the Requisite Lenders.
[remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first set forth above.

MOLYCORP, INC.
By:
Name:
Title: Chief Executive Officer

By:
Name:
Title: Chief Financial Officer

EXHIBIT E
TO CREDIT AGREEMENT

BUDGET
(See attached)

EXHIBIT F
TO CREDIT AGREEMENT

INTERIM ORDER
(See attached)

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

------------------------------------------------------------- In re MOLYCORP, INC., et al., [5] Debtors ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 15-11357 (CSS) (Jointly Administered)
INTERIM ORDER PURSUANT TO SECTIONS 105, 361, 362, 363, 364, 365 AND 507 OF THE BANKRUPTCY CODE (I) AUTHORIZING DEBTORS TO
OBTAIN SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION FINANCING,
(II) AUTHORIZING DEBTORS TO USE CASH COLLATERAL, (III) GRANTING
ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES,
(IV) SCHEDULING A FINAL HEARING, AND (V) GRANTING RELATED RELIEF
•    Upon the motion (“Motion”) filed by Molycorp, Inc. (“Molycorp”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) requesting entry of an interim order (this “Interim Order”) and a final order (“Final Order” and together with the Interim Order, collectively, the “DIP Orders”) under sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), 365 and 507 of title 11 of the United States Code, 11 U.S.C. §§101-1532 (as amended, the “Bankruptcy Code”), and Rules 2002, 4001, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule

5
The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845). Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado, 80111.

4001 of the Local Bankruptcy Rules for the United States Bankruptcy Court for the District of Delaware (as amended, the “Local Rules”), inter alia (a) authorizing the Debtors to enter into a $291,764,955 secured superpriority debtor-in-possession financing facility (the “DIP Facility”) pursuant to and in accordance with the DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet”) with Molycorp, as borrower, the other Debtors and certain non-debtor subsidiaries of the Debtors, as guarantors, OCM MLYCo CTB Ltd., as administrative and collateral agent (the “DIP Agent”), and the lenders party thereto (the “DIP Lenders” and together with the DIP Agent, collectively, the “DIP Secured Parties”), the other DIP Facility Documents (as defined below), the Budget (as defined below) and the DIP Orders, (b) authorizing the Debtors to use Cash Collateral (as defined below) as of the Petition Date pursuant to and in accordance with the Budget and the DIP Orders, (c) granting to the DIP Agent, for the benefit of the DIP Lenders, a security interest in and liens on the DIP Collateral (as defined below) and a superpriority administrative expense claim, to the extent and as provided in the DIP Orders and the DIP Facility Documents, to secure the DIP Obligations (as defined below), (d) granting certain adequate protection to the Prepetition Secured Parties (as defined below), (e) scheduling a final hearing (the “Final Hearing”) to consider entry of the Final Order, and (f) granting related relief; and the Bankruptcy Court having found that the relief requested in the Motion is in the best interests of each of the Debtors, their estates, their creditors and other parties in interest; and the Bankruptcy Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Bankruptcy Court on July 2, 2015 (the “Interim Hearing”); and the Bankruptcy Court having determined that the legal and factual bases set forth in the Motion, the Declaration of Michael F. Doolan in Support of the First Day Pleadings, dated as of June 25, 2015, and articulated at the Interim Hearing adequately establish just cause for the relief granted herein; and upon all of the proceedings had before the Bankruptcy Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY FOUND AND CONCLUDED THAT:
•    Commencement of Chapter 11 Cases. On June 25, 2015 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No official committee of unsecured creditors (a “Committee”) has been appointed in the Chapter 11 Cases.
•    Jurisdiction and Venue. The Bankruptcy Court has jurisdiction over the Chapter 11 Cases, the Motion and the parties and property affected hereby, pursuant to 28 U.S.C. §§ 157(b) and 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Bankruptcy Court may enter a final order consistent with Article III of the United States Constitution. Venue of the Chapter 11 Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409. The bases for the relief sought in the Motion and granted in this Interim Order are sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), 365, and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004 and 9014, and Local Rule 4001-2.
•    Notice. On July 1, 2015 the Debtors filed the Motion with the Bankruptcy Court pursuant to Bankruptcy Rules 2002, 4001 and 9014, and provided notice of the Motion and the Interim Hearing by electronic mail, facsimile, hand delivery or overnight delivery to the following parties and/or their respective counsel as indicated below: (a) the office of the United States Trustee; (b) the Debtors' 40 largest unsecured creditors on a consolidated basis, as

6
The findings and conclusions set forth herein constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

identified in their chapter 11 petitions; (c) Milbank Tweed Hadley & McCloy LLP, as counsel to OCM; (d) Kramer, Levin, Naftalis & Frankel LLP, as counsel to a group of the Debtors' senior secured noteholders; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to an ad hoc group of secured and unsecured noteholders; (f) counsel to the indenture trustees for the Debtors' secured and unsecured notes; and (g) all parties entitled to notice pursuant to Local Rule 9013-1(m) (collectively, the “Notice Parties”).
•    DIP Facility. The DIP Facility is a secured superpriority financing facility in the aggregate principal amount of $291,764,955 and comprised of:
•    New Money DIP. A new money fully committed and funded multi draw term loan (the “New Money Loan”) of which $21,978,222 (the “Interim DIP Loan”) shall be provided (less 7% original issue discount) upon the entry of this Interim Order, subject to satisfaction of the conditions precedent contained in the DIP Term Sheet and $104,395,404 shall be provided (less 7% original issue discount) upon the entry of the Final Order, subject to satisfaction of the conditions in the DIP Credit Agreement (as defined below) and
•    Roll Up. Upon entry of the Final Order, a roll up (the “Roll-Up”) of all amounts outstanding under the Oaktree Loan Documents, including, without limitation, outstanding principal and accrued interest under such Oaktree Loan Documents (including the Early Payment Premiums (as defined in the Oaktree Loan Documents)) in an amount not less than $50,105.965.02 into a secured superpriority loan (the “Roll Up Loan” and together with the New Money Loan, the “DIP Loans”) consisting of a separate tranche of the DIP Facility.
Except as specifically provided below, the Roll Up Loan and the New Money Loan shall be pari passu portions of the DIP Facility. All DIP Loans and the other obligations under the DIP Facility

Documents, including, without limitation, principal, interest, expenses, the DIP Fees (as defined below) and the other obligations due from time to time by the Debtors pursuant to the DIP Facility Documents shall be referred to as the “DIP Obligations.”
•    Good Cause for Immediate Entry of the Interim Order. Good cause has been shown for immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2) and Local Rule 4001-2. The Debtors have an immediate and critical need to obtain up to $21,978,022 of the DIP Loans and access to the Cash Collateral (as defined below) to satisfy their liquidity requirements to preserve and operate their businesses, maintain business relationships with, and the confidence of, their vendors, suppliers, and customers, make capital expenditures and begin to effectuate the Transactions. Absent authorization to immediately use a portion of the DIP Facility and Cash Collateral, the Debtors’ estates and their creditors would suffer immediate and irreparable harm. “Cash Collateral” shall have the meaning assigned to the term “cash collateral” under section 363(a) of the Bankruptcy Code and covers all “cash collateral” that constitutes Prepetition Collateral subject to the Prepetition Liens (as each of these terms are defined below).
•    The DIP Facility will Preserve the Value of the Pari Passu Collateral. Absent access to the DIP Facility and the use of the Cash Collateral in accordance with the DIP Orders, the value of the Pari Passu Collateral (as defined below) would be severely and irreparably impaired. Accordingly, access to the DIP Facility and the use of the Cash Collateral will preserve, and ultimately enhance. the value of the Prepetition Collateral.
•    Best Financing Available. The DIP Facility is the only source of debtor-in-possession financing available to the Debtors that is consistent with this Court’s ruling on June 26, 2015. The Debtors are unable to obtain (i) adequate unsecured credit allowable under either sections 364(b) and 503(b)(l) of the Bankruptcy Code or section 364(c)(l) of the Bankruptcy Code, (ii) adequate credit secured by a senior lien on unencumbered assets of their estates under section 364

(c)(2) of the Bankruptcy Code, (iii) adequate credit secured by a lien that is junior as to all the encumbered assets of their estates under section 364(c)(3) of the Bankruptcy Code, or (iv) secured credit under section 364(d)(l) of the Bankruptcy Code from sources other than the DIP Lenders on terms more favorable than the terms of the DIP Facility, in each case on terms that are consistent with this Court’s ruling on June 26, 2015 and applicable law.
•    Terms of DIP Facility are Fair and Reasonable. The DIP Lenders have indicated a willingness to provide the DIP Facility solely on the terms and conditions set forth in this Interim Order (and, subject to entry by the Bankruptcy Court, the Final Order) and the DIP Facility Documents. The terms of the DIP Facility as set forth in the DIP Term Sheet are fair and reasonable and reflect each Debtor’s exercise of prudent business judgment consistent with its fiduciary duties, and are the best available under the circumstances.
•    Arm’s Length and Good Faith Negotiation. The Debtors, the DIP Agent and the DIP Lenders have negotiated the terms and conditions of the DIP Facility, the DIP Facility Documents and this Interim Order in good faith and at arm’s length, and any credit extended and loans made to the Debtors pursuant to this Interim Order shall be, and hereby are, deemed to have been extended, issued or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code and the DIP Agent and the DIP Lenders shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that either DIP Order or any provision thereof is vacated, reversed, or modified, whether on appeal or otherwise. The Oaktree Parties have acted in good faith regarding the DIP Facility and the Debtors’ use of the Cash Collateral to fund the administration of the Debtors’ estates and continued operation of their businesses.
•    The Prepetition Secured Facilities. Subject to the rights of any Committee or other parties-in-interest and to the extent set forth in Paragraph 25 (which rights are subject to any other applicable limitations set forth in this Interim Order), the Debtors acknowledge, admit, represent, stipulate and agree that:
•    10% Notes.
(A)    Prior to the Petition Date, Molycorp issued $650,000,000 of principal amount of 10.0% Senior Secured Notes due 2020 (the “10% Notes”) pursuant to that certain (a) Indenture, dated as of May 25, 2012 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “10% Indenture”), by and among Molycorp as issuer, certain other Debtors as guarantors, Wells Fargo Bank, National Association (“Wells Fargo”) as trustee (the “10% Trustee”) for the holders of the 10% Notes (the “10% Noteholders” and together with the 10% Trustee, collectively, the “10% Notes Parties”); and (b) all other agreements, documents and instruments executed and/or delivered to or in favor of the 10% Trustee and/or the 10% Noteholders in connection with the 10% Notes, including, without limitation, the Prepetition Collateral Agency Agreement (as defined below), all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the 10% Indenture, as the same may have been amended, restated, supplemented or other otherwise modified to date, collectively, the “10% Notes Documents”). All obligations of the Debtors arising under the 10% Indenture or any other 10% Notes Documents, including all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’ and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the 10% Notes Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the

Debtors’ obligations under the 10% Notes Documents shall hereinafter be referred to collectively as the “10% Notes Obligations”.
(B)    The 10% Notes Obligations are guaranteed, on a joint and several basis, by Molycorp and five of its direct and indirect domestic subsidiaries specified in the guarantees that constitute 10% Notes Documents (collectively with Molycorp, the “10% Notes Guarantors” or the “Pari Passu Debtors”).
(C)    As provided in the 10% Notes Documents, the 10% Notes Obligations are secured by a security interest and lien (the “10% Notes Liens”) on the “Collateral” (as defined in the Prepetition Collateral Agency Agreement (as defined below), and as used herein, the “Pari Passu Collateral”).
•    Oaktree Parent Facility.
(A)    Prior to the Petition Date, OCM MLYCo CTB Ltd. (“Oaktree”), in its capacity as administrative and collateral agent (in such capacities, the “Oaktree Agent”) and certain parties that are lenders under the Oaktree Parent Credit Agreement (as defined below) (the “Oaktree Parent Facility Lenders”) made loans and advances, and/or provided other financial accommodations, to or for the benefit of Molycorp in an initial principal amount of $50,200,000 (collectively, the “Oaktree Parent Facility”) pursuant to (x) that certain Credit Agreement, dated as of September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “Oaktree Parent Credit Agreement”), by and among Molycorp, as borrower, the Oaktree Agent, and the Oaktree Parent Facility Lenders, and (y) all other agreements, documents and instruments executed and/

or delivered to or in favor of the Oaktree Agent and/or the Oaktree Parent Facility Lenders in connection with the Oaktree Parent Loan Facility, including, without limitation, all security agreements, the Prepetition Collateral Agency Agreement (as defined below), notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Oaktree Parent Credit Agreement, as all of the same have been supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, collectively, the “Oaktree Parent Documents”). All “Obligations” (as defined in the Oaktree Parent Documents) arising under the Oaktree Parent Documents including, without limitation, all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, the “Early Payment Premium” (as defined in the Oaktree Parent Documents), fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’ and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the Oaktree Parent Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Parent Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Parent Obligations”.

(B)    The Prepetition Oaktree Parent Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries specified in the guarantees that constitute the Oaktree Parent Documents (collectively with Molycorp, the “Prepetition Oaktree Obligors.”
(C)    Pursuant to the Oaktree Parent Documents, the Prepetition Oaktree Parent Obligations are secured by a security interest and lien (the “Prepetition Oaktree Parent Liens”) on (x) the “First Priority Collateral” (as defined in the Oaktree Parent Credit Agreement, and as used herein, the “Prepetition Oaktree Parent First Priority Collateral”) and (y) subject to the Prepetition Collateral Agency Agreement, the Pari Passu Collateral (together with the Prepetition Oaktree Parent First Priority Collateral, the “Prepetition Oaktree Parent Collateral”).
•    Oaktree Magnequench Facility.
(A)    Prior to the Petition Date, the Oaktree Agent and certain parties that are lenders under the Oaktree Magnequench Credit Agreement (as defined below) (the “Oaktree Magnequench Facility Lenders”) made loans and advances, and/or provided other financial accommodations, to and for the benefit of Magnequench, Inc. (“Magnequench”) in an initial principal amount of $60,000,000 (collectively, the “Oaktree Magnequench Facility” and together with the Oaktree Parent Facility, the “Oaktree Loan Facilities”) pursuant to (x) that certain Credit Agreement, dated as of September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “Oaktree Magnequench Credit Agreement”), by and among Magnequench, as borrower, the Oaktree Agent and the Oaktree Magnequench Facility Lenders (together with the Oaktree Parent Facility Lenders, collectively, the “Oaktree Lenders”) and (y) all other agreements, documents and instruments executed and/or delivered to or in favor of the Oaktree Agent and/or the Oaktree Magnequench Facility Lenders in connection with the Oaktree Magnequench Loan Facility, including, without limitation, all security agreements, the Prepetition Collateral Agency Agreement, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Oaktree Magnequench Credit Agreement, as all of the same have been supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, collectively, the “Oaktree Magnequench Documents” and together with the Oaktree Parent Documents, the “Oaktree Loan Documents”). All “Obligations” (as defined in the Oaktree Magnequench Documents) arising under the Oaktree Magnequench Documents including, without limitation, all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, the “Early Payment Premium” (as defined in the Oaktree Magnequench Documents), fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’

and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the Oaktree Magnequench Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Magnequench Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Magnequench Obligations”.
(B)    The Prepetition Magnequench Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries specified in the guarantees that constitute the Oaktree Magnequench Documents.
(C)    Pursuant to the Oaktree Magnequench Documents, the Prepetition Oaktree Magnequench Obligations are secured by a security interest and lien (the “Prepetition Oaktree Magnequench Liens”) on (x) the “First Priority Collateral” (as defined in the Oaktree Magnequench Credit Agreement, and as used herein, the “Prepetition Oaktree Magnequench First Priority Collateral” and together with the Prepetition Oaktree Parent First Priority Collateral, collectively, the “Prepetition Oaktree First Priority Collateral”) and (y) subject to the Prepetition Collateral Agency Agreement, the Pari Passu Collateral (together with the Prepetition Oaktree Magnequench First Priority Collateral, the “Prepetition Oaktree Magnequench Collateral”,

and together with the Prepetition Oaktree Parent Collateral, collectively, the “Prepetition Oaktree Collateral”).
•    The Oaktree Sale Leaseback.
(A)    Prior to the Petition Date, Molycorp Minerals, LLC (“Minerals”) sold to Oaktree certain equipment located at Minerals’ manufacturing facility located in Mountain Pass, California (“Mountain Pass Equipment”) pursuant to that certain Purchase and Sale Agreement, dated September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, “Oaktree Purchase Agreement”), by and between Minerals as seller and Oaktree as purchaser (in such capacity, the “Oaktree Purchaser”). Minerals subsequently leased back the Mountain Pass Equipment from Oaktree pursuant to that certain Equipment Lease Agreement, dated September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, “Oaktree Equipment Lease”), by and between Minerals as lessee and Oaktree as lessor (in such capacity, the “Oaktree Lessor” and together with the Oaktree Agent and the Oaktree Lenders, collectively, the “Oaktree Parties” and together with the 10% Notes Parties, collectively, the “Prepetition Secured Parties”). All obligations of the Debtors arising under the Oaktree Sale Leaseback Documents, including all rent payments, fees, costs, Stipulated Loss Value (as defined in the Oaktree Equipment Lease) expenses and indemnities payable under the Oaktree Sale Leaseback Documents, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Sale Leaseback Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Sale Leaseback Obligations”. The Prepetition Oaktree Parent Obligations, the Prepetition Oaktree Magnequench Obligations and the Prepetition Oaktree Sale Leaseback Obligations shall hereinafter be referred to collectively as the “Prepetition Oaktree Obligations”. The sale leaseback transactions described in this Paragraph shall hereinafter be referred to as the “Oaktree Sale

Leaseback”. The Oaktree Sale Leaseback and the Oaktree Loan Facilities shall hereinafter be referred to collectively as the “Oaktree Transactions”.
(B)    The Prepetition Oaktree Sale Leaseback Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries as specified in the Oaktree Equipment Lease and the guarantees that constitute the Oaktree Parent Documents (together with the Oaktree Equipment Lease, the Oaktree Purchase Agreement, and any related security or collateral documents, collectively, the “Oaktree Sale Leaseback Documents” and together with the Oaktree Loan Documents, the “Oaktree Transaction Documents” and together with the 10% Notes Documents, collectively, the “Prepetition Transaction Documents”).
(C)    Pursuant to the Oaktree Equipment Lease and the applicable Oaktree Parent Documents, the Prepetition Oaktree Sale Leaseback Obligations are secured by a security interest and lien on (I) the Mountain Pass Equipment and proceeds thereof, to the extent set forth in the Oaktree Equipment Lease, and (II) the Prepetition Oaktree Parent Collateral (the liens covering the collateral described in (II) shall hereinafter be referred to as the “Prepetition Oaktree Sale Leaseback Liens” and together with the Prepetition Oaktree Parent Liens and the Prepetition Oaktree Magnequench Liens, collectively, the “Prepetition Oaktree Liens” and together with the 10% Notes Liens, collectively, the “Prepetition Liens”).
•    Prepetition Collateral Agency Agreement. The relative rights and priorities of the Prepetition Liens with respect to the Pari Passu Collateral are set forth in and governed by that certain Collateral Agency Agreement, dated as of June 11, 2012 (as the same may have been supplemented (including pursuant to the Oaktree Joinder, as defined below), modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, and as modified by this Interim Order, the “Prepetition Collateral Agency Agreement”), by and among Molycorp, the 10% Notes Guarantors, the 10% Trustee, the Oaktree Agent as “Additional Authorized Representative” (as defined therein), and Wells Fargo, as collateral agent (the “Collateral Agent”). The “Oaktree Joinder” shall mean that certain collateral agency joinder, dated as of September 11, 2014, executed by the Oaktree Agent on behalf of the other Oaktree Parties.
•    No Other Liens. As of the Petition Date, other than as expressly permitted under the Prepetition Transaction Documents, there were no security interests or liens on the Prepetition Collateral other than the Prepetition Liens.
•    Debtors’ Stipulations. Subject to the rights of any Committee or other parties-in-interest as and to the extent set forth in Paragraph 25 below (which rights are subject to any other applicable limitations set forth in this Interim Order), the Debtors and their non-debtor subsidiaries (the “Non-Debtor Subsidiaries” and together with the Debtors, the “Molycorp Entities”) acknowledge, admit, represent, stipulate and agree that:
•    Prepetition Oaktree Obligations Are Valid and Enforceable. The Prepetition Oaktree Obligations are (A) legal, valid, binding and enforceable against the Prepetition Oaktree Obligors, each in accordance with its terms, (B) not subject to any recoupment, rejection, avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, disallowance, impairment, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise, and (C) shall constitute “allowed claims” within the meaning of section 502 of the Bankruptcy Code. As of the Petition Date, the Debtors were truly and justly indebted and liable in respect of the Prepetition Oaktree Obligations, in an aggregate amount of not less than $373,304,041 (including the Early Payment Premiums under the Oaktree Loan Documents in an aggregate amount of $50,105,965 and a net Stipulated Loss Value under the Oaktree Equipment Lease of $63,598,604), plus accrued but unpaid cash interest, accrued but uncapitalized PIK interest, and other unpaid fees, charges, costs and expenses to the extent payable under the terms of the Oaktree Transaction Documents,
•    Prepetition Oaktree Liens Are Valid and Enforceable. The Prepetition Oaktree Liens (A) constitute valid, binding, enforceable, nonavoidable, and properly perfected liens on the Prepetition Oaktree Collateral that secure all the Prepetition Oaktree Obligations, (B) with respect to the Pari Passu Collateral, and subject to the terms of the Prepetition Collateral Agency Agreement, ranked equal in priority to the 10% Notes Liens, and; (C) are not subject to any attachment, recoupment, rejection, avoidance, reductions, recharacterization, set‑off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise; and (D) were not otherwise subject to any liens, security interests, or other encumbrances other than liens expressly permitted under the Oaktree Transaction Documents.
•    No Claims. The Debtors have no valid claims (as such term is defined in section 101(5) of the Bankruptcy Code) or causes of action against the Oaktree Parties with respect to the Oaktree Transaction Documents the Prepetition Oaktree Obligations, the Prepetition Oaktree Liens, or otherwise, whether arising at law or at equity, including, without limitation, any challenge, recharacterization, subordination, avoidance or other claims arising under or pursuant to sections 105, 510, 541 or 542 through 553 of the Bankruptcy Code.
•    Release. Subject to entry of the Final Order, the Molycorp Entities hereby forever, unconditionally and irrevocably release, discharge and acquit the DIP Agent, the DIP Lenders, and the Oaktree Parties, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys and agents, past, present and future, and their respective heirs, predecessors, successors and assigns (collectively, the

“Releasees”) of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions and causes of action of any and every nature whatsoever, whether arising in law or otherwise, and whether or not known or matured, arising out of or relating to, as applicable, the DIP Facility, the DIP Facility Documents, the Oaktree Transaction Documents and/or the transactions contemplated hereunder or thereunder including, without limitation, (A) any so-called “lender liability” or equitable subordination claims or defenses, (B) any and all claims and causes of action arising under the Bankruptcy Code, and (C) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the DIP Liens, DIP Obligations, Prepetition Oaktree Liens and Prepetition Oaktree Obligations (as each of the foregoing terms is defined herein). The Molycorp Entities further waive and release any defense, right of counterclaim, right of set-off or deduction to the payment of the Prepetition Oaktree Obligations and the DIP Obligations that the Debtors now have or may claim to have against the Releasees, arising out of, connected with or relating to any and all acts, omissions or events occurring prior to the Bankruptcy Court entering this Interim Order.
•    The Debtors will not, without Oaktree’s consent (in its sole discretion), propose, file, consent to, cooperate with, solicit votes with respect to, acquiesce to, or support any chapter 11 plan or debtor in possession financing unless such plan or financing would, on the date of its effectiveness, indefeasibly pay in full in cash all DIP Claims.
•    From and after entry of the Final Order, the Debtors will not directly or indirectly take any action that is inconsistent with, or that would unreasonably delay or impede approval of, any of the DIP Facility Document, the DIP Facility, or the 363 Sale (as defined in the DIP Term Sheet) including, without limitation, directly or indirectly soliciting, encouraging, initiating, joining, and/or supporting any offer or proposal from, entering into any agreement with, and/or engaging in any discussions or negotiations with, any person concerning any actual or proposed transaction involving any or all of (A) another financial and/or corporate restructuring of any Molycorp Entity, (B) another debtor-in-possession financing facility (other than a financing that is used at its funding to indefeasibly pay in full in cash all DIP Claims and all Prepetition Oaktree Obligations), (C) the issuance, sale, or other disposition of any equity or debt interests, or any material assets, of any Molycorp Entity (other than interests or assets that are solely owned by Pari Passu Debtors), or (D) a merger, consolidation, business combination, liquidation, recapitalization, refinancing, sale of substantially all assets, or similar transaction involving any Molycorp Entity (other than with respect to assets that are solely owned by a Pari Passu Debtor).
•    Subject to paragraph 14 below, and effective upon entry of the Final Order, upon any Event of Default, the Debtors agree that section 1121(c) of the Bankruptcy Code shall be modified solely to permit the DIP Agent to file a plan.
•    No Stipulations Relating to the 10% Notes. For the avoidance of doubt, nothing in this Interim Order shall be deemed as a stipulation by the Debtors or any other party as to the validity of the enforceability challenges as to the 10% Notes, the 10% Notes Documents; the 10% Notes Liens, the 10% Notes Obligations; the restructuring support agreement entered into by certain holders of 10% Notes or the debtor in possession financing proposed by certain holders of the 10% Notes (all the foregoing, collectively, the “10% Notes Matters”), and any and all claims, challenges and causes of actions with respect to the 10% Notes Matters are hereby preserved to the fullest extent.
•    Adequate Protection.
•    The 10% Notes Parties shall be entitled to adequate protection of their interests in the Pari Passu Collateral (including the Cash Collateral), as set forth in Paragraph 12(a) below, in an amount equal to the aggregate diminution in value (if any) of the Pari Passu Collateral resulting from the sale, lease or use by the Debtors of their Prepetition Collateral (including the Cash Collateral), and/or the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (such diminution, the “10% Notes Adequate Protection Obligations”).
•    The Oaktree Parties shall be entitled to adequate protection of their interests in the Prepetition Oaktree Collateral (including the Cash Collateral), as set forth in Paragraph 12(b) below, in an amount equal to the aggregate diminution in value (if any) of the Prepetition Collateral resulting from the sale, lease or use by the Debtors of their Prepetition Oaktree Collateral (including the Cash Collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, and/or the priming of their interests in the Prepetition Oaktree Collateral (such diminution, the “Oaktree Adequate Protection Obligations”).
•    The terms of the Adequate Protection (as defined below) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and are sufficient to allow the Debtors’ use of the Prepetition Collateral (including the Cash Collateral) and to permit the DIP Liens and the DIP Superpriority Claims to prime the Prepetition Oaktree Liens on Prepetition Oaktree Collateral that is not Pari Passu Collateral (the “Neo Collateral”).
•    Oaktree Parties’ Consent. The Oaktree Parties consent to the adequate protection and the priming provided for herein; provided, however, that the such consent to the priming, the use of Cash Collateral, and the sufficiency of the adequate protection provided for herein is expressly conditioned upon the entry of this Interim Order (in form and substance satisfactory to them) relating to the DIP Facility as set forth herein (and as provided by the DIP Lenders as set forth herein) and such consent shall not be deemed to extend to any other replacement financing or debtor-in-possession financing other than the DIP Loans provided under the terms of the DIP Facility Documents and the DIP Orders; and provided, further, that such consent shall be of no force and effect in the event this Interim Order is not entered and the DIP Facility Documents and DIP Loans as set forth herein are not approved; a
•    Order of the Bankruptcy Court. Based upon the foregoing findings, acknowledgements, and conclusions, and upon the record made before the Bankruptcy Court at the Interim Hearing, and good and sufficient cause appearing therefor:
•    IT IS HEREBY ORDERED, ADJUDGED AND DECREED:
•    Motion Granted. The Motion is granted on an interim basis, as set forth in this Interim Order. Any objections to the Motion that have not previously been resolved or withdrawn are hereby overruled. This Interim Order shall immediately become effective upon its entry. To the extent that the terms of any of the DIP Facility Documents differ from the terms of this Interim Order, this Interim Order shall control.
•    Authority to Enter into DIP Facility.
•    The Debtors’ entry into the DIP Facility is hereby approved. The provisions of the DIP Term Sheet shall bind the Debtors, the DIP Agent, and the DIP Lenders as though it was executed by such parties. The Debtors shall negotiate a form of credit agreement with the DIP Agent and shall file a form of such credit agreement, consistent in all respects with the DIP Term Sheet and otherwise acceptable to the DIP Agent in its sole discretion by no later than July 10, 2015. The Debtors are also, authorized to enter into such additional documents, instruments and agreements delivered or executed from time to time in connection with the DIP Facility (such agreements, together with the DIP Term Sheet and the DIP Orders, the “DIP Facility Documents”). The DIP Facility Documents shall include guarantees from each Prepetition Oaktree Guarantor, guarantees from each of Xin Bao Investment Limited, Magnequench (Tianjin) Company Limited, Toda Magnequench Magnetic Material (Tianjin) Co., Ltd., Zibo Jiahua Advanced Material Resources Co. Ltd., Jiangyin Jiahua Advanced Material Resources Co., Ltd., and Magnequench

(Korat) Co., Ltd. (the “Additional Guarantors” and together with the Prepetition Oaktree Obligors, the “DIP Guarantors”); provided that to the extent any guaranty from an Additional Guarantor or security over its equity interest is prohibited under applicable law or would violate any operation agreement of a joint venture, in effect as of the date hereof, such guaranty shall be deemed void ab initio or shall not be required to be provided, but solely to the extent required to avoid such prohibition or such violation. The DIP Facility Documents shall also include negative pledges whereby each Non-Debtor Subsidiary that is not a DIP Guarantor (other than an immaterial subsidiary as determined thereunder) shall execute a negative pledge providing that such entity shall not grant any liens, issue any guarantees, or incur any indebtedness or obligations (including the refinancing of any obligations), provided that to the extent any such negative pledge is prohibited under applicable law or would violate any operation agreement of a joint venture, in effect as of the date hereof, such guaranty shall be deemed void ab initio or shall not be required to be provided, but solely to the extent required to avoid such prohibition or such violation.

7	The term DIP Facility Documents shall not include the DIP Credit Agreement until such DIP Credit Agreement has been approved by a further order of the Court.

•    To the extent not specifically provided in this Interim Order, the Debtors are authorized to incur and perform the obligations arising under, and to otherwise comply with, the DIP Facility Documents and the Interim Order, including causing their Non-Debtor Subsidiaries to execute such DIP Facility Documents as are required or appropriate.
•    Following the execution of such documents (regardless of whether it was actual execution or deemed execution provided under this Interim Order), each of the DIP Facility Documents shall constitute valid and binding agreements, enforceable against each Debtor that is party thereto, in accordance with the terms of the DIP Facility Documents.
•    For the avoidance of doubt, any unadvanced availability under the Oaktree Transaction Documents is hereby terminated.
•    Authority to Borrow and Use of Funds.
•    The Debtors are hereby authorized, on an interim basis, to borrow DIP Loans in an amount not to exceed the Interim DIP Loan, pursuant to the terms of this Interim Order and the other DIP Facility Documents.
•    The Debtors are hereby authorized to use the Interim DIP Loan and the Cash Collateral pursuant to the DIP Credit Agreement and the Interim Order, and in accordance with the 13-week budget delivered by the Debtors to the DIP Agent pursuant to the DIP Term Sheet, including any variances to the line items contained in such budget that are permitted under the DIP Term Sheet (as the same may be amended, supplemented and/or updated in accordance with the DIP Term Sheet, the “Budget”). The initial Budget is annexed hereto as Exhibit B. Within five (5) business days of delivery of the Budget to the DIP Agent the Debtors shall deliver a copy of such budget to the U.S. Trustee and any statutory committee appointed in these cases.
•    Limitation on Use of Funds.

•    Notwithstanding anything herein to the contrary, no proceeds of the DIP Loans, the DIP Collateral, the Prepetition Oaktree Collateral, or any portion of the Carve-Out may be used for the payment of the fees and expenses of any person incurred in (i) the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any DIP Secured Party or any Oaktree Party for the purpose of challenging the amount, validity, extent, perfection, priority, characterization or enforceability of or asserting any defense, counterclaim or offset to the DIP Obligations, the DIP Liens, the DIP Superpriority Claims, the Prepetition Oaktree Obligations, the Prepetition Oaktree Liens and the Adequate Protection Liens, (ii) asserting any other claims, causes of action, adversary proceeding or other litigation or actions (including, without limitation, any Avoidance Actions) against any DIP Secured Party or any Prepetition Oaktree Party that would hinder or delay the assertion, enforcement or realization on the DIP Collateral or the Prepetition Collateral in accordance with the DIP Facility Documents, the Oaktree Transaction Documents or this Interim Order, or (iii) requesting authorization, or supporting any request for authorization, to obtain non-consensual use of Cash Collateral or any postpetition financing (whether equity or debt) or other financial accommodations pursuant to sections 364(c) of the Bankruptcy Code, or otherwise, other than from or with the consent of the DIP Lender.
•    Notwithstanding the foregoing, up to $50,000.00 (subject to entry of the Final Order) in the aggregate proceeds of the DIP Loans, the DIP Collateral, the Prepetition Collateral, and the Carve-Out may be used to pay fees and expenses of the professionals retained by the Committee that are incurred in connection with investigating the matters covered by the stipulations contained in Paragraphs I and J of this Interim Order.
•    DIP Fees. The Debtors are hereby authorized and directed to pay all other fees, expenses and other amounts payable under the DIP Facility Documents, including, without limitation, a cash fee equal to 2% of the funded commitments (payable at the time of such funding), all recording fees, fees and expenses (whether incurred prepetition or postpetition) of the DIP Agent’s lead and local bankruptcy counsel (and such other local or special counsel, financial advisors, and other consultants as are retained by the DIP Agent), and all of the other fees and all out-of-pocket costs and expenses of the DIP Secured Parties (all the foregoing, the “DIP Fees”), at such times as they are earned and due under, and otherwise in accordance with the terms of, the DIP Facility Documents. None of such costs, fees and expenses shall be subject to Bankruptcy Court approval or U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. All DIP Fees shall constitute DIP Obligations and the repayment thereof shall be secured by the DIP Collateral and afforded all of the priorities and protections afforded to the DIP Obligations under this Interim Order and the DIP Facility Documents. Any outstanding DIP Fees shall be paid concurrently with any funding of a DIP Loan.
•    DIP Obligations. The DIP Obligations are (a) legal, valid, binding and enforceable against the Debtors, each in accordance with its terms, (b) not subject to any recoupment, rejection, avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise, and (c) shall constitute “allowed claims” within the meaning of section 502 of the Bankruptcy Code.
•    DIP Superpriority Claims. Pursuant to sections 364(c)(1), 503 and 507 of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against each of the Debtors (the “DIP Superpriority Claims”) with priority over any and all administrative expenses of the Debtors (including administrative expenses constituting Adequate Protection), whether heretofore or hereafter incurred, subject and subordinate only to the Carve-Out. Subject to and effective only upon the entry of the Final Order, the DIP Superpriority Claims may be paid out of the proceeds or property recovered, unencumbered or otherwise the subject of successful claims and causes of action under Chapter 5 of the Bankruptcy Code and similar laws, whether by judgment, settlement or otherwise (collectively, the “Avoidance Actions” and any proceeds thereof and property received thereby, the “Avoidance Action Proceeds”).
•    DIP Liens. As security for the repayment of the DIP Obligations, pursuant to sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, the DIP Agent, on behalf of the DIP Lenders, is hereby granted: (i) pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority security interest and lien on all tangible and intangible unencumbered assets of the Debtors now owned or hereafter acquired (including, without limitation, the DIP Loan Disbursement Account (as defined below), the proceeds of the DIP Loans deposited therein, and, subject to entry of the Final Order, the Avoidance Action Proceeds) but excluding: (A) the account at Wells Fargo held in the name of “Molycorp, Inc.” (last four digits 4705) pursuant to which the Debtors have deposited certain funds to cash collateralize certain obligations to Wells Fargo, including under a corporate credit card agreement and a letter of credit; provided, however, that the Debtors shall not cause the balance of such account to exceed $1,750,000 at any time without prior written consent of the DIP Agent; (B) an account to be created by the Debtors pursuant to an order of the Bankruptcy Court, pursuant to section 366 of the Bankruptcy Code, designated for the purpose of holding a deposit to provide utility companies with adequate assurance of the Debtors’ future performance, which shall hold only such amounts as are authorized by the Bankruptcy Court; (C) the Mountain Pass Equipment or the proceeds thereof; (D) the unencumbered 35% of the equity interests Molycorp holds in Molycorp Luxembourg Holdings S.á r.l., MCP Exchangeco Inc., and MCP Callco ULC; (E) the unencumbered 35% of the equity interests Minerals holds in Molycorp Silmet AS; and (F) any assets of the types described in clauses (viii), (ix) or (xii) of the definition of "Excluded

Assets" in the Security Agreement (as defined in the Prepetition Collateral Agency Agreement) ((A)-(F), collectively, and together with all proceeds of the foregoing the “Excluded Unencumbered Assets”); (ii) pursuant to section 364(c)(3) of the Bankruptcy Code, a security interest and lien on the Pari Passu Collateral, ranked junior in priority to the Prepetition Liens thereon (and subject to the 10% Noteholder Adequate Protection Lien and any other duly perfected and otherwise unavoidable lien in existence on the Petition Date); provided that, upon the occurrence of the Roll Up following entry of the Final Order, the Roll Up Loan shall continue to be secured by its Prepetition Lien (with its current priority) with respect to the Pari Passu Collateral; (iii) pursuant to section 364(d) of the Bankruptcy Code, a security interest and lien with respect to the Neo Collateral senior to the Prepetition Oaktree Liens (but subject to the 10% Noteholder Adequate Protection Lien and any other duly perfected and otherwise unavoidable lien in existence on the Petition Date); and (iv) pursuant to section 364(c)(3) of the Bankruptcy Code, a junior security interest and lien on any other tangible or intangible encumbered assets of the Debtors now owned or hereafter acquired (the liens and security interests identified in subsections (i)-(iv) with respect to the DIP Obligations, collectively, the “DIP Liens” and the collateral with respect to which such DIP Liens attach, collectively, the “DIP Collateral”). The DIP Liens shall be subject and subordinate to the Carve Out.

8	For the avoidance of doubt, nothing herein or in the DIP Facility Documents authorizes the Debtors to use the funds deposited in this account.

•    Upon entry of this Interim Order, whether or not the DIP Secured Parties take any action to validate, perfect, or confirm perfection, the DIP Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than with respect to the Carve-Out or as set forth in this Interim Order), at the time and as of the date of entry of this Interim Order.
•    The DIP Secured Parties are hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the DIP Liens. Upon the request of the DIP Agent, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind except as set forth in the DIP Facility Documents) to enable the DIP Agent or DIP Lenders to validate, perfect, preserve and enforce the DIP Liens consistent with the terms of this Interim Order. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.
•    The Debtors are authorized and directed to, as soon as reasonably practicable following entry of this Interim Order, add the DIP Secured Parties as additional insureds and loss payees on each insurance policy maintained by the Debtors which in any way relates to the DIP Collateral and shall, subject to the terms of this Interim Order, distribute any proceeds recovered or received in accordance with the terms of this Interim Order and the other DIP Facility Documents.
•    So long as any of the DIP Obligations remain outstanding and have not been indefeasibly paid in full in cash, the Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral, except as permitted by this Interim Order, the DIP Facility Documents (including, without limitation, the Prepetition Collateral Agency Agreement), as applicable, or as otherwise authorized by the Bankruptcy Court. Subject to the Prepetition Collateral Agency Agreement, all proceeds of DIP Collateral, shall be applied to the DIP Obligations and paid to the DIP Lenders in accordance this Interim Order and the DIP Facility Documents.
•    In addition to the DIP Liens, the Debtors shall cause each Non-Debtor Subsidiary to pledge to the DIP Agent (on a first priority basis subject only to customary permitted liens) such additional collateral as set forth in the DIP Term Sheet. To the extent any Non-Debtor Subsidiary (or equity in a Non-Debtor Subsidiary) is currently subject to pledge and security agreement or document, or a security filing, recording, statement or similar document for the benefit of Oaktree (each a “Prepetition Preserved Document”), such Prepetition Preserved Document shall remain in full force and effect and shall, to the greatest extent permitted by applicable law, be deemed to apply equally to secure the DIP Obligations and, the Oaktree Adequate Protection Liens; provided that the enforcement (and application of proceeds) of such pledge, security agreement, or other collateral document shall be subject to the relative priorities established by the applicable DIP Order.
•    DIP Loan Disbursement Account.
•    Any and all DIP Loans drawn under the DIP Facility shall be deposited into an account established by the Debtors for the purpose of holding the DIP Loans (the “DIP Loan Disbursement Account”). The Debtors are authorized to enter into a Blocked Account Agreement (as defined in the DIP Credit Agreement) with respect to the DIP Loan Disbursement Account, pursuant to which the DIP Agent shall be authorized to provide instructions to the depository bank with respect to how the DIP Loans should be disbursed. Disbursements from the DIP Loan Disbursement Account shall be made in accordance with the Blocked Account Agreement, the

Budget, the DIP Credit Agreement and this Interim Order. Notwithstanding anything to the contrary contained in this Interim Order, and regardless of whether the DIP Agent enters into a Blocked Account Agreement, the DIP Loans and the DIP Loan Disbursement Account shall be subject to a first-priority, perfected lien of the DIP Agent, for the benefit of the DIP Lenders, and shall be free and clear of any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including, without limitation, any Prepetition Liens or the Adequate Protection Liens) except for the Carve-Out. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Prepetition Transaction Documents, (i) prior to the indefeasible payment in full of the DIP Obligations, the Prepetition Secured Parties shall not have any right to access or disburse any of the funds in the DIP Loan Disbursement Account and shall not have any liens on, security interests in, claims to or rights with respect to the DIP Loan Disbursement Account or the DIP Loans until after the indefeasible payment in full of the DIP Obligations, and (ii) neither the DIP Facility nor any of the funds maintained in the DIP Loan Disbursement Account shall be used to repay any of the Prepetition Obligations unless and until the indefeasible payment in full of all DIP Obligations has occurred.

9
In the event that, despite diligent efforts by the Debtors, the DIP Loan Disbursement Account is not open by 9:00 a.m. (eastern) on July 6, 2015, the DIP Loans shall be deposited in another bank account designated by the Debtors (the “Temporary Account”). The Debtors shall use reasonable efforts to cause the DIP Loan Disbursement Account to be opened as soon as possible. The Debtors may use funds in the Temporary Account only in accordance with the Budget. Within one business day of the opening of the DIP Loan Disbursement Account the Debtors shall transfer the proceeds of the DIP Loans (less disbursements that were authorized under the Budget) from the Temporary Account to the DIP Loan Disbursement Account.

•    Without requiring further authority of the Bankruptcy Court, the DIP Agent shall have the right to disburse from the DIP Loan Disbursement Account and pay any interest, fees and expenses that constitute DIP Obligations pursuant to and in accordance with the DIP Facility Documents and this Interim Order. Upon the occurrence of the “Maturity Date” (as defined in the DIP Term Sheet), all proceeds remaining in the DIP Loan Disbursement Account shall be applied by the DIP Agent to repay the DIP Obligations in accordance with the DIP Credit Agreement (prior to the application of any other amounts or property).
•    Carve-Out. Subject to the terms and conditions contained in this paragraph, the DIP Liens, DIP Superpriority Claims, and the Adequate Protection shall be subject to the following: (i) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. 1930(a); (ii) fees and expenses for any professional retained pursuant to sections 327, 328 or 1103 of the Bankruptcy Code of the Debtors and any Committee appointed in the Chapter 11 Cases (the “Professional Fees”) incurred at any time on or prior to the calendar day immediately prior to the date of the delivery of a Carve-Out Notice (as defined herein) to the extent such Professional Fees are consistent with the Budget (it being agreed by the DIP Agent and the Debtors that the Professional Fees set forth in the Budget will be revised to reflect an updated estimate of the Professional Fees that will be required to allow the Debtors to meet the covenants and milestones contained in the DIP Facility Documents) and allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise; (iii) Professional Fees incurred subsequent to the calendar day immediately following the date of delivery of the Carve-Out Notice in an aggregate amount not to exceed $3,000,000 for the Debtors’ professionals and $500,000 for all other retained professions, to the extent such Professional Fees are consistent with a budget reasonably acceptable to the DIP Agent and such professional and allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise; and (iv) subject to the entry of the Final Order, on such terms and conditions to be agreed to in the Final Order, the Financing Fee, Restructuring Transaction Fee and Sale Transaction Fee of Miller Buckfire & Co. as set forth in their engagement letter, to the extent such fees are allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise (the fees and expenses described in subsections (i)-(iv) and solely for the benefit of the professionals referenced therein, collectively, the “Carve-Out”). The foregoing shall not affect the right of the Debtors, the DIP Secured Parties, the Committee, the U.S. Trustee or other parties in interest to object to the allowance and payment of any amounts covered by the Carve-Out. Payment of any portion of the Carve-Out shall not, and shall not be deemed to, (A) reduce any of the DIP Obligations or the Prepetition Obligations owed by the Debtors or (B) subordinate, modify, alter or otherwise affect any of the DIP Liens or the Prepetition Liens. The “Carve-Out Notice” shall mean either the Event of Default Notice (as defined below) or such written notice provided by the DIP Agent to the Debtors that an “Event of Default” (as defined in the DIP Term Sheet) has occurred and is continuing under the DIP Facility, which notice may be delivered only after the occurrence and during the continuation of an Event of Default under the DIP Facility, after giving effect to any applicable grace periods.

•	Limitation on Surcharging the Collateral Waiver of Equities of the Case, and Marshalling.

•    Subject to the entry of the Final Order, with the exception of the Carve-Out, neither the DIP Collateral nor the Prepetition Collateral shall be subject to surcharge by the Debtors or any other party in interest pursuant to sections 105 and 506(c) of the Bankruptcy Code or otherwise without the prior written consent of the secured party whose collateral would be impacted and no such consent shall be implied from any other action, inaction or acquiescence by such parties in this proceeding, including, without limitation, the DIP Secured Parties’ funding of the Debtors’ ongoing operations.
•    Subject to the entry of the Final Order, the “equities of the case” exception set forth in section 552(b) of the Bankruptcy Code shall be deemed waived with respect to the Prepetition Secured Parties and their Prepetition Collateral.
•    Subject to the entry of the Final Order, neither the DIP Secured Parties nor the Prepetition Oaktree Parties shall be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral, as applicable.
•    Except with respect to a financing that indefeasibly pays in full in cash all DIP Claims, the consent of Oaktree (in its sole discretion) shall be required for any debt or lien for borrowed money or otherwise outside the ordinary course of business to be incurred or granted by any Molycorp Entity after the date hereof other than de minimus debt obligations, not to exceed $3.5 million at Buss & Buss Spezialmetalle GmbH and $6 million in the aggregate for all other Molycorp Entities incurred in the ordinary course of business and use for working capital purposes, unless otherwise consented to by the DIP Agent, in its sole discretion.

•    Adequate Protection of Prepetition Secured Parties. As adequate protection, the Prepetition Secured Parties are hereby granted the following (collectively, “Adequate Protection”):
•    Adequate Protection of the 10% Noteholders.
(i)    Adequate Protection Liens. As security for the payment of the 10% Notes Adequate Protection Obligations in respect of the diminution, if any, of the 10% Noteholders’ interests in the Pari Passu Collateral, including for any use of the Pari Passu Collateral constituting Cash Collateral, the 10% Trustee, on behalf of itself and the 10% Noteholders, is granted a valid and perfected replacement security interest and lien (the “10% Noteholder Adequate Protection Liens”) in the Pari Passu Collateral, which shall rank junior in priority to the Carve-Out and the DIP Liens thereon. Upon entry of this Interim Order, whether or not the 10% Trustee takes any action to validate, perfect, or confirm perfection, the 10% Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than as set forth in this Interim Order), at the time and as of the date of entry of this Interim Order. The 10% Trustee is hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the 10% Adequate Protection Liens. Upon the request of the 10% Trustee, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments to enable the 10% Trustee to validate, perfect, preserve and enforce the 10% Adequate Protection Liens consistent with the terms of this Interim Order. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.
(ii)     Administrative Expense Claim. As security for the payment of the 10% Notes Adequate Protection Obligations, the 10% Trustee, on behalf of itself and the 10% Noteholders, is hereby granted an allowed administrative expense claim against the Pari Passu Debtors (the “10% Administrative Expense Claim”) under section 507(b) of the Bankruptcy Code, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, subject and subordinate only to the DIP Superpriority Claims and the Carve-Out, provided, however that the 10% Notes Parties shall not receive or retain any payments, property or other amounts in respect of the 10% Administrative Expense Claim unless and until the indefeasible payment in full in cash of all DIP Obligations pursuant to the DIP Credit Agreement.
•    Adequate Protection of the Oaktree Parties.
(i)    Adequate Protection Liens. As security for the payment of the Oaktree Adequate Protection Obligations in respect of the diminution, if any, of the Oaktree Parties’ interests in the Oaktree Collateral, including for any use of the Prepetition Oaktree Collateral that constitutes Cash Collateral, the Oaktree Agent, on behalf of itself and the other Oaktree Parties, is hereby granted a valid, perfected replacement security interest and lien (the “Oaktree Adequate Protection Liens”) on DIP Collateral immediately junior to the DIP Liens subject and subordinate to the Carve-Out. Upon entry of this Interim Order, whether or not the Oaktree Parties take any action to validate, perfect, or confirm perfection, the Oaktree Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than as set forth in this Interim Order), at the time and as of the date of entry of this Interim Order. The Oaktree Parties are hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the Oaktree Adequate Protection Liens. Upon the request of the Oaktree Agent, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments to enable the Oaktree Agent to validate, perfect, preserve and enforce the Oaktree Adequate Protection Liens consistent with the terms of this Interim Order. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.
(ii)     Administrative Expense Claim. As security for the payment of the Oaktree Adequate Protection Obligations, the Oaktree Agent, on behalf of itself and the other Oaktree Parties, is hereby granted an allowed administrative expense claim (the “Oaktree Administrative Expense Claim”) under section 507(b) of the Bankruptcy Code, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, which shall rank junior in priority to the DIP Superpriority Claims and the Carve-Out, and, at the Pari Passu Debtors, the 10% Administrative Expense Claim.
(iii)    Adequate Protection Payments to the Oaktree Parties. As additional adequate protection, the Oaktree Parties shall be entitled to and the Debtors are directed to timely pay subject to Paragraph 13 below, the fees and expenses incurred by the Oaktree Parties under the terms of the Oaktree Transaction Documents including the fees and expenses (whether incurred before or after the Petition Date) of lead and local bankruptcy counsel and one or more financial advisors and/or consultants.
•    Procedures for Invoices. The professionals retained by the Oaktree Parties requesting payment from the Debtors pursuant to this Interim Order shall comply with the following procedures. The professional must submit an invoice (redacted for privileges) containing reasonably detailed summary of the work performed and the expenses incurred (which for the avoidance of doubt shall not be required to contain time entries) to the counsel to the Debtors, to the counsel to the Committee, and the U.S. Trustee, each of whom shall have ten (10) business days following receipt of such invoice to object to the invoice in question by providing a written notice setting forth the basis for the objection to the counsel to the Debtors and to the professional whose invoice is being challenged. If no timely objection shall have been received in accordance herewith, the Debtors shall pay such invoice within twelve (12) business days after such professional has delivered such invoice to the Debtors. If an objection to a professional’s invoice is timely received in accordance herewith, the Debtors shall only be required to pay the undisputed amount of the invoice and the Bankruptcy Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually.
•    Automatic Stay.
•    Without requiring further order from the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit either the DIP Secured Parties to exercise, upon the occurrence and during the continuance of any Event of Default (as defined in the DIP Term Sheet), all rights and remedies provided for in the DIP Facility Documents (including, without limitation and without prior notice, the right to freeze monies or balances or set off monies or balances in the DIP Loan Disbursement Account, the right to charge default rate of interest and to terminate commitments under the DIP Facility), pursuant to and subject to the terms and conditions set forth therein and in this Interim Order, and subject, in the case of Pari Passu Collateral, to the Prepetition Collateral Agency Agreement; provided, however, that prior to the exercise of any remedies against the DIP Collateral (other than those specifically set forth immediately above) or the exercise of its rights under paragraph J(vi) above, the DIP Agent shall be required to provide five (5) business days prior written notice of the occurrence of an Event of Default and its intent to exercise rights under the DIP Facility Documents (such notice, the “Event of Default Notice”) to the Debtors, counsel to the Debtors, counsel to the Committee, counsel to the Prepetition Secured Parties, counsel to certain 10% Noteholders, and the U.S. Trustee. After the DIP Agent has sent the Event of Default Notice, any obligation otherwise imposed on the DIP Secured Parties to provide any loans or advances under the DIP Facility shall be immediately suspended. Notwithstanding the occurrence of an Event of

Default, the Maturity Date, and/or termination of the commitments under the DIP Credit Agreement, all of the rights, remedies, benefits and protections provided to the DIP Secured Parties under the DIP Facility Documents and this Interim Order shall survive. Upon receiving the Event of Default Notice, the Debtors, the Committee, counsel to certain 10% Noteholders, and the U.S. Trustee shall be entitled to seek an expedited hearing with the Bankruptcy Court.
•    If none of the Debtors, the Committee, or the U.S. Trustee contests the occurrence of an Event of Default within five (5) business days of receiving the Event of Default Notice as provided in the above Paragraph, or if the Bankruptcy Court rules against such party in such contest, the automatic stay under section 362 of the Bankruptcy Code shall be deemed to be lifted and the DIP Secured Parties shall be entitled to exercise all remedies set forth in, and in accordance with, the DIP Facility Documents (subject to, with respect to Pari Passu Collateral, the Prepetition Collateral Agency Agreement).
•    Equipment Lease Amendment. Effective upon the entry of the Final Order, the Equipment Lease Agreement shall be automatically amended to provide for:
•    each DIP Guarantor to be a “Guarantor” under and as defined in the Equipment Lease Agreement;
•    section 11(a)(viii) of the Equipment Lease Agreement to be replaced with the following words “any “Event of Default” under and as defined in the Parent Financing Agreement, the Magnequench Financing Agreement or the 10% Senior Notes 2020 Indenture (each agreement, in the form such agreement was in effect on the date of this Agreement, as though such agreement were still in effect notwithstanding any termination thereof) would have occurred and been continuing,”;
•    the following words to be added to the Equipment Lease Agreement as a new section 11(a)(x) “any “Event of Default” under and as defined in the superpriority debtor in possession financing facility entered into in connection with the Interim Order Pursuant to Sections 105, 361, 362, 363, 364, 365 and 507 of the Bankruptcy Code (I) Authorizing Debtors to Obtain Superpriority Secured Debtor-in-Possession Financing, (II) Authorizing Debtors to Use Cash Collateral, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief”;
•    the following words to be added to the Equipment Lease Agreement as a new section 11(a)(xi) “the occurrence of any of the following (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of the voting stock of Parent on a fully-diluted basis, (b) during any period of 12 consecutive months, a majority of the members of the Board of Directors of Parent cease to be composed of individuals who were members of such Board of Directors on the first day of such period; (c) the Borrower shall at any time and for any reason fail to own, directly or indirectly, the same percentage of the capital stock or other equity interests of each Guarantor and the Lessee that it holds today; (d) the sale, lease or transfer of all or substantially all of the Parent’s assets to any person or group (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934); or (e) Parent’s common stock shall cease to be listed or quoted on the New York Stock Exchange or the NASDAQ Global Select Market (or any of their respective successors),”; and
•    the replacement of the first sentence of section 22(a) of the Equipment Lease Agreement with the following sentence: “Lessor may, at any time, assign its rights and obligations under this Agreement and/or mortgage, or pledge or sell the Equipment subject to Lessee’s rights under this Agreement to an Affiliate, Eligible Assignee, or Related Fund.”

•    Credit Bid. Subject to entry of the Final Order and subject to the terms of the DIP Facility Documents and the Prepetition Collateral Agency Agreement and in accordance with its rights thereunder, the DIP Agent shall be permitted to credit bid some or all of the outstanding DIP Obligations as consideration in any sale of the DIP Collateral (or any part thereof), without the need for further order of the Bankruptcy Court, and whether that sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.
•    Modification of the DIP Facility Documents. The DIP Facility Documents may be modified or amended without further order of the Bankruptcy Court so long as such modification or amendment complies with, and is effectuated in accordance with, the DIP Term Sheet; provided, however, that notice of any material modification or amendment (including any waiver of any Event of Default) shall be provided to counsel for the Committee and the U.S. Trustee, each of which will have five (5) days from the date of delivery of such notice within which to object in writing to such modification or amendment; provided further, however, that if such objection is timely provided, then such modification or amendment shall be permitted only pursuant to an order of the Bankruptcy Court.
•    Modification of Automatic Stay. The automatic stay imposed under Bankruptcy Code section 362 is hereby modified and lifted to the extent necessary to effectuate the terms of this Interim Order and the DIP Facility Documents.
•    Binding Effect. The provisions of this Interim Order shall be binding upon and inure to the benefit of the DIP Secured Parties, Prepetition Secured Parties, the Debtors and each of the foregoing parties’ respective successors and assigns, including any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this Interim Order.
•    Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive (x) the entry of any order (a) confirming any plan of reorganization in any of the Chapter 11 Cases (and, to the extent not satisfied in full, in cash, the DIP Obligations shall not be discharged by the entry of any such order, or pursuant to section 1141(d)(4) of the Bankruptcy Code, each of the Debtors having hereby waived such discharge), (b) converting any of the Chapter 11 Cases to a chapter 7 case, or (c) dismissing any of the Chapter 11 Cases and (y) the repayment or refinancing of the DIP Obligations. Unless otherwise provided in the DIP Facility Documents, the DIP Liens, DIP Superpriority Claims, Prepetition Oaktree Liens, and the Adequate Protection shall continue in full force and effect notwithstanding the entry of any such order, and such claims and liens shall maintain their priority as provided by this Interim Order, the DIP Facility Documents and the Prepetition Transaction Documents to the maximum extent permitted by law until all of the DIP Obligations and the Prepetition Obligations are indefeasibly paid in full, in cash, and discharged.
•    Access to the Debtors. In accordance with the provisions of access in the DIP Facility Documents, the Debtors shall (a) permit any representatives, agents and/or employees of the DIP Agent and/or Oaktree and their respective professionals to have reasonable access to their premises and records during normal business hours (without unreasonable interference with the proper operation of the Debtors’ businesses) and (b) cooperate, consult with and provide to such representatives, agents and/or employees all such information, documents and records as they may reasonably request.
•    No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any party, creditor, equity holder or other entity other than the DIP Agent, the DIP Lenders, the Prepetition Secured Parties, and the Debtors, and their respective successors and assigns.
•    Subsequent Reversal. If any or all of the provisions of this Interim Order or the DIP Facility Documents are hereafter modified, vacated, amended or stayed by subsequent order of the Bankruptcy Court or any other court: (a) such modification, vacatur, amendment or stay shall not affect the validity of the DIP Obligations or the Adequate Protection Obligations or the validity, enforceability or priority of the DIP Liens, DIP Superpriority Claims, and the Adequate Protection or other protections authorized or created by this Interim Order or the DIP Facility Documents; and (b) the DIP Obligations and the Adequate Protection Obligations shall continue to be governed in all respects by the original provisions of this Interim Order and the DIP Facility Documents, and the validity of any obligations, security interests, liens or other protections described in this Paragraph shall be protected by section 364(e) of the Bankruptcy Code.
•    Effect of Dismissal of the Chapter 11 Cases. If the Chapter 11 Cases are dismissed, converted or substantively consolidated, then neither the entry of this Interim Order nor the dismissal, conversion or substantive consolidation of these Chapter 11 Cases shall affect the rights of the DIP Secured Parties and the Prepetition Secured Parties (as to Adequate Protection) under their respective documents or this Interim Order, and all of the respective rights and remedies thereunder of the DIP Secured Parties and the Prepetition Secured Parties (as to Adequate Protection) shall remain in full force and effect as if the Chapter 11 Cases had not been dismissed, converted or substantively consolidated. Notwithstanding the entry of an order dismissing any of the Chapter 11 Cases at any time, (a) the DIP Liens and the DIP Superpriority Claims granted to and conferred pursuant to this Interim Order and the DIP Facility Documents shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations shall have been paid and satisfied in full, (b) the Adequate Protection granted to and conferred upon the

Prepetition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until the Adequate Protection Obligations have been satisfied, and (c) the Bankruptcy Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the DIP Liens, the DIP Superpriority Claims, and the Adequate Protection Liens granted in this Interim Order and the DIP Transaction Documents. Any hearing on a motion to dismiss any of the Chapter 11 Cases shall require at least twenty (20) days prior notice to counsel to the DIP Agent and the Oaktree Agent.
•    Stipulations Regarding Prepetition Obligations and the Prepetition Liens Binding. The stipulations and admissions contained in this Interim Order, including, without limitation, in Paragraphs I and J of this Interim Order, shall be binding on the Debtors’ estates and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) and all parties in interest, including, without limitation, any Committee, unless a party has timely commenced a contested matter or adversary proceeding (a “Challenge”) (a) challenging the amount, validity or enforceability of the Prepetition Oaktree Obligations, (b) challenging the perfection or priority of the Prepetition Oaktree Liens, (c) challenging the existence of any DIP Collateral, or (d) otherwise asserting any objections, claims or causes of action (including, without limitation, any actions for preferences, fraudulent conveyances, or other avoidance power claims) against the Oaktree Parties relating to the Prepetition Oaktree Liens, the Prepetition Oaktree Obligations, the Prepetition Oaktree Transactions, or the Oaktree Transaction Documents no later than sixty (60) days after the appointment of a Committee. If no such Challenge is timely commenced as of such dates then, without further order of the Bankruptcy Court, to the extent not theretofore indefeasibly repaid, satisfied, or discharged, as applicable, the claims, liens and security interests of the Oaktree Parties shall, without further order of the Bankruptcy Court, be deemed to be finally allowed for all purposes in the Chapter 11 Cases and any subsequent Chapter 7 cases and shall not be subject to challenge or objection by any party in interest as to validity, priority, amount or otherwise. Notwithstanding anything to the contrary herein (other than as set forth in Paragraph J), if no Challenge is timely commenced and sustained, the stipulations contained in Paragraph J of this Interim Order shall be binding on the Debtors’ estates, any Committee and all parties in interest. If any such Challenge is timely commenced and/or sustained, the stipulations contained in Paragraphs I and J shall nonetheless remain binding on the Debtors’ estates, any Committee and all parties in interest (other than as set forth in Paragraphs I and J), except to the extent that such stipulations were expressly challenged in such Challenge. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any Committee appointed or formed in the Chapter 11 Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any Challenges. For the avoidance of doubt, as to the Debtors, all Challenges are hereby irrevocably waived and relinquished as of the Petition Date. Also for the avoidance of doubt, to the extent the Chapter 11 Cases are converted to Chapter 7 cases prior to the expiration of the period to file a Challenge, any remaining period shall inure to the benefit of the Chapter 7 trustee appointed in such cases.
•    Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts with any provision of the Motion, any Prepetition Transaction Document, or any DIP Facility Document, the provisions of this Interim Order shall control.
•    Retention of Jurisdiction. Notwithstanding any provision in the DIP Facility Documents or the Prepetition Transaction Documents, the Bankruptcy Court shall retain jurisdiction over all matters pertaining to the implementation, interpretation and enforcement of this Interim Order, the DIP Facility or the DIP Facility Documents.

•    Reservation of Rights. Nothing in this Interim Order or the transactions contemplated hereby shall waive the rights of the DIP Secured Parties or the Oaktree Parties to (i) object to or contest any proposed financing, plan of reorganization, or other motion proposed by any party in the Chapter 11 Cases, (ii) assert the total amount of the DIP Claims and/or the Prepetition Oaktree Obligations in the Chapter 11 Cases.
•    Final Hearing. A final hearing on the Motion shall be heard before the Bankruptcy Court on July 20, 2015 at 10:00 a.m. (Prevailing Eastern Time) at the United States Bankruptcy Court for the District of Delaware. Any party-in-interest objecting to the relief sought in the Final Order shall submit any such objection in writing and file the same with the Bankruptcy Court (with a courtesy copy to chambers) and serve (so as to be received) such objection no later than July 15, 2015 at 12:00 p.m. (Prevailing Eastern Time) on the parties set forth in Paragraph 29 below.
•    Notice Under the Interim Order. Any notice required to be provided pursuant to this Interim Order, and any party-in-interest objecting to the relief sought in the Final Order, shall submit any such objection, to the following:
•    Jones Day, 222 East 41st Street, New York, NY 10017-6702 (Attn: Paul Leake, Esq. and Lisa G. Laukitis, Esq.), lead bankruptcy counsel to the Debtors;
•    Young Conaway Stargatt & Taylor, LLP, 1000 N King St, Rodney Square, Wilmington, DE 19801 (Attn: M. Blake Cleary, Esq. and Edmon L. Morton, Esq.), local bankruptcy counsel to the Debtors.
•    Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, NY 10005 (Attn: Sam Khalil, Esq. and Dennis Dunne, Esq.), counsel to the Oaktree Parties;

•    Morris Nichols Arsht & Tunnell LLP, 1201 North Market Street, 16th Floor, Wilmington, DE 19899 (Attn: Robert Dehney, Esq. and Greg Werkheiser, Esq.), local counsel to the Oaktree Parties;
•    Reed Smith LLP, 225 Fifth Avenue, Suite 1200, Pittsburgh, PA 15222 (Attn: Eric A. Schaffer, Esq.), counsel to the 10% Trustee;
•    Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 6th Ave, New York, NY 10019 (Attn: Alan Kornberg, Esq. and Jeffrey Saferstein, Esq.), counsel to the certain unsecured convertible notes.
•    Cozen O'Connor P.C., 1201 N Market St #1001, Wilmington, DE 19801 (Att: Mark Felger, Esq.), local counsel to the certain unsecured convertible notes.
•    Kramer Levin Naftalis and Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 (Attn: Joshua K. Brody, Esq. and Yekaterina Chernyak, Esq.), lead bankruptcy counsel to certain 10% Noteholders;
•    Pachulski Stang Ziehl & Jones, 919 North Market Street, 17th Floor, Wilmington, DE 19801 (Attn: Laura Davis Jones, Esq.), local bankruptcy counsel to certain 10% Noteholders; and
•    Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, DE 19801 (Attn: David L. Buchbinder, Esq. and Linda Casey, Esq.).
•    Cash Management. Notwithstanding the terms of the Interim Order (I) Approving the Continued Use of the Debtors' Cash Management System, Bank Accounts and Business Forms, (II) Permitting Certain Inter-Debtor Transactions, Intercompany Transactions and Setoff and (III) Granting Related Relief.     between now and the date of entry of the Final Order: (a) Minerals and its direct or indirect subsidiaries shall not accept any loans, investments, intercompany advances or other transfers from any Molycorp Entity other than Molycorp; and (b) Molycorp shall only make loans, investments, intercompany advances or other transfers to Minerals or its direct or indirect subsidiaries from the proceeds of the DIP Loan Disbursement Account; provided, however, that nothing in either subsection above shall prevent Minerals from continuing intercompany transactions for the purchase and sale of goods in the ordinary course of business that are otherwise permitted by this Interim Order, the Budget, and the DIP Facility Documents.
•    Notice of the Interim Order. The Debtors shall promptly mail or fax copies of this Interim Order and notice of the Final Hearing to the Notice Parties within three (3) business days of the date hereof.

Dated: July 2, 2015
/s/ Christopher S. Sontchi
The Honorable Christopher S. Sontchi
United States Bankruptcy Judge

EXHIBIT G
TO CREDIT AGREEMENT

FINAL ORDER
(See attached)

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

------------------------------------------------------------- In re MOLYCORP, INC., et al., [10] Debtors ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 15-11357 (CSS) (Jointly Administered) Ref. Docket Nos. 109, 130, 173, 203 & 240

FINAL ORDER PURSUANT TO SECTIONS 105, 361, 362, 363, 364 AND 507 OF THE BANKRUPTCY CODE (I) AUTHORIZING DEBTORS TO OBTAIN SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION FINANCING, (II) AUTHORIZING DEBTORS TO USE CASH COLLATERAL, (III) GRANTING ADEQUATE PROTECTION TO THE PREPETITION SECURED PARTIES, AND (IV) GRANTING RELATED RELIEF
•    Upon the motion (as supplemented on July 14, 2015, the “Motion”) filed by Molycorp, Inc. (“Molycorp”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) requesting entry of an interim order (the “Interim Order”) and this final order (this “Final Order” and together with the Interim Order, collectively, the “DIP Orders”) under sections 105, 361, 362, 363, 364 and 507 of title 11 of the United States Code, 11 U.S.C. §§101-1532 (as amended, the “Bankruptcy Code”), and Rules 2002, 4001, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”),

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The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845). Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado, 80111.

and Rule 4001 of the Local Bankruptcy Rules for the United States Bankruptcy Court for the District of Delaware (as amended, the “Local Rules”), inter alia (a) authorizing the Debtors to enter into a $135,416,667 secured superpriority debtor-in-possession financing facility (the “DIP Facility”) pursuant to and in accordance with the Secured Superpriority Debtor in Possession Credit Agreement in the form attached hereto as Exhibit A (as amended, modified, or supplemented in accordance with its terms and the provisions of this Final Order, the “DIP Credit Agreement”) with Molycorp, as borrower, certain other Debtors as guarantors, Wilmington Trust, National Association, as administrative and collateral agent (the “DIP Agent”), and the lenders party thereto (the “DIP Lenders” and together with the DIP Agent, collectively, the “DIP Secured Parties”), the other DIP Facility Documents (as defined below), the Budget (as defined below) and the DIP Orders, (b) authorizing the Debtors to use Cash Collateral (as defined below) as of the Petition Date pursuant to and in accordance with the Budget and the DIP Orders, (c) granting to the DIP Agent, for the benefit of the DIP Lenders, a security interest in and liens on the DIP Collateral (as defined below) and a superpriority administrative expense claim, to the extent and as provided in the DIP Orders and the DIP Facility Documents, to secure the DIP Obligations (as defined below), (d) granting certain adequate protection to the Prepetition Secured Parties (as defined below), (e) scheduling a final hearing (the “Final Hearing”) to consider entry of the Final Order, and (f) granting related relief; and the Bankruptcy Court having found that the relief requested in the Motion is in the best interests of each of the Debtors, their estates, their creditors and other parties in interest; and the Bankruptcy Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Bankruptcy Court on July 2, 2015 (the “Interim

11	Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the DIP Credit Agreement.

Hearing”) and the Final Hearing; and the Bankruptcy Court having determined that the legal and factual bases set forth in the Motion, the Declaration of Michael F. Doolan in Support of the First Day Pleadings, dated as of June 25, 2015, and articulated at the Interim Hearing and Final Hearing adequately establish just cause for the relief granted herein; and upon all of the proceedings had before the Bankruptcy Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY FOUND AND CONCLUDED THAT:
•    Commencement of Chapter 11 Cases. On June 25, 2015 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. On July 8, 2015, an official committee of unsecured creditors (the “Committee”) was appointed in the Chapter 11 Cases.
•    Jurisdiction and Venue. The Bankruptcy Court has jurisdiction over the Chapter 11 Cases, the Motion and the parties and property affected hereby, pursuant to 28 U.S.C. §§ 157(b) and 1334. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Bankruptcy Court may enter this Final Order as a final order consistent with Article III of the United States Constitution. Venue of the Chapter 11 Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409. The bases for the relief sought in the Motion and granted in this Final Order are sections 105, 361, 362, 363, 364 and 507 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004 and 9014, and Local Rule 4001-2.

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The findings and conclusions set forth herein constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

•    Notice. On July 1, 2015 the Debtors filed the Motion with the Bankruptcy Court pursuant to Bankruptcy Rules 2002, 4001 and 9014, and provided notice of the Motion and the Interim Hearing by electronic mail, facsimile, hand delivery or overnight delivery to the following parties and/or their respective counsel as indicated below: (a) the office of the United States Trustee; (b) the Debtors' 40 largest unsecured creditors on a consolidated basis, as identified in their chapter 11 petitions; (c) Milbank Tweed Hadley & McCloy LLP, as counsel to OCM; (d) Kramer, Levin, Naftalis & Frankel LLP, as counsel to a group of the Debtors' senior secured noteholders; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to an ad hoc group of secured and unsecured noteholders; (f) counsel to the indenture trustees for the Debtors' secured and unsecured notes; and (g) all parties entitled to notice pursuant to Local Rule 9013-1(m). On July 14, 2015, the Debtors filed a supplement to the Motion (the “Supplement”) with the Bankruptcy Court and provided notice of the Supplement by electronic mail, facsimile, hand delivery or overnight delivery to the following parties and/or their respective counsel as indicated below: (a) the Office of the United States Trustee; (b) Paul Hastings LLP, as counsel to the official committee of unsecured creditors; (c) Milbank Tweed Hadley & McCloy LLP, as counsel to Oaktree; (d) Kramer, Levin, Naftalis & Frankel LLP, as counsel to the Supporting 10% Noteholders; (e) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to a group of secured and unsecured noteholders; (f) counsel to the indenture trustees for the Debtors' secured and unsecured notes; and (g) all persons and entities that have filed a request for service of filings in these chapter 11 cases pursuant to Bankruptcy Rule 2002 (collectively, the “Notice Parties”). On July 15, 2015, the Debtors filed a notice of the form of this Final Order with the Bankruptcy Court and provided notice of such filing to the Notice Parties by electronic mail, facsimile, hand delivery or overnight delivery. On July 16, 2015, the Debtors filed a notice of the form of the DIP Credit Agreement and provided notice of such filing to the Notice Parties by electronic mail, facsimile, hand delivery or overnight delivery.
•    DIP Facility. The DIP Facility is a secured superpriority financing facility in the aggregate principal amount of $135,416,667, consisting of a new money fully committed and funded multi draw term loan (the “DIP Loans”) of which $21,978,022 (the “Interim DIP Loan”) was provided (less 7% original issue discount) upon the entry of the Interim Order, and $113,438,645 shall be provided (less 3.03% original issue discount) upon the entry of the Final Order, subject to satisfaction of the conditions in the DIP Credit Agreement. All DIP Loans and the other obligations under the DIP Facility Documents, including, without limitation, principal, interest, expenses, the DIP Fees (as defined below) and the other obligations due from time to time by the Debtor Obligors (as defined below) pursuant to the DIP Facility Documents shall be referred to as the “DIP Obligations.”
•    The DIP Facility will Preserve the Value of the Pari Passu Collateral. Absent access to the DIP Facility and the use of the Cash Collateral in accordance with the DIP Orders, the value of the Pari Passu Collateral (as defined below) would be severely and irreparably impaired. Accordingly, access to the DIP Facility and the use of the Cash Collateral will preserve, and ultimately enhance, the value of the Prepetition Collateral.
•    Best Financing Available. The DIP Facility is the best source of debtor-in-possession financing available to the Debtors. The Debtors are unable to obtain (i) adequate unsecured credit allowable under either sections 364(b) and 503(b)(l) of the Bankruptcy Code or section 364(c)(l) of the Bankruptcy Code, (ii) adequate credit secured by a senior lien on

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“Cash Collateral” shall have the meaning assigned to the term “cash collateral” under section 363(a) of the Bankruptcy Code and covers all “cash collateral” that constitutes Prepetition Collateral subject to the Prepetition Liens (as each of these terms are defined below).

unencumbered assets of their estates under section 364(c)(2) of the Bankruptcy Code, or (iii) adequate credit secured by a lien that is junior as to all the encumbered assets of their estates under section 364(c)(3) of the Bankruptcy Code from sources other than the DIP Lenders on terms more favorable than the terms of the DIP Facility.
•    Terms of DIP Facility are Fair and Reasonable. The DIP Lenders have indicated a willingness to provide the DIP Facility solely on the terms and conditions set forth in this Final Order and the DIP Facility Documents. The terms of the DIP Facility as set forth in the DIP Credit Agreement are fair and reasonable and reflect each Debtor’s exercise of prudent business judgment consistent with its fiduciary duties, and are the best available under the circumstances.
•    Arm’s Length and Good Faith Negotiation. The Debtors, the DIP Agent and the DIP Lenders have negotiated the terms and conditions of the DIP Facility, the DIP Facility Documents and this Final Order in good faith and at arm’s length, and any credit extended and loans made pursuant to this Final Order shall be, and hereby are, deemed to have been extended, issued or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code and the DIP Agent and the DIP Lenders shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that either DIP Order or any provision thereof is vacated, reversed, or modified, whether on appeal or otherwise. The Oaktree Parties (as defined below) have acted in good faith regarding the DIP Facility and the Debtors’ use of Cash Collateral to fund the administration of the Debtors’ estates and continued operation of their businesses.
•    The Prepetition Secured Facilities. Subject to the rights of any Committee or other parties-in-interest and to the extent set forth in Paragraph 25 below, the Debtors acknowledge, admit, represent, stipulate and agree that:

•    10% Notes.
(D)    Prior to the Petition Date, Molycorp issued $650,000,000 of principal amount of 10.0% Senior Secured Notes due 2020 (the “10% Notes”) pursuant to that certain (a) Indenture, dated as of May 25, 2012 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “10% Indenture”), by and among Molycorp as issuer, certain other Debtors as guarantors, Wells Fargo Bank, National Association (“Wells Fargo”) as trustee (the “10% Trustee”) for the holders of the 10% Notes (the “10% Noteholders” and together with the 10% Trustee and the Collateral Agent (solely in its capacity as Collateral Agent for the 10% Noteholders and the 10% Trustee, collectively, the “10% Notes Parties”); and (b) all other agreements, documents and instruments executed and/or delivered to or in favor of the 10% Trustee and/or the 10% Noteholders in connection with the 10% Notes, including, without limitation, the Prepetition Collateral Agency Agreement (as defined below), all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the 10% Indenture, as the same may have been amended, restated, supplemented or other otherwise modified to date, collectively, the “10% Notes Documents”). All obligations of the Debtors arising under the 10% Indenture or any other 10% Notes Documents, including all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’ and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the 10% Notes Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the

Debtors’ obligations under the 10% Notes Documents shall hereinafter be referred to collectively as the “10% Notes Obligations”.
(E)    The 10% Notes Obligations are guaranteed, on a joint and several basis, by Molycorp and five of its direct and indirect domestic subsidiaries specified in the guarantees that constitute 10% Notes Documents (collectively with Molycorp, the “10% Notes Guarantors” or the “Pari Passu Debtors”).
(F)    As provided in the 10% Notes Documents, the 10% Notes Obligations are secured by a security interest and lien (the “10% Notes Liens”) on the “Collateral” (as defined in the Prepetition Collateral Agency Agreement (as defined below), and as used herein, the “Pari Passu Collateral”).
•    Oaktree Parent Facility.
(D)    Prior to the Petition Date, OCM MLYCo CTB Ltd. (“Oaktree”), in its capacity as administrative and collateral agent (in such capacities, the “Oaktree Agent”) and certain parties that are lenders under the Oaktree Parent Credit Agreement (as defined below) (the “Oaktree Parent Facility Lenders”) made loans and advances, and/or provided other financial accommodations, to or for the benefit of Molycorp in an initial principal amount of $50,200,000 (collectively, the “Oaktree Parent Facility”) pursuant to (x) that certain Credit Agreement, dated as of September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “Oaktree Parent Credit Agreement”), by and among Molycorp, as borrower, the Oaktree Agent, and the Oaktree Parent Facility Lenders, and (y) all other agreements, documents and instruments executed and/

or delivered to or in favor of the Oaktree Agent and/or the Oaktree Parent Facility Lenders in connection with the Oaktree Parent Loan Facility, including, without limitation, all security agreements, the Prepetition Collateral Agency Agreement (as defined below), notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Oaktree Parent Credit Agreement, as all of the same have been supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, collectively, the “Oaktree Parent Documents”). All “Obligations” (as defined in the Oaktree Parent Documents) arising under the Oaktree Parent Documents including, without limitation, all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, the “Early Payment Premium” (as defined in the Oaktree Parent Documents), fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’ and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the Oaktree Parent Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Parent Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Parent Obligations”.

(E)    The Prepetition Oaktree Parent Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries specified in the guarantees that constitute the Oaktree Parent Documents (collectively with Molycorp, the “Prepetition Oaktree Obligors.”
(F)    Pursuant to the Oaktree Parent Documents, the Prepetition Oaktree Parent Obligations are secured by a security interest and lien (the “Prepetition Oaktree Parent Liens”) on (x) the “First Priority Collateral” (as defined in the Oaktree Parent Credit Agreement, and as used herein, the “Prepetition Oaktree Parent First Priority Collateral”) and (y) subject to the Prepetition Collateral Agency Agreement, the Pari Passu Collateral (together with the Prepetition Oaktree Parent First Priority Collateral, the “Prepetition Oaktree Parent Collateral”).
•    Oaktree Magnequench Facility.
(D)    Prior to the Petition Date, the Oaktree Agent and certain parties that are lenders under the Oaktree Magnequench Credit Agreement (as defined below) (the “Oaktree Magnequench Facility Lenders”) made loans and advances, and/or provided other financial accommodations, to and for the benefit of Magnequench, Inc. (“Magnequench”) in an initial principal amount of $60,000,000 (collectively, the “Oaktree Magnequench Facility” and together with the Oaktree Parent Facility, the “Oaktree Loan Facilities”) pursuant to (x) that certain Credit Agreement, dated as of September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, the “Oaktree Magnequench Credit Agreement”), by and among Magnequench, as borrower, the Oaktree Agent and the Oaktree Magnequench Facility Lenders (together with the Oaktree Parent Facility Lenders, collectively, the “Oaktree Lenders”) and (y) all other agreements, documents and instruments executed and/or delivered to or in favor of the Oaktree Agent and/or the Oaktree Magnequench Facility Lenders in connection with the Oaktree Magnequench Loan Facility, including, without limitation, all security agreements, the Prepetition Collateral Agency Agreement, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Oaktree Magnequench Credit Agreement, as all of the same have been supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, collectively, the “Oaktree Magnequench Documents” and together with the Oaktree Parent Documents, the “Oaktree Loan Documents”). All “Obligations” (as defined in the Oaktree Magnequench Documents) arising under the Oaktree Magnequench Documents including, without limitation, all loans, advances, debts, liabilities, principal, accrued or hereafter accruing interest, the “Early Payment Premium” (as defined in the Oaktree Magnequench Documents), fees, costs, charges, expenses (including any and all reasonable attorneys’, accountants’, appraisers’

and financial advisors’ fees and expenses that are chargeable, reimbursable or otherwise payable under the Oaktree Magnequench Documents), of any kind or nature, whether or not evidenced by any note, agreement or other instrument, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Magnequench Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Magnequench Obligations”.
(E)    The Prepetition Magnequench Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries specified in the guarantees that constitute the Oaktree Magnequench Documents.
(F)    Pursuant to the Oaktree Magnequench Documents, the Prepetition Oaktree Magnequench Obligations are secured by a security interest and lien (the “Prepetition Oaktree Magnequench Liens”) on (x) the “First Priority Collateral” (as defined in the Oaktree Magnequench Credit Agreement, and as used herein, the “Prepetition Oaktree Magnequench First Priority Collateral” and together with the Prepetition Oaktree Parent First Priority Collateral, collectively, the “Prepetition Oaktree First Priority Collateral”) and (y) subject to the Prepetition Collateral Agency Agreement, the Pari Passu Collateral (together with the Prepetition Oaktree Magnequench First Priority Collateral, the “Prepetition Oaktree Magnequench Collateral”,

and together with the Prepetition Oaktree Parent Collateral, collectively, the “Prepetition Oaktree Collateral”).
•    The Oaktree Sale Leaseback.
(D)    Prior to the Petition Date, Molycorp Minerals, LLC (“Minerals”) sold to Oaktree certain equipment located at Minerals’ manufacturing facility located in Mountain Pass, California (the “Mountain Pass Equipment”) pursuant to that certain Purchase and Sale Agreement, dated September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, “Oaktree Purchase Agreement”), by and between Minerals as seller and Oaktree as purchaser (in such capacity, the “Oaktree Purchaser”). Minerals subsequently leased back the Mountain Pass Equipment from Oaktree pursuant to that certain Equipment Lease Agreement, dated September 11, 2014 (as the same may have been amended, restated, supplemented or other otherwise modified to date, “Oaktree Equipment Lease”), by and between Minerals as lessee and Oaktree as lessor (in such capacity, the “Oaktree Lessor” and together with the Oaktree Agent and the Oaktree Lenders, collectively, the “Oaktree Parties” and together with the 10% Notes Parties, collectively, the “Prepetition Secured Parties”). All obligations of the Debtors arising under the Oaktree Sale Leaseback Documents, including all rent payments, fees, costs, Stipulated Loss Value (as defined in the Oaktree Equipment Lease) expenses and indemnities payable under the Oaktree Sale Leaseback Documents, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Debtors’ obligations under the Oaktree Sale Leaseback Documents shall hereinafter be referred to collectively as the “Prepetition Oaktree Sale Leaseback Obligations”.

14	“Oaktree Secured Parties” shall mean the Oaktree Parties and Wells Fargo, solely in its capacity as Collateral Agent for the Pari Passu Liens securing the Prepetition Oaktree Obligations.

The Prepetition Oaktree Parent Obligations, the Prepetition Oaktree Magnequench Obligations and the Prepetition Oaktree Sale Leaseback Obligations shall hereinafter be referred to collectively as the “Prepetition Oaktree Obligations”. The sale leaseback transactions described in this Paragraph shall hereinafter be referred to as the “Oaktree Sale Leaseback”. The Oaktree Sale Leaseback and the Oaktree Loan Facilities shall hereinafter be referred to collectively as the “Oaktree Transactions”.
(E)    The Prepetition Oaktree Sale Leaseback Obligations are guaranteed, on a joint and several basis, by the Borrower and those direct and indirect domestic and foreign subsidiaries as specified in the Oaktree Equipment Lease and the guarantees that constitute the Oaktree Parent Documents (together with the Oaktree Equipment Lease, the Oaktree Purchase Agreement, and any related security or collateral documents, collectively, the “Oaktree Sale Leaseback Documents” and together with the Oaktree Loan Documents, the “Oaktree Transaction Documents” and together with the 10% Notes Documents, collectively, the “Prepetition Transaction Documents”).
(F)    Pursuant to the Oaktree Equipment Lease and the applicable Oaktree Parent Documents, the Prepetition Oaktree Sale Leaseback Obligations are secured by a security interest and lien on (I) the Mountain Pass Equipment and proceeds thereof, to the extent set forth in the Oaktree Equipment Lease, and (II) the Prepetition Oaktree Parent Collateral (the liens covering the collateral described in (II) shall hereinafter be referred to as the “Prepetition Oaktree Sale Leaseback Liens” and together with the Prepetition Oaktree Parent Liens and the Prepetition Oaktree Magnequench Liens, collectively, the “Prepetition Oaktree Liens” and together with the 10% Notes Liens, collectively, the “Prepetition Liens”).
•    Prepetition Collateral Agency Agreement. The relative rights and priorities of the Prepetition Liens with respect to the Pari Passu Collateral are set forth in and governed by that certain Collateral Agency Agreement, dated as of June 11, 2012 (as the same may have been supplemented (including pursuant to the Oaktree Joinder, as defined below), modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, and as modified by this Final Order, the “Prepetition Collateral Agency Agreement”), by and among Molycorp, the 10% Notes Guarantors, the 10% Trustee, the Oaktree Agent as “Additional Authorized Representative” (as defined therein), and Wells Fargo, as collateral agent (the “Collateral Agent”). The “Oaktree Joinder” shall mean that certain collateral agency joinder, dated as of September 11, 2014, executed by the Oaktree Agent on behalf of the other Oaktree Parties.
•    No Other Liens. As of the Petition Date, other than as expressly permitted under the Prepetition Transaction Documents, there were no security interests or liens on the Prepetition Collateral other than the Prepetition Liens.
•    Debtors’ Stipulations. Subject to the rights of any Committee or other parties-in-interest as and to the extent set forth in Paragraph 25 below and to the provisions of Paragraph 15 below, the Debtors and their non-debtor subsidiaries (the “Non-Debtor Subsidiaries” and together with the Debtors, the “Molycorp Entities”) acknowledge, admit, represent, stipulate and agree that:
•    Prepetition Oaktree Obligations Are Valid and Enforceable. The Prepetition Oaktree Obligations are (A) legal, valid, binding and enforceable against the Prepetition Oaktree Obligors, each in accordance with its terms, (B) not subject to any recoupment, rejection, avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, disallowance, impairment, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise, and (C) shall constitute “allowed claims” within the meaning of section 502 of the Bankruptcy Code. As of the Petition Date, the Debtors were truly and justly indebted and liable in respect of the Prepetition Oaktree Obligations, in an aggregate amount of not less than $373,304,041 (including, if calculated as of such date, the Early Payment Premiums under the

Oaktree Loan Documents in an aggregate amount of $50,105,965 and a net Stipulated Loss Value under the Oaktree Equipment Lease of $63,598,604), plus accrued but unpaid cash interest, accrued but uncapitalized PIK interest, and other unpaid fees, charges, costs and expenses to the extent payable under the terms of the Oaktree Transaction Documents,
•    Prepetition Oaktree Liens Are Valid and Enforceable. The Prepetition Oaktree Liens (A) constitute valid, binding, enforceable, nonavoidable, and properly perfected liens on the Prepetition Oaktree Collateral that secure all the Prepetition Oaktree Obligations, (B) with respect to the Pari Passu Collateral, and subject to the terms of the Prepetition Collateral Agency Agreement, ranked equal in priority to the 10% Notes Liens, and; (C) are not subject to any attachment, recoupment, rejection, avoidance, reductions, recharacterization, set‑off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise; and (D) were not otherwise subject to any liens, security interests, or other encumbrances other than liens expressly permitted under the Oaktree Transaction Documents.

15	The stipulations contained in Paragraphs I and J concerning the Early Payment Premiums and Stipulated Loss Value are subject to Paragraph 15 of this Final DIP Order.

•    No Claims. The Debtors have no valid claims (as such term is defined in section 101(5) of the Bankruptcy Code) or causes of action against the Oaktree Secured Parties with respect to the Oaktree Transaction Documents the Prepetition Oaktree Obligations, the Prepetition Oaktree Liens, or otherwise, whether arising at law or at equity, including, without limitation, any challenge, recharacterization, subordination, avoidance or other claims arising under or pursuant to sections 105, 510, 541 or 542 through 553 of the Bankruptcy Code.
•    Release. The Molycorp Entities hereby forever, unconditionally and irrevocably release, discharge and acquit the DIP Agent, the DIP Lenders, and the Oaktree Parties, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys and agents, past, present and future, and their respective heirs, predecessors, successors and assigns (collectively, the “Releasees”) of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions and causes of action of any and every nature whatsoever, whether arising in law or otherwise, and whether or not known or matured, arising out of or relating to, as applicable, the DIP Facility, the DIP Facility Documents, the Oaktree Transaction Documents and/or the transactions contemplated hereunder or thereunder including, without limitation, (A) any so-called “lender liability” or equitable subordination claims or defenses, (B) any and all claims and causes of action arising under the Bankruptcy Code, and (C) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the DIP Liens, DIP Obligations, Prepetition Oaktree Liens and Prepetition Oaktree Obligations (as each of the foregoing terms is defined herein). The Molycorp Entities further waive and release any defense, right of counterclaim, right of set-off or deduction to the payment of the Prepetition Oaktree Obligations and the DIP Obligations that the Debtors now have or may claim to have against the Releasees, arising out of, connected with or relating to any and all acts, omissions or events occurring prior to the Bankruptcy Court entering the DIP Orders.
•    The Debtors will not, without Oaktree’s consent (in its sole discretion), propose, file, consent to, cooperate with, solicit votes with respect to, acquiesce to, or support any chapter 11 plan or debtor in possession financing unless such plan or financing would, on the date of its effectiveness, indefeasibly pay in full in cash all DIP Claims.
•    No Stipulations Relating to the 10% Notes. For the avoidance of doubt, nothing in this Final Order shall be deemed a stipulation by the Debtors or any other party as to the validity of the enforceability of, or availability of challenges to the 10% Notes, the 10% Notes Documents; the 10% Notes Liens, the 10% Notes Obligations; the restructuring support agreement entered into by certain holders of 10% Notes or the debtor in possession financing proposed by certain holders of the 10% Notes (all the foregoing, collectively, the “10% Notes Matters”), and any and all claims, challenges and causes of actions with respect to the 10% Notes Matters are hereby preserved to the fullest extent.
•    Adequate Protection.
•    The 10% Notes Parties shall be entitled to adequate protection of their interests in Pari Passu Collateral that is Cash Collateral (to the extent there is any such Cash Collateral), as set forth in Paragraph 12(a) below, in an amount equal to the aggregate diminution in value (if any) of their interests in the Pari Passu Collateral that is Cash Collateral (to the extent there is any such Cash Collateral) that occurs after July 2, 2015, solely to the extent that section 361, 362, 363, or 364 of the Bankruptcy Code requires adequate protection of such diminution (such diminution, the “10% Notes Adequate Protection Obligations”).
•    The Oaktree Secured Parties shall be entitled to adequate protection of their interests in the Prepetition Oaktree Collateral (including the Cash Collateral), as set forth in Paragraph 12(b) below, in an amount equal to the aggregate diminution in value (if any) of their interests in the Prepetition Collateral that occurs after the Petition Date, solely to the extent that section 361, 362, 363, or 364 of the Bankruptcy Code requires adequate protection of such diminution (such diminution, the “Oaktree Adequate Protection Obligations”).
•    The terms of the Adequate Protection (as defined below) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and are sufficient to allow the Debtors’ use of the Prepetition Collateral (including the Cash Collateral) and to permit the relief granted in this Final Order and/or the DIP Facility Documents.
•    Oaktree Parties’ Consent. The Oaktree Parties consent to the adequate protection provided for herein; provided, however, that such consent to the use of Cash Collateral, and the sufficiency of the adequate protection provided for herein is expressly conditioned upon the entry of this Final Order (in form and substance satisfactory to them) relating to the DIP Facility as set forth herein (and as provided by the DIP Lenders as set forth herein) and such consent shall not be deemed to extend to any other replacement financing or debtor-in-possession financing other than the DIP Loans provided under the terms of the DIP Facility Documents and the DIP Orders; and provided, further, that such consent shall be of no force and effect in the event this Final Order is not entered and the DIP Facility Documents and DIP Loans as set forth herein are not approved;
•    Order of the Bankruptcy Court. Based upon the foregoing findings, acknowledgements, and conclusions, and upon the record made before the Bankruptcy Court, and good and sufficient cause appearing therefor:
•    IT IS HEREBY ORDERED, ADJUDGED AND DECREED:
•    Motion Granted. The Motion is granted as set forth in this Final Order. Any objections to the Motion that have not previously been resolved or withdrawn are hereby overruled. This Final Order shall immediately become effective upon its entry. To the extent that the terms of any of the DIP Facility Documents differ from the terms of this Final Order, this Final Order shall control.
•    Authority to Enter into DIP Facility.
•    The Debtors’ entry into the DIP Facility is hereby approved. The Debtors are also, authorized to enter into such additional documents, instruments and agreements delivered or executed from time to time in connection with the DIP Facility (such agreements, together with the DIP Credit Agreement and the DIP Orders, the “DIP Facility Documents”). The DIP Facility shall be guaranteed by Molycorp Luxembourg Holdings S.àr.l., MCP Exchangeco Inc., and MCP Callco ULC (collectively, the “DIP Guarantors” and together with Molycorp, the “Debtor Obligors”). The DIP Facility Documents shall also include negative pledges whereby certain identified Non-Debtor Subsidiaries shall execute a negative pledge providing that such entity shall not, until the indefeasible payment in full in cash of the DIP Obligations, grant any liens or incur any Indebtedness (as defined in the DIP Credit Agreement) (including in connection with any financing or refinancing of any obligations, or provision of adequate protection in connection with any obligations), other than in accordance with the Indebtedness Basket, provided that to the extent any such negative pledge is prohibited under applicable law or would violate any operating agreement of a joint venture, in effect as of the date hereof, such negative pledge shall be deemed void ab initio or shall not be required to be provided, but solely to the extent required to avoid such prohibition or such violation. To the extent not specifically provided in this Final Order, the Debtors are authorized to incur and perform the obligations arising under, and to otherwise comply with, the DIP Facility Documents and this Final Order.
•    Following the execution of such documents (regardless of whether it was actual execution or deemed execution provided under this Final Order), each of the DIP

Facility Documents shall constitute valid and binding agreements, enforceable against each Debtor that is party thereto, in accordance with the terms of the DIP Facility Documents.
•    For the avoidance of doubt, any unadvanced availability under the Oaktree Transaction Documents is hereby terminated.
•    Authority to Borrow, Use Funds and Implement Limited Operations Plan.
•    Molycorp is hereby authorized to borrow the DIP Loans, pursuant to the terms of this Final Order and the other DIP Facility Documents.
•    The Debtors are hereby authorized to use the DIP Loans and the Cash Collateral pursuant to the DIP Credit Agreement, and in accordance with the 13-week budget delivered by the Debtors to the DIP Agent, including any variances to the line items contained in such budget that are permitted under the DIP Credit Agreement (as the same may be amended, supplemented and/or updated in accordance with the DIP Credit Agreement, the “Budget”). The initial Budget was annexed to the Interim Order, and the current Budget is annexed hereto as Exhibit B. Within five (5) business days of delivery of an updated Budget to the DIP Agent, the Debtors shall deliver a copy of such updated Budget to the U.S. Trustee and the Committee.
•    The Debtors are hereby authorized pursuant to section 363 of the Bankruptcy Code to modify their operations at the Mountain Pass Facility consistent with the Limited Operations Plan.
•    Limitation on Use of Funds.
•    Notwithstanding anything herein to the contrary, no proceeds of the DIP Loans, the DIP Collateral, the Prepetition Oaktree Collateral, or any portion of the Carve-Out may be used for the payment of the fees and expenses of any person incurred in (i) the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any

DIP Secured Party or any Oaktree Secured Party for the purpose of challenging the amount, validity, extent, perfection, priority, characterization or enforceability of or asserting any defense, counterclaim or offset to the DIP Obligations, the DIP Liens, the DIP Superpriority Claims, the Prepetition Oaktree Obligations, the Prepetition Oaktree Liens and the Oaktree Adequate Protection Liens, (ii) asserting any other claims, causes of action, adversary proceeding or other litigation or actions (including, without limitation, any Avoidance Actions) against any DIP Secured Party or any Oaktree Secured Party that would hinder or delay the assertion, enforcement or realization on the DIP Collateral or the Prepetition Collateral in accordance with the DIP Facility Documents, the Oaktree Transaction Documents or this Final Order, or (iii) requesting authorization, or supporting any request for authorization, to obtain non-consensual use of Cash Collateral or any postpetition financing (whether equity or debt) or other financial accommodations pursuant to sections 364(c) of the Bankruptcy Code, or otherwise, other than from or with the consent of the DIP Lenders.
•    Notwithstanding the foregoing, up to $250,000.00 in the aggregate proceeds of the DIP Loans, the DIP Collateral, the Prepetition Collateral, and the Carve-Out may be used to pay fees and expenses of the professionals retained by the Committee that are incurred in connection with investigating (but not prosecuting any challenge to) the matters covered by the stipulations contained in Paragraphs I and J of this Final Order.
•    Nothing in this Final Order shall relieve the Debtors of any of their respective obligations under any applicable federal, state, or local police or regulatory laws under 28 U.S.C. § 959.
•    DIP Fees. The Debtors are hereby authorized and directed to pay all other fees, expenses and other amounts payable under the DIP Facility Documents, including, without limitation, all recording fees, fees and expenses (whether incurred prepetition or postpetition) of the DIP Agent’s and DIP Lenders’ respective lead and local bankruptcy counsel

(and such other local or special counsel, financial advisors, and other consultants as are retained by the DIP Secured Parties), and all of the other fees and all out-of-pocket costs and expenses of the DIP Secured Parties (all the foregoing, the “DIP Fees”), at such times as they are earned and due under, and otherwise in accordance with the terms of, the DIP Facility Documents; provided that the fees and expenses of the professionals of the DIP Agent and the DIP Lenders shall be subject to paragraph 13 of this Final Order. None of such costs, fees and expenses shall be subject to Bankruptcy Court approval or U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. All DIP Fees shall constitute DIP Obligations and the repayment thereof shall be secured by the DIP Collateral and afforded all of the priorities and protections afforded to the DIP Obligations under the DIP Orders and the DIP Facility Documents. Any outstanding DIP Fees shall be paid concurrently with any funding of a DIP Loan.
•    DIP Obligations. The DIP Obligations are (a) legal, valid, binding and enforceable against the Debtor Obligors, each in accordance with its terms, (b) not subject to any recoupment, rejection, avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other claims, causes of action or challenges of any nature under the Bankruptcy Code, any other applicable law or regulation or otherwise, and (c) shall constitute “allowed claims” within the meaning of section 502 of the Bankruptcy Code.
•    DIP Superpriority Claims. Pursuant to sections 364(c)(1), 503 and 507 of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against each of the Debtor Obligors (the “DIP Superpriority Claims”) with priority over any and all administrative expenses of the Debtor Obligors, whether heretofore or hereafter incurred, subject and subordinate only to the Carve-Out, the Oaktree Administrative

Expense Claims, and, solely with respect to Molycorp, the 10% Noteholder Administrative Expense Claims. The DIP Superpriority Claims may be paid out of the proceeds or property recovered, unencumbered or otherwise the subject of successful claims and causes of action under Chapter 5 of the Bankruptcy Code and similar laws, whether by judgment, settlement or otherwise (collectively, the “Avoidance Actions” and any proceeds thereof and property received thereby, the “Avoidance Action Proceeds”).
•    DIP Liens. As security for the repayment of the DIP Obligations, pursuant to sections 364(c)(2), and (c)(3) of the Bankruptcy Code, the DIP Agent, on behalf of the DIP Lenders, is hereby granted: (i) pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority security interest and lien on all tangible and intangible unencumbered assets of the Debtor Obligors now owned or hereafter acquired (including, without limitation, the DIP Loan Disbursement Account (as defined below), the proceeds of the DIP Loans deposited therein, and the Avoidance Action Proceeds) but excluding: (A) the account at Wells Fargo held in the name of “Molycorp, Inc.” (last four digits 4705) pursuant to which the Debtors have deposited certain funds to cash collateralize certain obligations to Wells Fargo, including under a corporate credit card agreement and a letter of credit; provided, however, that the Debtors shall not cause the balance of such account to exceed $1,750,000 at any time without prior written consent of the DIP Agent; (B) the account at Wells Fargo titled “Molycorp, Inc. Adequate Assurance Deposit Debtor in Possession CH 11 Case 15-11357 Delaware” (last four digits 5228), which shall hold only such amounts as are authorized by the Bankruptcy Court;

16	For the avoidance of doubt, nothing herein or in the DIP Facility Documents authorizes the Debtors to use the funds deposited in this account.

(C) the unencumbered 35% of the equity interests Molycorp holds in Molycorp Luxembourg Holdings S.àr.l., MCP Exchangeco Inc., and MCP Callco ULC (collectively the “Unencumbered Molycorp Equity”); and (D) any assets of the types described in clauses (viii), (ix) or (xii) of the definition of “Excluded Assets” in the Security Agreement (as defined in the Prepetition Collateral Agency Agreement) ((A)-(D), collectively, and together with all proceeds of the foregoing the “Excluded Unencumbered Assets”); (ii) pursuant to section 364(c)(3) of the Bankruptcy Code, a security interest and lien on the Pari Passu Collateral of Molycorp, ranked junior in priority to the Prepetition Liens thereon (and subject to the 10% Noteholder Adequate Protection Liens, the Oaktree Adequate Protection Liens, and any other duly perfected and otherwise unavoidable lien in existence on the Petition Date); (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, a security interest and lien with respect to Prepetition Oaktree Collateral of the DIP Guarantors ranked junior in priority to the Prepetition Oaktree Liens thereon (and subject to the Oaktree Adequate Protection Liens and any other duly perfected and otherwise unavoidable lien in existence on the Petition Date); and (iv) pursuant to section 364(c)(3) of the Bankruptcy Code, a junior security interest and lien on any other tangible or intangible encumbered assets of the Debtor Obligors now owned or hereafter acquired (the liens and security interests identified in subsections (i)-(iv) with respect to the DIP Obligations, collectively, the “DIP Liens” and the collateral with respect to which such DIP Liens attach, collectively, the “DIP Collateral”). The DIP Liens shall be subject and subordinate to the Carve Out.
•    Upon entry of this Final Order, whether or not the DIP Secured Parties take any action to validate, perfect, or confirm perfection, the DIP Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than with respect to the Carve-Out or as set forth in this Final Order), at the time and as of the date of entry of the Interim Order.

•    The DIP Secured Parties are hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the DIP Liens. Upon the request of the DIP Agent, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind except as set forth in the DIP Facility Documents) to enable the DIP Agent or DIP Lenders to validate, perfect, preserve and enforce the DIP Liens consistent with the terms of this Final Order. A certified copy of this Final Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Final Order for filing and recording.
•    The Debtors are authorized and directed to, as soon as reasonably practicable, add the DIP Secured Parties as additional insureds and loss payees on each insurance policy maintained by the Debtors which in any way relates to the DIP Collateral and shall, subject to the terms of this Final Order, distribute any proceeds recovered or received in accordance with the terms of this Final Order and the other DIP Facility Documents.
•    So long as any of the DIP Obligations remain outstanding and have not been indefeasibly paid in full in cash, the Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral, except as permitted by this Final Order and the DIP Facility Documents (including, without limitation, the Prepetition Collateral Agency Agreement to the extent applicable), or as otherwise specifically authorized by the Bankruptcy Court.
•    Any Prepetition Secured Party shall execute (and shall be deemed to have executed) any document as may be necessary to implement and/or perfect the DIP Liens and/

or the Adequate Protection Liens in any applicable jurisdiction, including, without limitation, such actions as may be necessary to effectuate share pledge(s) in Luxembourg with respect to the DIP Liens and Adequate Protection Liens on the equity of Molycorp Luxembourg Holdings S.àr.l, including, without limitation, an acceptance and consent with respect to the junior pledge of certain equity interests of Molycorp Luxembourg Holdings S.à.r.l.
•    DIP Loan Disbursement Account.
•    Any and all DIP Loans drawn under the DIP Facility shall be deposited into the account established by Molycorp at Wilmington Trust, National Association, held in the name of “Molycorp, Inc.” (last four digits 0000) for the purpose of holding the proceeds of the DIP Loans (the “DIP Loan Disbursement Account”). The Debtors are (and were pursuant to the Interim Order) authorized to enter into a Blocked Account Agreement (as defined in the DIP Credit Agreement) with respect to the DIP Loan Disbursement Account, pursuant to which the DIP Agent shall be authorized to provide instructions to the depository bank with respect to how the DIP Loans should be disbursed. Disbursements from the DIP Loan Disbursement Account shall be made in accordance with the Blocked Account Agreement, the Budget, the DIP Credit Agreement and this Final Order. Notwithstanding anything to the contrary contained in this Final Order, and regardless of whether the DIP Agent enters into a Blocked Account Agreement, the DIP Loans and the DIP Loan Disbursement Account shall be subject to a first-priority, perfected lien of the DIP Agent, for the benefit of the DIP Lenders, and shall be free and clear of any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including, without limitation, any Prepetition Liens or the Adequate Protection Liens) except for the Carve-Out. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Prepetition Transaction Documents, (i) prior to the indefeasible payment in full of the DIP Obligations, the Prepetition Secured Parties shall not have any right to access or disburse any of the funds in the DIP Loan Disbursement Account and shall not have any liens on, security interests in, claims to or rights with respect to the DIP Loan Disbursement Account or the DIP Loans until after the indefeasible payment in full of the DIP Obligations, and (ii) neither the DIP Facility nor any of the funds maintained in the DIP Loan Disbursement Account shall be used to repay any of the Prepetition Obligations unless and until the indefeasible payment in full of all DIP Obligations has occurred.
•    Without requiring further authority of the Bankruptcy Court, the DIP Agent shall have the right to disburse from the DIP Loan Disbursement Account and pay any interest, fees and expenses that constitute DIP Obligations pursuant to and in accordance with the DIP Facility Documents and this Final Order. Upon the occurrence of the “Maturity Date” (as defined in the DIP Credit Agreement), all proceeds remaining in the DIP Loan Disbursement Account shall be applied by the DIP Agent to repay the DIP Obligations in accordance with the DIP Credit Agreement (prior to the application of any other amounts or property).
•    Carve-Out. Subject to the terms and conditions contained in this paragraph, the DIP Liens, DIP Superpriority Claims, and the Adequate Protection shall be subject to the following: (i) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. 1930(a); (ii) fees and expenses for any professional retained pursuant to sections 327, 328 or 1103 of the Bankruptcy Code of the Debtors and any Committee appointed in the Chapter 11 Cases (the “Professional Fees”) incurred at any time on or prior to the calendar day immediately prior to the date of the delivery of a Carve-Out Notice (as defined herein) to the extent such Professional Fees are allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise; (iii) Professional Fees incurred subsequent to the calendar day immediately following the date of delivery of the Carve-Out Notice in an aggregate amount not to exceed $4,000,000, to the extent such Professional Fees are allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise; and (iv) the Sale Transaction

Fee of Miller Buckfire & Co. as set forth (and defined) in their engagement letter arising from an EOD Sale (as defined below) only if the aggregate consideration on which such Sale Transaction Fee is based and is paid in cash (or deemed to be paid in connection with a credit bid) to OCM MLYCo CTB Ltd. exceeds the amount of the DIP Obligations at the time of such EOD Sale, to the extent such Sale Transaction Fee is allowed by the Bankruptcy Court at any time, whether by interim order, procedural order or otherwise (the fees and expenses described in subsections (i)-(iv) and solely for the benefit of the professionals referenced therein, collectively, the “Carve-Out”). The foregoing shall not affect the right of the Debtors, the DIP Secured Parties, the Committee, the U.S. Trustee or other parties in interest to object to the allowance and payment of any amounts covered by the Carve-Out. Payment of any portion of the Carve-Out shall not, and shall not be deemed to, (A) reduce any of the DIP Obligations or the Prepetition Obligations owed by the Debtors or (B) subordinate, modify, alter or otherwise affect any of the DIP Liens or the Prepetition Liens. The “Carve-Out Notice” shall mean either the Event of Default Notice (as defined below) or such written notice provided by the DIP Agent to the Debtors that an “Event of Default” (as defined in the DIP Credit Agreement) has occurred and is continuing under the DIP Facility, which notice may be delivered only after the occurrence and during the continuation of an Event of Default under the DIP Facility, after giving effect to any applicable grace periods. In the event of an EOD Sale and a subsequent plan of reorganization, Miller Buckfire & Co. shall be entitled to the greater of its Restructuring Transaction Fee and Sale Transaction Fee (each as defined in its engagement letter), but in no event both fees. For the avoidance of doubt, neither the Restructuring Fee nor the Sale Transaction Fee shall be payable as a result of any chapter 7 liquidation.

•	Limitation on Surcharging the Collateral, Waiver of Equities of the Case, Marshaling, Incurrence of Indebtedness.

•    With the exception of the Carve-Out, neither the DIP Collateral nor the Prepetition Collateral shall be subject to surcharge by the Debtors or any other party in interest pursuant to sections 105 and 506(c) of the Bankruptcy Code or otherwise without the prior written consent of the secured party whose collateral would be impacted and no such consent shall be implied from any other action, inaction or acquiescence by such parties in this proceeding, including, without limitation, the DIP Secured Parties’ funding of the Debtors’ ongoing operations.
•    The “equities of the case” exception set forth in section 552(b) of the Bankruptcy Code shall be deemed waived with respect to the Prepetition Collateral of the Oaktree Secured Parties.
•    Neither the DIP Secured Parties nor the Oaktree Secured Parties shall be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral, as applicable, other than as set forth in the next sentence. With respect to the DIP Liens, Adequate Protection Liens, DIP Superpriority Claims, 10% Noteholder Administrative Expense Claims, and Oaktree Administrative Expense Claims, such liens or claims shall only be satisfied from the Avoidance Action Proceeds or the Unencumbered Molycorp Equity if all other sources for recovery have been exhausted.
•    Until the indefeasible repayment of the DIP Facilities in full in cash, OCM MLYCo CTB Ltd.’s consent (in its sole discretion) will be required for any Molycorp Entity that is not a Pari Passu Debtor to incur any Indebtedness (as defined in the Prepetition Oaktree Facilities) (including any Indebtedness incurred in connection with any financing, any refinancing of any obligations, or the provision of adequate protection to any party) or incur any liens in each case other than:

(i)
any liens or Indebtedness (as defined in the Prepetition Oaktree Facilities (as defined below)) that were in existence on the Petition Date and not incurred in violation of the Prepetition Oaktree Facilities;

(ii)
de minimis debt obligations, not to exceed $3.5 million at Buss & Buss Spezialmetalle GmbH and $6 million in the aggregate for all other Molycorp Entities incurred in the ordinary course of business and used for working capital purposes, and

(iii)
(A) the sale of light and heavy rare earth concentrate, neodymium/praseodymium, and lanthanum, in each case in the ordinary course of business to the Molycorp Entities that have historically purchased such products; (B) the sale of products from non-Debtor Molycorp Entities to Debtors that are not Pari Passu Debtors (the “Non-Pari Debtors”), and the sale of products from Non-Pari Debtors to non-Debtor Molycorp Entities, in each case in the ordinary course of business and only to and from Molycorp Entities that have historically purchased and sold such products to one another; and (C) while the DIP Facility is outstanding and no Event of Default is then in existence, transfers other than as a result of ordinary course sales (x) from Non-Pari Debtors to Pari Passu Debtors not to exceed an aggregate amount of $ 20,796,000, (y) from non-Debtor Molycorp Entities to Debtors in an amount not to exceed $12,000,000 and to be completed in a manner to be determined and agreed to by the Debtors and the DIP Lenders (A through C, the “Permitted Intercompany Transactions”).

•    Adequate Protection of Prepetition Secured Parties. As adequate protection, the Prepetition Secured Parties are hereby granted the following (collectively, “Adequate Protection”):
•    Adequate Protection of the 10% Noteholders.
(i)    Adequate Protection Liens. As security for the payment of the 10% Notes Adequate Protection Obligations, the 10% Trustee, on behalf of itself and the 10% Noteholders, is granted a valid and perfected replacement security interest and lien (the “10% Noteholder Adequate Protection Liens”) in (A) the Pari Passu Collateral, which shall rank junior in priority to the Carve-Out, pari passu to the Oaktree Adequate Protection Liens, and senior to any DIP Liens thereon; (B) unencumbered assets of Molycorp (other than Excluded Unencumbered Assets and the DIP Loan Disbursement Account), which shall rank junior in priority to the Carve-Out, senior to the DIP Liens, and pari passu to the Oaktree Adequate Protection Liens; and (c) the Unencumbered Molycorp Equity, which shall rank junior in priority to the Carve-Out and pari passu with the Oaktree Adequate Protection Liens. Upon entry of this Final Order, whether or not the 10% Trustee takes any action to validate, perfect, or confirm perfection, the 10% Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than as set forth in this Final Order), at the time and as of the date of entry of the Interim Order. The 10% Trustee is hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the 10% Adequate Protection Liens. Upon the request of the 10% Trustee, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments to enable the 10% Trustee to validate, perfect, preserve and enforce the 10% Adequate Protection Liens consistent with the terms of this Final Order. A certified copy of this Final Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Final Order for filing and recording.
(ii)     Administrative Expense Claim. As security for the payment of the 10% Notes Adequate Protection Obligations, the 10% Trustee, on behalf of itself and the 10% Noteholders, is hereby granted an allowed administrative expense claim against the Pari Passu Debtors (the “10% Administrative Expense Claim”) under section 507(b) of the Bankruptcy Code, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, subject and subordinate to the Carve-Out, pari passu with the Oaktree Administrative Expense Claim, and senior to the DIP Superpriority Claims.
•    Adequate Protection of the Oaktree Secured Parties.
(i)    Adequate Protection Liens. As security for the payment of the Oaktree Adequate Protection Obligations, the Oaktree Agent, on behalf of itself and the other Oaktree Secured Parties, is hereby granted a valid, perfected replacement security interest and lien (the “Oaktree Adequate Protection Liens”) on (A) DIP Collateral (other than Pari Passu Collateral and the DIP Loan Disbursement Account), which shall be subject and subordinate to the Carve-Out, senior to the DIP Liens, and pari passu with any 10% Noteholder Adequate Protection Liens thereon, (B) on Pari Passu Collateral, which shall be subject and subordinate to the Carve-Out, pari passu to the 10% Noteholder Adequate Protection Liens and senior to any DIP Liens thereon, and (C) the Unencumbered Molycorp Equity, which shall rank junior in priority to the Carve-Out and pari passu with the 10% Noteholder Adequate Protection Liens. Upon entry of this Final Order, whether or not the Oaktree Secured Parties take any action to validate, perfect, or confirm perfection, the Oaktree Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute, avoidance, impairment or subordination (other than as set forth in this Final Order), at the time and as of the date of entry of the Interim Order. The Oaktree Secured Parties are hereby authorized, but not required, to file or record, in any jurisdiction, financing statements, intellectual property filings, mortgages, deeds of trust, notices of lien or similar instruments or take any other action in order to validate and perfect the Oaktree Adequate Protection Liens. Upon the request of the Oaktree Agent, the Debtors, without any further consent of any party, are authorized to take, execute and deliver such instruments to enable the Oaktree Agent to validate, perfect, preserve and enforce the Oaktree Adequate Protection Liens consistent with the terms of this Final Order. A certified copy of this Final Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Final Order for filing and recording.
(ii)     Administrative Expense Claim. As security for the payment of the Oaktree Adequate Protection Obligations, the Oaktree Agent, on behalf of itself and the other Oaktree Secured Parties, is hereby granted an allowed administrative expense claim (the “Oaktree Administrative Expense Claim”) under section 507(b) of the Bankruptcy Code against each Debtor, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, which shall rank junior in priority to the Carve-Out, senior to the DIP Superpriority Claims, and, at the Pari Passu Debtors, pari passu with the 10% Administrative Expense Claim.
(iii)    Adequate Protection Payments to the Oaktree Secured Parties. As additional adequate protection, the Oaktree Secured Parties shall be entitled to and the Debtors are directed to timely pay (A) the regularly scheduled interest at the non-default rate specified under the Oaktree Loan Documents, either in cash or paid-in-kind (as provided under the Oaktree Loan Documents) and paid when due and payable thereunder (without giving effect to any acceleration provision therein), (B) subject to Paragraph 13 below, the fees and expenses incurred by the Oaktree Parties under the terms of the Oaktree Transaction Documents including the fees and expenses of lead and local bankruptcy counsel and one or more financial advisors and/or consultants, including, without limitation, the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Morris, Nichols, Arsht & Tunnell LLP, and Centerview Partners LLC; (C) subject to Paragraph 13 below, the reasonable fees and expenses of Wells Fargo incurred prior to July 31, 2015, in an aggregate amount not to exceed $200,000, including the fees and expenses of Reed

Smith and such other local counsel as were reasonably employed; and (D) the reasonable fees and expenses incurred by Wells Fargo, solely in its capacity as Collateral Agent for the Pari Passu Collateral, including the fees and expenses of Reed Smith and such other local counsel as may be required from August 1, 2015 onward (i) in connection with implementing the liens granted under this Final Order, (ii) maintaining the perfection of prepetition security interests on the Pari Passu Collateral, (iii) defending any Challenge to the validity, extent, or perfection of the liens securing the Pari Passu Collateral, or (iv) monitoring or participating in these Chapter 11 Cases; provided that in no event shall the fees pursuant to this subparagraph (D) exceed (x) $50,000 for any monthly period and (y) $100,000 in connection with confirmation of any plan (which (y) shall be in addition to the amount otherwise available under (x)); for the avoidance of doubt, nothing in this paragraph shall constitute a waiver of or limitation on Wells Fargo’s right to payment of its fees and expenses in full or any of its rights, claims, liens, or security interests under any agreement or applicable law.
•    Procedures for Invoices. The professionals retained by the Oaktree Secured Parties requesting payment from the Debtors pursuant to paragraph 12 of this Final Order and the professionals retained by the DIP Secured Parties requesting payment from the Debtors pursuant to paragraph 5 of this Final Order shall comply with the following procedures. The professional must submit an invoice (redacted for privileges) containing reasonably detailed summary of the work performed and the expenses incurred (which for the avoidance of doubt shall not be required to contain time entries) to the counsel to the Debtors, to the counsel to the Committee, and the U.S. Trustee, each of whom shall have ten (10) business days following receipt of such invoice to object to the invoice in question by providing a written notice setting forth the basis for the objection to the counsel to the Debtors and to the professional whose invoice is being challenged. If no timely objection shall have been received in accordance herewith, the Debtors shall pay such invoice within twelve (12) business days after such professional has delivered such invoice to the

Debtors. If an objection to a professional’s invoice is timely received in accordance herewith, the Debtors shall only be required to pay the undisputed amount of the invoice and the Bankruptcy Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute consensually.
•    Automatic Stay.
•    Without requiring further order from the Bankruptcy Court, the automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit either the DIP Secured Parties to exercise, upon the occurrence and during the continuance of any Event of Default (as defined in the DIP Credit Agreement), all rights and remedies provided for in the DIP Facility Documents (including, without limitation and without prior notice, the right to freeze monies or balances or set off monies or balances in the DIP Loan Disbursement Account, the right to charge default rate of interest and to terminate commitments under the DIP Facility), pursuant to and subject to the terms and conditions set forth therein and in this Final Order, and subject, in the case of Pari Passu Collateral, to the Prepetition Collateral Agency Agreement; provided, however, that prior to the exercise of any remedies against the DIP Collateral (other than those specifically set forth immediately above) or the exercise of its rights under paragraph J(vi) above, the DIP Agent shall be required to provide five (5) business days prior written notice of the occurrence of an Event of Default and its intent to exercise rights under the DIP Facility Documents (such notice, the “Event of Default Notice”) to the Debtors, counsel to the Debtors, counsel to the Committee, counsel to the Prepetition Secured Parties, counsel to certain 10% Noteholders, and the U.S. Trustee. After the DIP Agent has sent the Event of Default Notice, any obligation otherwise imposed on the DIP Secured Parties to provide any additional loans or advances under the DIP Facility shall be immediately suspended subject to Paragraph 14(b) of this Final Order. Notwithstanding the occurrence of an Event of Default, the Maturity Date, and/or termination of the commitments under the DIP Credit Agreement, all of the rights, remedies, benefits and protections provided to the DIP Secured Parties under the DIP Facility Documents and this Final Order shall survive. Upon receiving the Event of Default Notice, the Debtors, the Committee, counsel to certain 10% Noteholders, and the U.S. Trustee shall be entitled to seek an expedited hearing with the Bankruptcy Court.
•    If none of the Debtors, the Committee, or the U.S. Trustee contests the occurrence of an Event of Default within five (5) business days of receiving the Event of Default Notice as provided in the above Paragraph, or if the Bankruptcy Court rules against such party in such contest, (i) the automatic stay under section 362 of the Bankruptcy Code shall be deemed to be lifted and the DIP Secured Parties shall be entitled to exercise all remedies set forth in, and in accordance with, the DIP Facility Documents and applicable law (subject to, with respect to Pari Passu Collateral, the Prepetition Collateral Agency Agreement) including, without limitation, exercise of any stock powers related to the equity owned by the DIP Guarantors in accordance therewith and (ii) the Debtors shall promptly file and diligently prosecute the EOD Sale Procedures Motion (as defined below) and conduct the EOD Sale (as defined below) in a manner that maximizes the value of each of the individual estates of each of the Debtors, which EOD Sale process shall be funded with the DIP Loans and Cash Collateral, subject to a budget to be agreed between the Debtors and the DIP Lenders.
•    The “EOD Sale” shall mean the sale, pursuant to section 363 of the Bankruptcy Code, of such assets of the Debtors, which may include some or all of the equity or assets of the Non-Pari Debtors and their non-debtor affiliates (collectively, such Debtors and affiliates, the “Non-Pari Molycorp Entities”) as determined by the Debtors (after consultation with the DIP Lenders) to ensure that the proceeds of such sale will (in the Debtors’ good faith belief) be sufficient to allow for the repayment of all DIP Obligations in full in cash , which may be accomplished by one or a series of transactions to a single or multiple purchasers. To the extent the EOD Sale contemplates the assumption and assignment of the Oaktree Sale Leaseback Documents, such assumption shall be subject to the satisfaction of the requirements of section 365 of the Bankruptcy Code (including provision of evidence of adequate assurance of future performance to the Oaktree Lessor). The “EOD Sale Procedure Motion” shall mean a motion of the Debtors (developed in consultation with the DIP Lenders), seeking approval of procedures, and a form of purchase agreement in connection with the EOD Sale, which shall provide for separate bids (with purchase price allocation) for the sale (each to the extent included in the EOD Sale) of (x) the equity and/or assets of the of the Pari Passu Debtors (other than Molycorp), (y) the Mountain Pass Equipment, and (z) the equity and/or assets of the Non-Pari Molycorp Entities. Any order approving the EOD Sale shall provide for the proceeds of such sale to be applied to the DIP Claims, the Prepetition Oaktree Claims, and/or the 10% Note Claims in accordance with the priorities established by this Final Order and applicable law. In the event there is a failure of the EOD Sale with respect to the Pari Passu Collateral, such failure shall not preclude the consummation of the remainder of the EOD Sale.

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The Oaktree Purchaser may (as agreed with the Debtors) sell the Mountain Pass Equipment in connection with the EOD Sale, with any proceeds of such sale turned-over to the Oaktree Parties immediately upon consummation of such sale and applied to the Oaktree Sale Leaseback Obligations.

•    Stipulation Clarification. For the avoidance of doubt, nothing in the Interim Order, this Final Order or the DIP Facility Documents shall prevent the Debtors from proposing or prosecuting any chapter 11 plan (including any plan sought to be confirmed under section 1129(b) of the Bankruptcy Code with respect to any Prepetition Secured Party) provided that such plan (i) would indefeasibly pay in full, in cash on the date of its effectiveness all DIP Obligations; and (ii) is not inconsistent with any of the stipulations made by the Debtors in Paragraphs I and J hereof (collectively, the “Oaktree Stipulations”) as to the amount of the Prepetition Oaktree Obligation, and as to the priority, validity, and extent of the Prepetition Oaktree Liens, provided however that notwithstanding the Oaktree Stipulations, the Debtors shall have the right to argue that the Early Payment Premiums and/or Stipulated Loss Value set forth in the Oaktree Stipulations are (a) not payable due to the reinstatement or assumption of the applicable Prepetition Oaktree Obligations or (b) less in amount due to the date used for the calculation thereof; subject to the Oaktree Parties’ ability to argue, for any reason other than the terms of the DIP Orders or the DIP Facility Documents, that the Early Payment Premium and Stipulated Loss Value are payable notwithstanding any such reinstatement or assumption of the applicable Prepetition Oaktree Obligations, and notwithstanding the date of the effectiveness of such plan or the date of repayment of such Prepetition Oaktree Obligations. Further, should any party other than the Debtors prosecute a successful and timely Challenge to the Prepetition Oaktree Obligations, the Debtors shall be permitted to continue to prosecute a chapter 11 plan (or if no chapter 11 plan has been filed, file a chapter 11 plan), consistent with the Bankruptcy Court’s ruling on such Challenge (and any applicable orders of an appellate court) and such actions shall not constitute a default or Event of Default under the DIP Facility.  In addition, to the extent that a party in interest has filed, and obtained standing to pursue on behalf of the estate, a timely Challenge to the Prepetition Oaktree Obligations, the Debtors may propose or may continue to prosecute a plan that incorporates any potential court ruling on or before confirmation of such plan with respect to such Challenge or that defers the resolution of such Challenge until after confirmation of such plan, including, at a minimum, through the establishment of an appropriate reserve.
•    Credit Bid. Subject to the terms of the DIP Facility Documents and the Prepetition Collateral Agency Agreement and in accordance with its rights thereunder, the DIP Agent shall be permitted to credit bid some or all of the outstanding DIP Obligations as consideration in any sale of the DIP Collateral (or any part thereof), without the need for further order of the Bankruptcy Court, and whether that sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise.
•    Modification of the DIP Facility Documents. The DIP Facility Documents may be modified or amended without further order of the Bankruptcy Court so long as such modification or amendment complies with, and is effectuated in accordance with, the DIP Credit Agreement; provided, however, that notice of any material modification or amendment (including any waiver of any Event of Default) shall be provided to counsel for the Committee and the U.S. Trustee, each of which will have five (5) days from the date of delivery of such notice within which to object in writing to such modification or amendment; provided further, however, that if such objection is timely provided, then such modification or amendment shall be permitted only pursuant to an order of the Bankruptcy Court.
•    Modification of Automatic Stay. The automatic stay imposed under Bankruptcy Code section 362 is hereby modified and lifted to the extent necessary to effectuate the terms of this Final Order and the DIP Facility Documents.
•    Binding Effect. The provisions of this Final Order shall be binding upon and inure to the benefit of the DIP Secured Parties, Prepetition Secured Parties, the Debtors and each of the foregoing parties’ respective successors and assigns, including any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this Final Order.
•    Survival. The provisions of this Final Order and any actions taken pursuant hereto shall survive (x) the entry of any order (a) confirming any plan of reorganization in any of the Chapter 11 Cases (and, to the extent not satisfied in full, in cash, the DIP Obligations shall not be discharged by the entry of any such order, or pursuant to section 1141(d)(4) of the Bankruptcy Code, each of the Debtors having hereby waived such discharge), (b) converting any of the Chapter 11 Cases to a chapter 7 case, or (c) dismissing any of the Chapter 11 Cases and (y) the repayment or refinancing of the DIP Obligations. Unless otherwise provided in the DIP Facility Documents, the DIP Liens, DIP Superpriority Claims, Intercompany Superpriority Liens, Prepetition Oaktree Liens, and the Adequate Protection shall continue in full force and effect notwithstanding the entry of any such order, and such claims and liens shall maintain their priority as provided by this Final Order, the DIP Facility Documents and the Prepetition Transaction Documents to the maximum extent permitted by law until all of the DIP Obligations and the Prepetition Obligations are indefeasibly paid in full, in cash, and discharged.
•    Access to the Debtors. In accordance with the provisions of access in the DIP Facility Documents, the Debtors shall (a) permit any representatives, agents and/or employees of the DIP Agent and/or Oaktree and their respective professionals to have reasonable access to their premises and records during normal business hours (without unreasonable interference with the proper operation of the Debtors’ businesses) and (b) cooperate, consult with and provide to such representatives, agents and/or employees all such information, documents and records as they may reasonably request.

•    No Third Party Rights. Except as explicitly provided for herein, this Final Order does not create any rights for the benefit of any party, creditor, equity holder or other entity other than the DIP Agent, the DIP Lenders, the Prepetition Secured Parties, and the Debtors, and their respective successors and assigns.
•    Subsequent Reversal. If any or all of the provisions of this Final Order or the DIP Facility Documents are hereafter modified, vacated, amended or stayed by subsequent order of the Bankruptcy Court or any other court: (a) such modification, vacatur, amendment or stay shall not affect the validity of the DIP Obligations or the Adequate Protection Obligations or the validity, enforceability or priority of the DIP Liens, DIP Superpriority Claims, and the Adequate Protection or other protections authorized or created by this Final Order or the DIP Facility Documents; and (b) the DIP Obligations and the Adequate Protection Obligations shall continue to be governed in all respects by the original provisions of this Final Order and the DIP Facility Documents, and the validity of any obligations, security interests, liens or other protections described in this Paragraph shall be protected by section 364(e) of the Bankruptcy Code.
•    Effect of Dismissal of the Chapter 11 Cases. If the Chapter 11 Cases are dismissed, converted or substantively consolidated, then neither the entry of this Final Order nor the dismissal, conversion or substantive consolidation of these Chapter 11 Cases shall affect the rights of the DIP Secured Parties and the Prepetition Secured Parties (as to Adequate Protection) under their respective documents or this Final Order, and all of the respective rights and remedies thereunder of the DIP Secured Parties and the Prepetition Secured Parties (as to Adequate Protection) shall remain in full force and effect as if the Chapter 11 Cases had not been dismissed, converted or substantively consolidated. Notwithstanding the entry of an order dismissing any of the Chapter 11 Cases at any time, (a) the DIP Liens and the DIP Superpriority Claims granted to and conferred pursuant to this Final Order and the DIP Facility Documents shall continue in full force and effect and shall maintain their priorities as provided in this Final Order until all DIP Obligations shall have been paid and satisfied in full, (b) the Adequate Protection granted to and conferred upon the Prepetition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Final Order until the Adequate Protection Obligations have been satisfied, and (c) the Bankruptcy Court shall retain jurisdiction, notwithstanding such dismissal, for the purpose of enforcing the DIP Liens, the DIP Superpriority Claims, and the Adequate Protection Liens granted in this Final Order and the DIP Transaction Documents. Any hearing on a motion to dismiss any of the Chapter 11 Cases shall require at least twenty (20) days prior notice to counsel to the DIP Agent and the Oaktree Agent.
•    Stipulations Regarding Prepetition Obligations and the Prepetition Liens Binding. The stipulations and admissions contained in this Final Order, including, without limitation, in Paragraphs I and J of this Final Order, shall, subject to the provisions of Paragraph 15 of this Final Order, be binding on the Debtors’ estates and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) and all parties in interest, including, without limitation, any Committee, unless a party has timely commenced a contested matter or adversary proceeding (a “Challenge”) (a) challenging the amount, validity or enforceability of the Prepetition Oaktree Obligations, (b) challenging the perfection or priority of the Prepetition Oaktree Liens, (c) challenging the existence of any DIP Collateral, or (d) otherwise asserting any objections, claims or causes of action (including, without limitation, any actions for preferences, fraudulent conveyances, or other avoidance power claims) against the Oaktree Secured Parties relating to the Prepetition Oaktree Liens, the Prepetition Oaktree Obligations, the Prepetition Oaktree Transactions, or the Oaktree Transaction Documents no later than ninety (90) days after July 8, 2015 (or such later date as the Court may order for cause shown), provided that if the Committee or any other party-in-interest is required to obtain standing derivative of that of the Debtors or their estates to pursue a Challenge, such Challenge shall be deemed timely filed if (x) the Committee or such party-in-interest files a motion seeking such standing (attaching a draft of its complaint) no later than the day that is ninety (90) days after July 8, 2015 (or such later date as the Court may order for cause shown) and (y) the Committee or such party-in-interest obtains such standing and commences the Challenge no later than the day that is one hundred and twenty (120) days after July 8, 2015 (or such later date as the Court may order for cause shown). If no such Challenge is timely commenced as of such dates then, without further order of the Bankruptcy Court, to the extent not theretofore indefeasibly repaid, satisfied, or discharged, as applicable, the claims, liens and security interests of the Oaktree Secured Parties shall, without further order of the Bankruptcy Court, be deemed to be finally allowed (subject to Paragraph 15 of this Final Order) for all purposes in the Chapter 11 Cases and any subsequent Chapter 7 cases and shall not be subject to challenge or objection by any party in interest as to validity, priority, amount or otherwise. Notwithstanding anything to the contrary herein (other than as set forth in Paragraphs I, J, and 15), if no Challenge is timely commenced and sustained, the stipulations contained in Paragraphs I and J of this Final Order shall be binding on the Debtors’ estates, any Committee and all parties in interest. If any such Challenge is timely commenced and/or sustained, the stipulations contained in Paragraphs I and J shall nonetheless remain binding on the Debtors’ estates, any Committee and all parties in interest (other than as set forth in Paragraphs I and J), except to the extent that such stipulations were expressly challenged in such Challenge. Nothing in this Final Order vests or confers on any Person (as defined in the Bankruptcy Code), including any Committee appointed or formed in the Chapter 11 Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any Challenges. For the avoidance of doubt, as to the Debtors, all Challenges (subject to Paragraph 15 of this Final Order) are hereby irrevocably waived and relinquished as of the Petition Date. Also for the avoidance of doubt, to the extent the Chapter 11 Cases are converted to Chapter 7 cases prior to the expiration of the period to file a Challenge, any remaining period shall inure to the benefit of the Chapter 7 trustee appointed in such cases. Nothing in this Final Order shall prevent the Court from fashioning any appropriate remedy in the event of a successful Challenge.
•    Controlling Effect of Final Order. To the extent any provision of this Final Order conflicts with any provision of the Motion, the Interim Order, or any DIP Facility Document, the provisions of this Final Order shall control; provided that liens and claims that arose under the Interim Order shall be deemed to have arisen (and been perfected) as of the date of such Interim Order, to the extent not released in accordance with the terms of the DIP Credit Agreement.
•    Retention of Jurisdiction. Notwithstanding any provision in the DIP Facility Documents or the Prepetition Transaction Documents, the Bankruptcy Court shall retain jurisdiction over all matters pertaining to the implementation, interpretation and enforcement of this Final Order, the DIP Facility or the DIP Facility Documents.
•    Reservation of Rights. Nothing in this Final Order or the transactions contemplated hereby shall waive the rights of the DIP Secured Parties or the Oaktree Secured Parties to (i) object to or contest any proposed financing, plan of reorganization, or other motion proposed by any party in the Chapter 11 Cases, (ii) assert the total amount of the DIP Claims and/or the Prepetition Oaktree Obligations in the Chapter 11 Cases.
•    Cash Management. Notwithstanding the terms of the Interim Order (I) Approving the Continued Use of the Debtors' Cash Management System, Bank Accounts and Business Forms, (II) Permitting Certain Inter-Debtor Transactions, Intercompany Transactions and Setoff and (III) Granting Related Relief or any repayment or refinancing of the DIP Obligations, (a) Minerals and its direct or indirect subsidiaries shall not accept any loans, investments, intercompany advances or other transfers from any Molycorp Entity other than Molycorp; and

(b) Molycorp shall only make loans, investments, intercompany advances or other transfers to Minerals or its direct or indirect subsidiaries from the proceeds of the DIP Loan Disbursement Account (the “Permitted DIP On-Lending”), in the case of each of clause (a) and (b), subject to the Permitted Intercompany Transactions. Permitted DIP On-Lending, Permitted Intercompany Transactions, and the payment of any 10% Notes Adequate Protection Obligations by a Debtor who was not the owner of the Pari Passu Collateral that diminished in value shall give rise to superpriority administrative expense claims (the “Intercompany Superpriority Claims”) pursuant to section 503 and 507 of the Bankruptcy Code, which Intercompany Superpriority Claims shall have priority over any and all administrative expenses of the applicable Debtor, whether heretofore or hereafter incurred, subject and subordinate only to (as applicable) the Carve-Out, the Oaktree Administrative Expense Claims, the 10% Noteholder Administrative Expense Claims, and the DIP Superpriority Claims. Any repayment of Permitted DIP On-Lending to Molycorp shall, until the repayment in full of the DIP Obligations, be deposited in the DIP Loan Disbursement Account. A Non-Pari Debtor (other than Magnequench, Inc.) shall not engage in intercompany transfers of cash unless such Debtor is current with respect to payment of its postpetition administrative claims.
•    Certain Sureties. Nothing in this Final Order or the DIP Facility shall in any way prime or affect the rights of Ironshore Indemnity, Inc., Lexon Insurance Co. and Bond Safeguard Insurance Co., and/or their successors and/or assigns (collectively, the “Sureties”), as to (a) that certain BNY Mellon Capital Markets LLC brokerage account ending in account number 1212, (b) any substitutions or replacements of said account (including accretions to and interest earned on such account), and (c) any letters of credit related to such account or related to the indemnity, collateral trust, or related agreements between a Surety and any of the Debtors (collectively (a) to (c), the “Sureties Assets”). Nothing in this Final Order shall affect the rights of the Sureties under any indemnity, collateral trust, or related agreements between a Surety and any of the Debtors as to the Sureties Assets.

•    The Debtors shall provide all reporting required by section 5.1 of the DIP Credit Agreement to the Committee at the same time it is provided to the DIP Agent.

Dated: July 24, 2015
/s/ Christopher S. Sontchi
The Honorable Christopher S. Sontchi
United States Bankruptcy Judge

EXHIBIT H
TO CREDIT AGREEMENT

CASH FLOW FORECAST
(See attached)

EXHIBIT I
TO CREDIT AGREEMENT

CASH MANAGEMENT ORDER
(See attached)

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

------------------------------------------------------------- In re MOLYCORP, INC., et al., [18] Debtors ---------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 15-11357 (CSS) (Jointly Administered) Ref. Docket Nos. 14 and 90

FINAL ORDER (I) APPROVING THE CONTINUED USE OF THE DEBTORS' CASH MANAGEMENT SYSTEM, BANK ACCOUNTS AND BUSINESS FORMS, (II) PERMITTING CERTAIN INTER-DEBTOR TRANSACTIONS, INTERCOMPANY TRANSACTIONS AND SETOFF AND (III) GRANTING RELATED RELIEF
This matter coming before the Court on the Motion of the Debtors for an Order (I) Approving the Continued Use of the Debtors' Cash Management System, Bank Accounts and Business Forms, (II) Permitting Certain Inter-Debtor Transactions, Intercompany Transactions and Setoff and (III) Granting Other Related Relief (the "Motion"), filed by the above-captioned debtors (collectively, the "Debtors"); the Court having reviewed the Motion and the First Day Declaration and having considered the statements of counsel and the evidence adduced with

18
The Debtors are the following 21 entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): Molycorp, Inc. (1797); Industrial Minerals, LLC; Magnequench, Inc. (1833); Magnequench International, Inc. (7801); Magnequench Limited; Molycorp Advanced Water Technologies, LLC (1628); MCP Callco ULC; MCP Canada Holdings ULC; MCP Canada Limited Partnership; MCP Exchangeco Inc.; Molycorp Chemicals & Oxides, Inc. (8647); Molycorp Luxembourg Holdings S.à r.l.; Molycorp Metals & Alloys, Inc. (9242); Molycorp Minerals Canada ULC; Molycorp Minerals, LLC (4170); Molycorp Rare Metals Holdings, Inc. (4615); Molycorp Rare Metals (Utah), Inc. (7445); Neo International Corp.; PP IV Mountain Pass, Inc. (1205); PP IV Mountain Pass II, Inc. (5361); RCF IV Speedwagon Inc. (0845). Molycorp’s United States headquarters is located at 5619 DTC Parkway, Suite 1000, Greenwood Village, Colorado, 80111.

19	Capitalized term not otherwise defined herein shall have the meaning given to them in the Motion.

respect to the Motion at a hearing before the Court (the "Hearing"); and the Court having found that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012, (ii) venue is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409, (iii) this is a core proceeding pursuant to 28 U.S.C. § 157(b), (iv) no trustee or examiner having been appointed in these chapter 11 cases, (v) on July 8, 2015, the U.S. Trustee having appointed the Official Committee of Unsecured Creditors (the "Committee") in the above-captioned case [Docket No. 152]; (vi) notice of the Motion and the Hearing was sufficient under the circumstances, (vii) cause exists, within the meaning of section 345(b) of the Bankruptcy Code to grant an interim waiver to continue their Deposit Guidelines and (viii) good cause exists to waive the fourteen-day stay imposed by Bankruptcy Rule 6004(h) to the extent it is applicable; after due deliberation the Court having determined that approval of the relief requested in the Motion on a final basis is in the best interests of the Debtors, their estates and their creditors; and good and sufficient cause having been shown;
IT IS HEREBY ORDERED THAT:
1.    The Motion is GRANTED as set forth herein.
The Debtors are authorized to: (i) maintain the Cash Management System in substantially the same form as described in the Motion; (ii) implement ordinary course changes to their Cash Management System; and (iii) open and close bank accounts; provided, however, that the Debtors give notice to the Office of the United States Trustee and the Committee in these chapter 11 cases within fifteen (15) days of opening or closing a bank account. Any new domestic bank account opened by the Debtors shall be established at a Bank on the list of authorized bank depositories for the District of Delaware.

The Debtors are authorized to continue to use the Bank Accounts under existing account numbers without interruption; provided, however, that no checks issued against the Bank Accounts prior to the commencement of these chapter 11 cases shall be honored, except as otherwise authorized by an order of this Court and directed by the Debtors.
The Debtors shall not be required to include the legend "D.I.P." and the corresponding bankruptcy case number on checks or business forms, provided that within 30 days of the entry of the Interim Order (I) Approving the Continued Use of the Debtors' Cash Management System, Bank Accounts and Business Forms, (II) Permitting Certain Inter-Debtor Transactions, Intercompany Transactions and Setoff and (III) Granting Related Relief [Docket No. 90] (the "Interim Order"), the Debtors will program their information technology systems and obtain bank approval to have the Debtors' existing check stock printed with the designation "Debtors in Possession."
The Debtors' domestic Bank Accounts are in compliance with the requirement of section 345(b) of the Bankruptcy Code. With respect to the Debtors' domestic Bank Accounts, the Debtors shall comply with Local Rule 4001-3 solely as it relates to the deposit or investment of funds.
The Banks are authorized to accept and honor all representations and directions from the Debtors as to which checks, drafts, wires or ACH transfers should be honored or dishonored consistent with any order of this Court and governing law, whether such checks, drafts, wires or ACH Transfers are dated prior to, on, or subsequent to the Petition Date. The Banks shall not be liable to any party on account of: (i) following the Debtors' instructions or representations as to any order of this Court or (ii) the honoring of any prepetition check or item in a good faith belief that the Court has authorized such prepetition check or item to be honored. Except for those checks, drafts, wires or ACH payments that are authorized or required to be honored under an order of the Court, no Debtor shall instruct or request any Bank to pay or honor any check, draft or other payment item issued on a Bank Account prior to the Petition Date but presented to such Bank for payment after the Petition Date.
The Banks are authorized to debit the Bank Accounts in the ordinary course of business without further order of the Court for: (i) all checks drawn on the Bank Accounts which are cashed at such Bank's counters or exchanged for cashier's checks by the payees thereof prior to the Petition Date; (ii) all checks or other items deposited in one of Debtors' accounts with such Bank prior to the Petition Date which have been dishonored or returned unpaid for any reason, together with any fees and costs in connection therewith, to the same extent the Debtors were responsible for such items prior to the Petition Date; and (iii) all Bank Fees (but with respect to prepetition fees, solely to the extent that the applicable Bank Accounts had sufficient funds on deposit on the Petition Date to cover any such Bank Fees), including undisputed prepetition amounts outstanding as of the date hereof, if any, owed to any Banks as service charges for the maintenance of the Cash Management System. In addition, those certain existing deposit agreements between the Debtors and their existing depository and disbursement Banks shall continue to govern the postpetition cash management relationship between the Debtors and the Banks, and all of the provisions of such agreements, including, without limitation, the termination and fee provisions, shall remain in full force and effect; provided, however, that nothing in this Order shall authorize Wells Fargo Bank to terminate the applicable agreements without an order of the Court.
For Banks located outside of the United States, (i) the Debtors shall file with their monthly operating reports the most recent bank balances of each such account in U.S. dollars, and attach the most recent monthly statements of such accounts and (ii) the requirements of Section 345(b) of the Bankruptcy Code shall be waived with respect to such Bank Accounts.

The Debtors are authorized, from and after the Petition Date, to continue to engage in Inter-Debtor Transactions and Intercompany Transactions in the ordinary course of the Debtors' businesses, including Intercompany Transactions with the Non-Debtor Affiliates. The Debtors shall provide the Committee and advisors to the DIP Agent and DIP Lenders and Kramer, Levin, Naftalis & Frankel LLP and Houlihan Lokey Capital, Inc., as advisors to a group of the Debtors' senior secured noteholders, with weekly reports of the outstanding amounts owed by each Non-Debtor Affiliate to any of the Debtors for Intercompany Transactions.  The Committee shall have the right, upon prior written notice to the Debtors, to request a hearing in the Bankruptcy Court to determine whether the Debtors should be permitted to engage in any further Intercompany Transactions with one or more of the Non-Debtor Affiliates and/or the terms (which terms shall not be on terms not permitted by the Final DIP Order) on which such further transactions shall be permitted, provided that the Committee shall request such a hearing only if, in its reasonable judgment, the total outstanding amounts owed by the Non-Debtor Affiliates materially and adversely  affect the rights of the unsecured creditors represented by the Committee.  The Debtors will not object to any request for such a hearing so long as the Committee provides the Debtors with a least five calendar days’ notice of the hearing. All Inter-Debtor Claims held by a Debtor against another Debtor arising from postpetition Inter-Debtor Transactions shall be entitled to administrative expense priority pursuant to section 503(b)(1) of the Bankruptcy Code. All Intercompany Claims held by a Debtor or Non-Debtor Affiliate against a Debtor arising from postpetition Intercompany Transactions shall be entitled to administrative expense priority pursuant to section 503(b)(1) of the Bankruptcy Code. Notwithstanding anything herein, Permitted DIP On-Lending and Permitted Intercompany Transactions shall give rise to Intercompany Superpriority Claims pursuant to section 503 and 507 of the Bankruptcy Code, which Intercompany Superpriority Claims shall have priority over any and all administrative expenses of the applicable Debtor, whether heretofore or hereafter incurred, subject and subordinate only to (as applicable) the Carve-Out, the Oaktree Administrative Expense Claims, the 10% Noteholder Administrative Expense Claims, and the DIP Superpriority Claims (each as defined in the Final Order Pursuant to Sections 105, 361, 362, 363, 364, 365 and 507 of the Bankruptcy Code: (I) Authorizing Debtors to Obtain Superpriority Secured Debtor in Possession Financing; (II) Authorizing Debtors to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Secured Parties; and (IV) Granting Related Relief [Docket No. ____]) (the "Final DIP Order"). Any repayment of Permitted DIP On-Lending to Molycorp shall, until the repayment in full of the DIP Obligations, be deposited in the DIP Loan Disbursement Account (each as defined in the Final DIP Order). In connection therewith, the Debtors shall continue to maintain current records with respect to all transfers of cash so that all transactions, including Inter-Debtor Transactions and Intercompany Transactions, may be readily ascertained, traced, and recorded properly on applicable intercompany accounts. The Debtors shall provide reasonable access to such records and procedures to the Committee. Absent further order of the Court, the Debtors shall not make postpetition intercompany loans to Non-Debtor Affiliates. [HANDWRITTEN NOTE: A Non-Pari Debtor (other than Magnequench, Inc.) shall not engage in intercompany transfers of cash unless such Debtor is current with respect to payment of its postpetition administration claims.] The relief described in this paragraph shall be subject in all respects to the Final DIP Order approving the Revised Oaktree DIP Facility (each as defined in that certain Supplement to the Motion of the Debtors for Interim and Final Orders Pursuant to Sections 105, 361, 362, 363, 364, 365 and 507 of the Bankruptcy Code: (I) Authorizing Debtors to Obtain Superpriority Secured Debtor in Possession Financing; (II) Authorizing Debtors to Use Cash Collateral; (III) Granting Adequate Protection

to Prepetition Secured Parties; (IV) Scheduling a Final Hearing; and (V) Granting Related Relief [Docket No. 173]).
Pursuant to sections 553 and 558 of the Bankruptcy Code, the Debtors are authorized, in the Debtors' sole discretion, to (a) set off mutual prepetition obligations relating to Intercompany Transactions through the Cash Management System and (b) set off mutual postpetition obligations relating to Intercompany Transactions through the Cash Management System; provided, however, that the Debtors shall provide the Committee five (5) days notice (the "Notice Period") prior to any set off of mutual prepetition obligations relating to Intercompany Transactions through the Cash Management System (the "Proposed Transaction"). The Committee may object to the Proposed Transaction before the expiration of the Notice Period. To the extent any objection of the Committee cannot be resolved, the Debtors and the Committee reserve their rights to bring such issue to this Court for determination, pending which the Debtors shall not proceed with the Proposed Transaction.
Notwithstanding the Debtors' use of a consolidated Cash Management System, the Debtors shall calculate their quarterly fees under 28 U.S.C. § 1930(a)(6) based on the disbursements of each Debtor, regardless of which Debtors' bank account the disbursement is drawn from.
For Banks at which the Debtors hold Bank Accounts that are party to an Uniform Deposit Agreement with the United States Trustee for the District of Delaware, within fifteen (15) days of entry of the Interim Order, the Debtors shall (a) contact each Bank, (b) provide each Debtors' employer identification number and (c) identify each account held by a Debtor at such Bank.
For domestic banks at which the Debtors hold accounts that are not party to a Uniform Depository agreement with the Office of the United States Trustee for the District of

Delaware, the Debtors shall use their good-faith efforts to cause the banks to execute a Uniform Depository agreement in a form prescribed by the Office of the United States Trustee within forty-five (45) days of the date of the Interim Order. The U.S. Trustee's rights to seek further relief from this Court on notice in the event that the aforementioned banks are unwilling to execute a Uniform Depository Agreement in a form prescribed by the U.S. Trustee are fully reserved.
Notwithstanding the relief granted in this Order, any actions taken pursuant to such relief, and any prepetition policy, internal arrangement, or agreement among the Debtors or their non-Debtor affiliates, nothing in this Order shall be deemed: (a) an admission as to the validity or amount of any claim against a Debtor entity; (b) a waiver of any party in interest's rights to dispute any claim on any grounds; (c) a promise or requirement to pay any claim; (d) an implication or admission that any particular claim is of a type specified or defined in this Order or the Motion; (e) a request or authorization to assume any agreement, contract or lease pursuant to section 365 of the Bankruptcy Code; or (f) a waiver or limitation of the Debtors' or any party in interest's rights under the Bankruptcy Code or any other applicable law, including with respect to the validity or recharacterization of any intercompany claims among the Debtors.
This Order shall be immediately effective and enforceable upon its entry. To the extent that it may be applicable, the fourteen-day stay imposed by Bankruptcy Rule 6004(h) is hereby waived.
The Debtors are hereby authorized to take such actions and to execute such documents as may be necessary to implement the relief granted by this Order.
This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation and/or interpretation of this Order.

Dated: July 22, 2015 Wilmington, Delaware	/s/ Christopher S. Sontchi CHRISTOPHER S. SONTCHI UNITED STATES BANKRUPTCY JUDGE